                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement            [_] Confidential, for Use of the
                                               Commission Only (as permitted by
[X] Definitive Proxy Statement                 Rule 14a-6(e)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                           LAW COMPANIES GROUP, INC.
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No Filing Fee Required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

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    (2) Aggregate number of securities to which transaction applies:

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    --------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

    --------------------------------------------------------------------------

    (5) Total fee paid:

    --------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

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    (2) Form, Schedule or Registration Statement No.:

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    (3) Filing Party:

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    (4) Date Filed:

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Notes:

                      [LOGO OF LAW COMPANIES GROUP, INC.]

                              April 10, 1997

Dear Shareholder:

  We are pleased to enclose proxy materials for the Annual Meeting of Shareholders to be held May 6, 1997. This year's Annual Meeting is extraordinarily important to the future of our Company. At the Meeting, shareholders will vote upon proposals related to a contemplated $10 million investment in preferred stock, and warrants and options to acquire common stock, of the Company, by Virgil R. Williams and James M. Williams, Jr., brothers who are leaders in Atlanta's business community, and who control Williams Group International, Inc., a construction, facilities maintenance, and environmental engineering firm. Complete information concerning the preferred stock, warrants and stock options to be issued in the Williams transaction, as well as accompanying changes in our capital structure and corporate governance provisions, is contained in the accompanying proxy statement. We urge you to review it carefully.

  You should know that the Williams transaction was approved by the Board of Directors following a nine-month exploration of a broad range of strategic alternatives, in which the Company was assisted by its independent financial advisor, Alex. Brown & Sons Incorporated. The investment of $10 million in equity capital should increase the financial strength and stability of the Company and will allow the Company to rely less on short-term bank financing and its attendant restrictions and focus more on long-term growth initiatives and operations integration of both our United States and our international businesses. In addition, your management team believes that the stability offered by a deeper equity base will enable the Company to have more flexibility in dealing with its senior lenders, to address operating improvement opportunities and to maintain and broaden relationships with its customers, employees and suppliers as a result of these constituencies' increased confidence in the Company's stability and of the Company's enhanced flexibility to service particular needs. Even though the Company has experienced improved results of operations in 1996, without the Williams transaction, the Company would have less operating flexibility to pursue these initiatives, negotiate longer term senior credit facilities or, ultimately, to withstand the adverse impact of a recession or downturn in the engineering and consulting industry.

  In short, the proposed Williams transaction will bolster the Company's capital structure and we believe it should provide much improved opportunities to enhance shareholder value. Without the transaction, the Company would be more constrained in the near term in pursuing the long-range growth opportunities available to us. The Board of Directors believes that the Williams transaction is the best equity infusion alternative available to the Company and recommends that you vote in favor of it.

  Also at the Annual Meeting, you will be asked to consider and vote upon the election of thirteen directors, certain of whom have agreed to resign upon the completion of the Williams transaction in order to create sufficient vacancies on the Board for the designation of six directors by Virgil R. Williams and James M. Williams, Jr., as contemplated in the transaction. The remaining Board will be composed of six directors elected by you and a seventh director nominated by your six directors and approved by the directors designated by Virgil R. Williams and James M. Williams, Jr. (which approval may not be unreasonably withheld). In addition, you will be asked to consider and vote upon a proposal to increase the aggregate number of shares of Common Stock which may be sold under the Company's Stock Option Plan from 375,000 to 500,000, to enable the Company to have a greater number of options available for grant as an incentive to promote this continued strengthening and the growth of the Company.

  We strongly urge your favorable vote on the Williams transaction and the other proposals in the proxy statement.
                                          Sincerely yours,

                                          /s/ Bruce C. Coles
                                          ---------------------------------
                                          Bruce C. Coles
                                          Chief Executive Officer, President
                                          and
                                          Chairman of the Board

                           LAW COMPANIES GROUP, INC.
                              114 Townpark Drive
                            Kennesaw, Georgia 30144
                                 ------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 6, 1997
                                 ------------

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Meeting") of Law Companies Group, Inc., a Georgia corporation (the "Company"), will be held on May 6, 1997, at 4:00 p.m., local time, at The Carter Center, One Copenhill Avenue, N.E., 453 Freedom Parkway, Atlanta, Georgia 30307, for the following purposes:

PROPOSAL NO. 1

  To consider and vote upon the approval of the following interrelated proposals (the approval of each of which is necessary to consummate the transactions contemplated thereby):

  a) approval of the Securities Purchase Agreement dated as of March 21, 1997 by and among Virgil R. Williams and James M. Williams, Jr.
     (collectively, "Investor") and the Company (the "Securities Purchase Agreement") and the transactions contemplated thereby, which includes approval of

    (i) the issuance to Investor, or any permitted transferee of Investor as contemplated by the Securities Purchase Agreement whether prior to or following the closing of the Securities Purchase Agreement (the "Closing"), of a number of shares of a newly created preferred stock (the "Preferred Stock") equal to one-half of the shares of the Company's Common Stock par value $1.00 per share (the "Common Stock") and common stock equivalents for an aggregate of approximately one-third of such Common Stock and common stock equivalents issued and outstanding at the Closing, together with warrants exercisable for a period of twelve (12) years from Closing to purchase the same number of shares of Common Stock.

    (ii) execution of the stock option agreements between the Company and Investor pursuant to which the Company grants Investor the right to purchase up to 900,000 shares of Common Stock of the Company and an option to purchase additional shares of Common Stock representing one-half of the number of shares subject to any incentive stock options granted as of the closing of the Securities Purchase Agreement, by the Company to certain optionholders, exercisable when and if such incentive stock options are exercised;

    (iii) execution of the preferred shareholder agreement between the Company and Investor providing for any future disposition of the shares of the Preferred Stock that Investor receives in connection with the transactions contemplated by the Securities Purchase Agreement and certain other matters; and

    (iv) execution of the registration rights agreement between the Company and Investor providing for the registration of shares of Common Stock that Investor receives in connection with the transactions contemplated by the Securities Purchase Agreement.

(such approval of the Securities Purchase Agreement contemplating and being conditioned upon approval of the following items (1)(b) and (1)(c));

  b) approval of a proposed amendment and restatement to the Company's Third Restated Articles of Incorporation (the "Articles"), which creates, and sets forth the terms of, a new class of preferred stock authorized to be issued pursuant to the Securities Purchase Agreement, and makes other significant changes in such Articles; and

  c) approval of a proposed amendment to the Company's Bylaws to set forth certain financial goals of the Company and certain rights, powers and limitations of the directors designated by the holders of Preferred Stock.

PROPOSAL NO. 2

  To consider and vote upon a proposal to amend the Company's 1990 Stock Option Plan to increase the maximum number of shares of Common Stock that may be issued and sold thereunder from 375,000 to 500,000.

PROPOSAL NO. 3

  To elect a Board of thirteen (13) directors of the Company to serve until the next Annual Meeting or until their successors are duly elected and qualified;

  To consider and take action upon any other business as may properly come before the Meeting or any postponements or adjournments thereof;

all as set forth in the Proxy Statement accompanying this Notice.

  Only holders of record of Common Stock as of the close of business on April 15, 1997 are entitled to notice of, and to vote at, the Meeting and any postponement or adjournment thereof.

                                          By Order of the Board of Directors,

                                          /s/ Darryl B. Segraves
                                          ---------------------------------
                                          Darryl B. Segraves
                                          Executive Vice President, Secretary
                                          and General Counsel

Kennesaw, Georgia

April 10, 1997


                                   IMPORTANT

   WHETHER OR NOT YOU PLAN TO ATTEND IN PERSON, PLEASE VOTE BY MEANS OF THE ENCLOSED PROXY CARD THAT YOU ARE REQUESTED TO SIGN, DATE AND RETURN AS SOON AS POSSIBLE IN THE ENCLOSED ENVELOPE SO THAT WE MAY BE ASSURED OF A QUORUM TO TRANSACT BUSINESS. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

                           LAW COMPANIES GROUP, INC.
                              114 TOWNPARK DRIVE
                            KENNESAW, GEORGIA 30144

                                PROXY STATEMENT

  This Proxy Statement and the accompanying proxy card are being furnished to the shareholders of Law Companies Group, Inc., a Georgia corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board") for use at the Annual Meeting of Shareholders (the "Meeting") to be held on May 6, 1997 at 4:00 p.m., local time, at The Carter Center, One Copenhill Avenue, N.E., 453 Freedom Parkway, Atlanta, Georgia 30307, or at any postponement or adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. The Proxy Statement and accompanying proxy card are first being mailed or otherwise distributed to shareholders on or about April 10, 1997. All share information set forth herein reflects the four for one stock split effected in the form of a dividend on December 31, 1991.

  Holders of record of outstanding shares of the Company's common stock, par value $1.00 per share (the "Common Stock") at the close of business on April 15, 1997 (the "Record Date") are entitled to notice of and to vote at the Meeting. Each shareholder is entitled to one vote for each share of Common Stock held on the Record Date. On the Record Date, there were 1,894,797 shares of Common Stock outstanding.

  Shares of Common Stock cannot be voted at the Meeting unless the owner is present or represented by proxy. A proxy may be revoked at any time before it is voted by (1) giving written notice of revocation to the Secretary of the Company, (2) executing and delivering to the Company at the address shown above a new proxy bearing a later date, or (3) attending the Meeting and voting in person. All properly executed proxies, unless previously revoked, will be voted at the Meeting or at any postponement or adjournment thereof in accordance with the directions given.

  With respect to the election of Directors, shareholders of the Company voting by proxy may vote in favor of the nominees, may withhold their vote for the nominees, or may withhold their vote as to specific nominees. The Board does not intend to present and knows of no others who intend to present at the Meeting any matter of business other than those matters set forth in the accompanying Notice of Annual Meeting of Shareholders. However, should any such other matters (including shareholder proposals omitted from this proxy statement in accordance with the rules and regulations of the Securities and Exchange Commission ("SEC")) properly come before the Meeting, it is the intention of the persons named in the enclosed proxy to vote the proxy in accordance with their best judgment.

  At the Meeting, inspectors of election will determine the presence of a quorum and tabulate the results of the voting by shareholders. A majority of the outstanding shares of Common Stock must be present in person or by proxy at the Meeting in order to have the quorum necessary for the transaction of business. Abstentions will be counted for purposes of determining the presence of a quorum at the Meeting. Proposal One, the approval of the Securities Purchase Agreement and the transactions contemplated thereby, requires for its approval the favorable vote of the majority of outstanding shares of Common Stock entitled to vote thereon. Proposal Two, an amendment to the Company's Stock Option Plan, requires for its approval the vote of the majority of the shares of Common Stock voted in person or by proxy at the Meeting in favor of the proposal. Proposal Three, the election of directors, requires for its approval a plurality of the vote of the shares of Common Stock voted in person or by proxy at the Meeting. Thus, an abstention from voting by a shareholder on Proposal One has the same effect as a vote "Against" such proposal while an abstention from voting by a shareholder on Proposals Two and Three has no effect. The Company's shares are owned of record and beneficially primarily by employees of the Company, its subsidiaries and affiliates; accordingly, the Company receives no "broker non-votes."

  A proxy card is enclosed for your use. YOU ARE SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS TO COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD IN THE ACCOMPANYING ENVELOPE.

PROPOSAL NO. 1

  The Company has entered into a Securities Purchase Agreement dated as of March 21, 1997 (the "Securities Purchase Agreement") with Virgil R. Williams and James M. Williams, Jr. (collectively, "Investor"). At the Meeting, shareholders will be asked to approve the following three interrelated items (the approval of each of which is necessary to consummate the transactions contemplated by the Securities Purchase Agreement (the "Equity Investment")):

  (a) approval of the Securities Purchase Agreement and the transactions contemplated thereby which includes approval of:

    (i) the issuance of securities to Investor, or any permitted transferee of Investor as contemplated by the Securities Purchase Agreement whether prior to or following closing;

    (ii) execution of the stock option agreements between the Company and Investor pursuant to which the Company will grant Investor the right to purchase up to 900,000 (declining to 200,000 over time) shares of Common Stock and the option to purchase additional shares of Common Stock representing one-half of the number of shares subject to any incentive stock options granted as of the closing of the Equity Investment by the Company to certain optionholders, exercisable when and if such incentive stock options are exercised;

    (iii) execution of the preferred shareholder agreement between the Company and Investor providing for future disposition of the shares of the preferred stock that Investor receives in connection with the transactions contemplated by the Securities Purchase Agreement and certain other matters; and

    (iv) execution of the registration rights agreement between the Company and Investor providing for the registration of shares of Common Stock that Investor receives in connection with the transactions contemplated by the Securities Purchase Agreement.

(such approval of the Securities Purchase Agreement contemplating and being conditioned upon the approval of the following items (b) and (c));

  (b) approval of a proposed amendment and restatement to the Company's Third Restated Articles of Incorporation, as amended (the "Articles") which, among other things, creates, and sets forth the terms of a new class of preferred stock authorized to be issued in connection with the Equity Investment; and

  (c) approval of a proposed amendment to the Company's Bylaws to set forth certain financial goals of the Company and certain rights, powers and limitations of the directors designated by the holders of Preferred Stock.

  Consummation of the Equity Investment is conditioned upon the approval of each of the foregoing items (which collectively constitute the "Equity Investment Proposal") and none of the items will be implemented unless all such items are approved by the shareholders.

  Pursuant to the Securities Purchase Agreement, among other things, Investor has agreed to purchase at the closing of the Securities Purchase Agreement, for an aggregate purchase price of $10,000,000: (a) a number of shares of a newly created class of Cumulative Convertible Redeemable Preferred Stock (the "Preferred Stock") equal to one-half of the shares of Common Stock and common stock equivalents for an aggregate of approximately one-third of such Common Stock and common stock equivalents issued and outstanding at the closing of the Equity Investment (the "Equity Investment Closing"), together with warrants to purchase the same number of shares of Common Stock; (b) an option to purchase up to 900,000 (declining to 200,000 over time) shares of Common Stock; and (c) options to purchase additional shares of Common Stock representing one-half of the number of shares subject to any incentive stock options granted as of the Equity Investment Closing by the Company to certain optionholders, exercisable when and if such incentive stock options are exercised (the "Plan Options"). However, Investor, for a period of four years from the consummation of the Equity Investment, may not acquire more than 50% of the outstanding shares of Common Stock without the approval of the Directors elected by the holders of Common Stock.

  The Preferred Stock is being created to implement both the economic terms of the investment by Investor and to incorporate as a part of the Articles and Bylaws certain corporate governance provisions, summarized below, which are contemplated by the Securities Purchase Agreement. Specifically, the terms of the Preferred Stock incorporate the rights of Investor to designate six members of a thirteen member Board and to approve a seventh member nominated by the six directors elected by the holders of the Common Stock (which approval may not be unreasonably withheld). The terms and conditions of the Preferred Stock are more fully described in this Proxy Statement.

  In connection with the Securities Purchase Agreement, the Company will enter into a Stock Option Agreement with Investor (the "Stock Option Agreement"). Pursuant to the Stock Option Agreement, the Company will grant Investor the option to purchase up to 900,000 (declining to 200,000 over time) shares of Common Stock at an exercise price equal to $16.50 per share from July 1, 1997 through June 30, 1998, $20.00 from July 1, 1998 through June 30, 1999, $24.50 from July 1, 1999 through June 30, 2000, $29.00 from July 1, 2000 through June 30, 2001 and $33.00 from July 1, 2001 until December 31, 2006. In each year in which the entire option has not been exercised in full, the number of shares available for exercise for the following year shall be reduced (but in no event to be less than 200,000) as more fully described in this Proxy Statement. In connection with the Securities Purchase Agreement, Investor will receive the Plan Options pursuant to an additional option agreement (the "Plan Option Agreement").

  Assuming no shares of Common Stock are redeemed by the Company between the date of the Securities Purchase Agreement and the date of issuance of the Preferred Stock other than as a result of a contractual obligation to which the Company is subject, Investor would own approximately 33% of the issued and outstanding stock of the Company upon such closing.

  If the Company shareholders fail to approve the Equity Investment or the Company is otherwise unable to complete the Equity Investment, the Company will be severely constrained in its efforts to pursue long-term growth initiatives. Without the Equity Investment, the Company would have less operating flexibility to pursue such initiatives, to negotiate more favorable or longer-term senior credit facilities, or ultimately, to successfully respond to the adverse impact of an economic recession or a downturn in the engineering and consulting industry within the next three years. There can be no assurance that the Company will be able to complete the Equity Investment.

  The consummation of the Equity Investment and the related matters being submitted for shareholder approval, including, among other things, the amendment and restatement of the Articles and certain amendments to the Bylaws, are subject to certain conditions all as described in this Proxy Statement. The items being submitted for shareholder approval comprising the Equity Investment Proposal include the approval of (i) the Securities Purchase Agreement and the transactions contemplated thereby, (ii) a proposed amendment to and restatement of the Articles ("Restated Articles") to provide for a series of preferred stock to be issued pursuant to the Securities Purchase Agreement and to effect certain other significant changes in the Articles, and
(iii) a proposed amendment to the Company's Bylaws to set forth certain financial goals of the Company and certain rights, powers and limitations of the directors designated by the holders of Preferred Stock (the "Bylaws Amendment").

  THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" EACH ITEM THAT IS PART OF THE EQUITY INVESTMENT PROPOSAL. IF ANY ONE OF THE THREE ITEMS THAT ARE PART OF THE EQUITY INVESTMENT PROPOSAL IS NOT APPROVED BY THE REQUISITE SHAREHOLDER VOTE, THEN NONE OF THE ITEMS WILL BE IMPLEMENTED.

PROPOSALS NO. 2 AND NO. 3

  Also at the Meeting, shareholders will be asked to consider and to vote upon the election of thirteen (13) directors, certain of whom have agreed to resign upon the consummation of the Equity Investment to create sufficient vacancies on the Board for the designation of six directors by Investor as contemplated in the Equity Investment. In addition, you will be asked to consider and vote upon a proposal to amend the Company's Stock Option Plan (the "Plan") to increase the aggregate number of shares of Common Stock authorized for issuance under such plan by 125,000 shares (the "Stock Option Amendment").

  THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE ELECTION OF THIRTEEN (13) DIRECTORS AND "FOR" THE STOCK OPTION AMENDMENT.

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
THE EQUITY INVESTMENT PROPOSAL...........................................   7
  The Equity Investment..................................................   7
  Information Regarding the Investor.....................................  11
  Background of the Equity Investment....................................  11
  Reasons of the Company for Engaging in the Equity Investment...........  15
  Opinion of Alex. Brown, Financial Advisor..............................  16
  Certain Rights to be Granted to Investor...............................  20
  Termination............................................................  21
  Restated Articles and Terms of Preferred Stock.........................  22
  Modifications of Common Stock and Effects of Issuance of Preferred
   Stock.................................................................  25
  General Effects and Reasons for Modifications of Common Stock..........  26
  Bylaws Amendment.......................................................  27
  Use of Proceeds........................................................  27
  Capitalization.........................................................  28
  Effect of the Equity Investment Proposal...............................  28
  Diminished Ability to Sell the Company and to Raise Additional
   Preferred Equity Capital..............................................  28
  Anti-Takeover Statutes.................................................  29
  No Dissenters' Rights..................................................  30
  Vote Required for Approval.............................................  30
APPROVAL OF THE STOCK OPTION PLAN AMENDMENT..............................  30
  Administration.........................................................  30
  Common Stock Subject to Plan...........................................  30
  Eligibility............................................................  30
  Plan Benefits..........................................................  31
  Option Rights..........................................................  31
  Federal Income Tax Consequences........................................  32
  Amendment..............................................................  32
  Miscellaneous..........................................................  33
  Vote Required for Approval.............................................  33
ELECTION OF DIRECTORS....................................................  34
  Board of Directors Following the Equity Investment.....................  34
  Board of Directors Upon Completion of the Equity Investment............  34
  Board of Directors at the Annual Meeting...............................  34
  Present Board of Directors Including Nominees for Reelection...........  35
  Background of Nominees and Preferred Director-Designees................  35
COMMITTEES OF THE BOARD..................................................  37
  Finance and Audit Committee............................................  37
  Compensation Committee.................................................  37
  Human Resources Development Committee..................................  37
  Nominating Committee...................................................  37
COMPENSATION OF DIRECTORS................................................  38
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...........  38
MANAGEMENT COMPENSATION..................................................  39
  Summary Compensation Table.............................................  39
  Employment Contracts and Termination of Employment Arrangements........  40
  Option Grants During 1996..............................................  40
  Options Exercised During 1996 and Year End Option Values...............  40
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION..............  41
REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION...............  41

                                                                          PAGE
                                                                          ----
  Chief Executive Officer................................................  41
  Salary.................................................................  41
  Bonus..................................................................  41
  Management Incentive Plan..............................................  42
  Equity.................................................................  42
  Internal Revenue Code Section 162M.....................................  42
PENSION AND RETIREMENT BENEFITS..........................................  42
STOCK PERFORMANCE GRAPH..................................................  44
INDEPENDENT AUDITORS.....................................................  44
SHAREHOLDER PROPOSALS....................................................  45
OTHER BUSINESS...........................................................  45
ANNEX A Securities Purchase Agreement dated as of March 21, 1997 by and among Law Companies Group, Inc., Virgil R. Williams and James M.
        Williams......................................................... A-1
ANNEX B Opinion of Alex. Brown & Sons Incorporated....................... B-1
ANNEX C Restated Articles of Incorporation............................... C-1
ANNEX D Bylaws Amendment................................................. D-1
ANNEX E Stock Option Plan Amendment...................................... E-1

                        THE EQUITY INVESTMENT PROPOSAL
                               (PROPOSAL NO. 1)

  This section of the Proxy Statement describes certain aspects of the transactions contemplated by the Securities Purchase Agreement. The following description does not purport to be complete and is qualified in its entirety by reference to the Securities Purchase Agreement, which is attached as ANNEX A to this Proxy Statement and is incorporated herein by reference. ALL SHAREHOLDERS ARE URGED TO READ THE SECURITIES PURCHASE AGREEMENT IN ITS ENTIRETY.

THE EQUITY INVESTMENT

  Securities Purchase Agreement. The Company and Investor have entered into the Securities Purchase Agreement pursuant to which Investor has agreed to purchase the number of shares of Preferred Stock hereafter specified, together with warrants to purchase an equal number of shares of Common Stock. The number of shares of Preferred Stock to be purchased hereunder be equal to one-half of the shares of Common Stock and Common Stock Equivalents (as defined below) issued and outstanding at the Equity Investment Closing (the "Outstanding Shares"). The number of Outstanding Shares may change from the date hereof until the Equity Investment Closing only as a result of the Company taking action required pursuant to a contract to which it is a party, or as may be otherwise approved by Investor. "Common Stock Equivalents" are defined as the issued and outstanding shares as of the Equity Investment Closing of the following: (1) the preferred stock of Law Companies Group, Ltd., a Jersey (United Kingdom) corporation, and (2) the "A" Shares of HKS Law Gibb Share Trust (Proprietary) Ltd., a South African corporation. Investor, for a period of 4 years from the Equity Investment Closing, may not acquire more than 50% of the outstanding shares of Common Stock without the approval of the Directors elected by the holders of Common Stock. The Securities Purchase Agreement also sets forth the parties' agreements relating to the ownership, acquisition and disposition of such securities and certain matters relating to the governance of the Company. Investor may assign its rights under the Securities Purchase Agreement to a corporation existing prior to the date of the Securities Purchase Agreement at least 51% of the outstanding stock of which as of the Equity Investment Closing is owned or controlled by one or both of Virgil R. Williams and James M. Williams, Jr. (or an "Affiliate" as defined in the Preferred Shareholder Agreement) or a corporation formed on or after the date of the Securities Purchase Agreement at least 80% of the outstanding capital stock of which is owned and controlled by one or both of Virgil R. Williams and James M. Williams, Jr. (or an "Affiliate" as defined in the Preferred Shareholder Agreement); provided, however, no assignment pursuant hereto shall relieve the assigning party from liability for any breach of or noncompliance with terms of the Securities Purchase Agreement, whether before or after such assignment, and any such assignment will be made pursuant to documents in form and substance acceptable to the Company.

  Subject to the terms and conditions of the Securities Purchase Agreement, Investor has agreed to purchase at the Equity Investment Closing for an aggregate purchase price of $10,000,000: (a) a number of shares of Preferred Stock equal to one half of the Outstanding Shares for an aggregate of approximately one-third of such Common Stock and common stock equivalents issued and outstanding at the Equity Investment Closing together with warrants to purchase the same number of shares of Common Stock, (b) an option to purchase up to 900,000 (declining to 200,000 over time) shares of Common Stock, and (c) an option to purchase the Plan Options.

  Corporate Governance. In connection with the Securities Purchase Agreement, the Company and Investor have reached agreement on a number of matters relating to the ownership, acquisition and disposition of the Company securities, and Investor has been granted significant governance rights, all as described herein. See "--Certain Rights to be Granted to Investor." In order to consummate the transactions contemplated by the Securities Purchase Agreement, the Articles will be amended to create a new class of preferred stock and to authorize the Preferred Stock. The terms of the Preferred Stock implement a number of governance rights granted to Investor, as described below. See "--Certain Rights to be Granted to Investor." The Preferred Stock will provide preferential dividend, redemption and liquidation rights, will entitle the holders thereof to elect six (6) members of the Board and approval of a seventh member of the Board (as nominated by the directors elected by holders of the Common Stock), such approval not being unreasonably withheld. See "--Amendment of Articles and Terms of Preferred Stock" and See "--Bylaws Amendment."

  Warrant Agreement. In connection with the Securities Purchase Agreement, at the Equity Investment Closing, Investor will receive warrants to purchase a number of shares of Common Stock equal to one-half the number of Outstanding Shares at the Equity Investment Closing (the "Warrant") pursuant to the Warrant Agreement by and between the Company and Investor, which will expire upon the earlier to occur of (i) the time when it has been exercised with respect to all shares of Common Stock which Investor is or may become entitled to purchase, (ii) the time when shares of Preferred Stock have been converted into the maximum number of shares of Common Stock into which such shares of Preferred Stock may be converted, or (iii) twelve (12) years from the date of issuance ("Issuance Date"). Each warrant will correlate directly with one share of Preferred Stock acquired by Investor pursuant to the Securities Purchase Agreement (each warrant, a "Correlating Warrant"). The Warrant is exercisable at a price per share of Common Stock ("Exercise Price") of an amount per share equal to $10,000,000 divided by the number of shares of Preferred Stock purchased by Investor under the Securities Purchase Agreement (the "Original Issue Price") (calculated as of March 21, 1997, this price would be $10.38 per share if the Warrant is exercised on or before June 30,
1998). If the Warrant is exercised after June 30, 1998 and on or before December 31, 2000 (the "Exercise Date"), then the Exercise Price will be determined as follows: (i) if the Company meets or exceeds certain quarterly financial goals as determined by the Board and set forth in the Bylaws Amendment, See "--Bylaws Amendment", (collectively, "Benchmarks") for the period commencing on the first day of the fiscal quarter immediately following the fiscal quarter in which the Issuance Date occurs and ending on the last day of the fiscal quarter immediately preceding the Exercise Date (the "Relevant Period'), the Exercise Price will be equal to the Original Issue Price, (ii) if the Company meets 60% or less of the cumulative Benchmarks for the Relevant Period, the Exercise Price will be $.01 or (iii) if the Company meets more than 60% but less than 100% of the cumulative Benchmarks for the Relevant Period, the Exercise Price will be prorated on a straight-line basis between $.01 and the Original Issue Price accordingly. (For example, if the Original Issue Price is $10.45 and if the Company meets 90% of the Cumulative Benchmarks for the Relevant Period, the Exercise Price would be $7.84.) If the Exercise Date is after December 31, 2000, the exercise price will be determined as set forth above, except that the Relevant Period will be the period commencing on the first day of the fiscal quarter immediately following the fiscal quarter in which the Issuance Date occurs and ending on December 31, 2000. Upon the exercise of the Warrant, the shares of Common Stock issued upon such exercise will be subject to the restrictions set forth in the Preferred Shareholder Agreement and otherwise be subject to the provisions of the Restated Articles and Bylaws. See "--Securities Purchase Agreement-- Preferred Shareholder Agreement", "Restated Articles and Terms of Preferred Stock and "Bylaws Amendment."

  If the Company issues Common Stock at a price less than the Exercise Price, then on the date of such issuance the Exercise Price shall be adjusted to account for any such issuance. If the Company issues, sells or otherwise grants any rights to subscribe for or to purchase or any warrants and options (other than options issued to employees) for the purchase of Common Stock (collectively "Convertible Securities") and the price per share for which Common Stock is issuable upon the exercise of Convertible Securities will be less than the Exercise Price in effect immediately prior to the granting of the Convertible Securities, then the number of shares issuable upon the exercise of the Warrant and the Exercise Price will be adjusted to account for such issuances. Upon any conversion of one or more shares of Preferred Stock to Common Stock by Investor, each Correlating Warrant for each share of Preferred Stock will be cancelled. See "--Articles of Amendment and Terms of Preferred Stock."

  The Warrant Agreement provides for customary adjustments to the number of shares of Common Stock which may be acquired in the event of certain dividends or distributions to holders of Common Stock, stock splits, combinations, mergers, consolidations, sale of assets and similar transactions. Such provisions are consistent with the similar provisions of the Amendment to Articles. The Warrant Agreement also provides for customary provisions with respect to, among other things, reservation of Common Stock, issuance of stock certificates, mutilation or loss of the Warrant and notices to holders of the Warrant.

  Stock Option Agreement and Plan Option Agreement. In connection with the Securities Purchase Agreement, at the Equity Investment Closing, the Company will enter into a Stock Option Agreement with Investor. Pursuant to the Stock Option Agreement, the Company will grant Investor the option (the "Option") to purchase up to 900,000 shares of Common Stock at an exercise price equal to
(a) $16.50 per share from July 1, 1997 through June 30, 1998, (b) $20.00 from July 1, 1998 through June 30, 1999, (c) $24.50 from July 1, 1999 through June 30, 2000, (d) $29.00 from July 1, 2000 through June 30, 2001 and (e) $33.00 from June 30, 2001 until December 31, 2006 (each of the periods specified above a "Twelve-Month Period"). In each Twelve-Month Period in which the entire Option has not been exercised in full, the number of shares available for exercise for the following Twelve-Month Period shall be reduced (the "Takeaway").

  If after June 30, 1998, Investor has not purchased any Common Stock pursuant to this Option prior to June 30, 1998, the Takeaway each Twelve-Month Period shall be 175,000 shares. For example, if no shares are purchased prior to June 30, 1998, the number of available shares for the period from July 1, 1998 through June 30, 1999 will be 900,000 - 175,000, or 725,000, and then, if no shares are purchased during the period from July 1, 1998 through June 30, 1999, the number of available shares for the period from July 1, 1999 through June 30, 2000 will be 550,000. In no event shall the Takeaway reduce the available shares below 200,000 shares. In each Twelve-Month Period that Investor exercises this Option for less than all of the shares available in that particular Twelve-Month Period (the "Base Year"), the Takeaway for the following Twelve-Month Period will be determined by multiplying the Takeaway for the Base Year by a fraction, the denominator of which is the maximum number of shares available at the beginning of the Base Year and the numerator of which is the remaining number of shares available for exercise at the end of the Base Year. For example, if no shares were purchased prior to June 30, 1998, and 100,000 shares were purchased during the period from July 1, 1998 through June 30, 1999 (from the 725,000 available shares for such period, the Takeaway for 1999 would be (725,000 - 100,000)/725,000 x 175,000 or 150,862).
Therefore, 725,000 - 100,000 - 150,862, or 474,138 shares, would be available for the period from July 1, 1999 through June 30, 2000. The reduced Takeaway determined by the formula described herein will then be applicable for each following Twelve-Month Period, subject to further reduction in accordance with such formula by reason of any exercise of part of the Option during subsequent Twelve-Month Periods.

  The Stock Option Agreement provides for customary adjustments to the number of shares of Common Stock which may be acquired in the event of certain dividends or distributions to holders of Common Stock, stock splits, combinations, mergers, consolidations, sale of assets and similar transactions. The Stock Option Agreement also provides for customary provisions with respect to, among other things, method and notice of option exercise, issuance of stock certificates, and notices to the optionee.

  If the Company issues Common Stock at a price less than the option price, then on the date of such issuance the option price will be adjusted to account for any such issuances. If the Company issues, sells or otherwise grants Convertible Securities (other than options issued to employees) and the price per share for which Common Stock is issuable upon the exercise of Convertible Securities is less than the option price in effect immediately prior to the granting of the Convertible Securities, then the number of shares issuable upon the exercise of the Option and the option price shall be adjusted to account for such issuances.

  In connection with the Securities Purchase Agreement, Investor shall also receive Plan Options which constitute options to purchase additional shares of Common stock on the terms and conditions as set forth in the Plan Option Agreement. The Plan Option Agreement will provide that only upon an exercise of an incentive stock option (by an optionholder other than Investor) which has been granted to certain optionholders as of the Equity Investment Closing, Investor shall have the right to purchase on the same conditions a number of shares of Common Stock equal to one-half of the shares acquired by such optionholder pursuant to such option exercise, when and if such incentive stock option is exercised.

  Preferred Shareholder Agreement. Pursuant to the Securities Purchase Agreement, at the Equity Investment Closing, the Company and Investor will enter into the Preferred Shareholder Agreement. Pursuant thereto, for a period of two years from the Equity Investment Closing, unless a majority of the directors elected by the holders of the Common Stock consent or Virgil R. Williams or James M. Williams, Jr. should die, neither Williams will transfer any of his Preferred Stock or rights therein unless such transfer shall be to (a) Virgil R. Williams, James M. Williams, Jr. or any of their immediate family members, (b) a trust exclusively for the benefit of any one or more persons named in (a),
(c) a corporation existing prior to the date of the Securities Purchase Agreement at least 51% of the outstanding stock of which is owned or controlled by one or both of Virgil R. Williams and James M. Williams, Jr. or any of the persons or entities named in (a) or (b), or (d) a corporation formed on or after the date of the Securities Purchase Agreement at least 80% of the outstanding capital stock of which is owned or controlled by one or both of Virgil R. Williams and James M. Williams, Jr. or any of the persons or entities named in (a) or (b) (each, an "Affiliate"). In the event of a proposed sale to an unrelated party following a death, the Company shall be given a right of first refusal to acquire such shares.

  For a period of two years after the Equity Investment Closing, neither Investor nor any permitted transferee will acquire, directly or indirectly, any Common Stock, options, subscriptions, warrants, calls, commitments or rights of any character from any other shareholder of the Company unless a majority of the directors elected by the holders of Common Stock consent to such acquisition in writing. For a period beginning two years after the Equity Investment Closing and ending four years after the Equity Investment Closing, neither Investor nor any permitted transferee will acquire or hold Common Stock or any outstanding security or other instrument from the other shareholders, which, together with the shares underlying the Warrant and the Option, will exceed 50% of the outstanding shares of the Company on a fully diluted basis (including, but not limited to consolidation of the dilutive effect of any future exchange of Common Stock Equivalents), without the consent of a majority the directors elected by the holders of the Common Stock; provided, however, that in determining whether Investor has exceeded the fifty percent (50%) limitation, any options, that at the time of making the calculation have an exercise price that exceeds by twenty-five percent (25%) the value of the Common Stock, will not be included in such determination (such value will be the value determined by the appraisal required under the Company's 401(k) Savings Plan (the "401(k) Plan"), as long as such appraisals are regularly performed; if such appraisals are no longer regularly performed at the time of such determination, then such value will be the value agreed upon by the Company and Investor; and if no such agreement is reached within thirty (30) days after Investor has given a written notice to the Company requesting agreement on such value, then the value will be determined by arbitration).

  For a period of two years after the date of the Equity Investment Closing, if a transfer of shares by Investor is permissible under the Preferred Shareholder Agreement due to the death of Virgil R. Williams or James M. Williams, Jr., the Company shall have the right to purchase from Investor all of the shares that Investor proposes to transfer to a third party, for a period of 60 days from the receipt of Investor's written notice of the proposed transfer. In the event that Investor proposes to sell its Preferred Stock or the Warrant to an unaffiliated third party, Investor agrees to a "take-along" provision which will entitle the holders of the Common Stock to sell their Common Stock to the extent the Company has not exercised its right of first refusal as to any Preferred Stock being sold to any proposed buyer of the Preferred Stock in the same proportion of the Preferred Stock to be sold based upon the fair market value of the Common Stock in light of the transaction contemplated, as determined by appraisal made by an independent investment banker. The "take-along" obligation shall terminate upon (i) the date on which no shares of Preferred Stock remain outstanding; or (ii) the death of either Virgil R. Williams or James M. Williams, Jr.; or (iii) a registration statement underwritten by a nationally recognized underwriting firm and filed with, and declared effective by, the Securities and Exchange Commission, and in connection with which such Common Stock or other equity securities are listed on a national securities exchange and the Company receives at least $20,000,000 in proceeds (a "Listing Event").

  Registration Rights Agreement. Pursuant to the Securities Purchase Agreement, at the Equity Investment Closing, the Company and Investor will enter into the Registration Rights Agreement. Pursuant thereto, the Company will grant Investor certain registration rights with respect to shares issuable upon conversion of the Preferred Stock, shares issuable pursuant to exercise of the Warrant and shares of Common Stock issuable pursuant to the Option and Plan Options (collectively, the "Registrable Securities") held by Investor. Pursuant to the Registration Rights Agreement, Investor will be granted one demand registration, which right may be exercised only after a Listing Event of any portion of the shares of Common Stock then owned by Investor, and unlimited piggyback registration rights. The Company shall have no further obligations under the Registration Rights Agreement with respect to any portion of the Registrable Securities upon the sale thereof pursuant to Rule 144.

INFORMATION REGARDING THE INVESTOR

  Virgil R. Williams and James M. Williams, Jr. are, jointly and severally, the Investor as contemplated by the Securities Purchase Agreement. Virgil R. Williams is Chairman of the Board, President and Chief Executive Officer of Williams Group International, Inc., a construction, facilities maintenance and environmental engineering firm. Virgil R. Williams also controls a variety of communications, industrial, environmental and engineering firms, and he currently serves on the board of directors of NationsBank, the Georgia Chamber of Commerce and as a trustee for Young Harris College, the Georgia Research Alliance, the Georgia Conservancy and the Georgia Tech Foundation. James M. Williams, Jr. is the Vice Chairman of the Board of Williams Group International, Inc. and together with Virgil R. Williams controls a variety of construction and commercial development firms. Virgil R. Williams and James M. Williams, Jr. are brothers.

BACKGROUND OF THE EQUITY INVESTMENT

  Review of Financial Status of the Company. In 1994 and 1995, the Company experienced net losses of $11.5 million and $2.3 million, respectively. For 1996, the Company reported net income of $1.9 million. The Company's operating performance in 1994 and 1995 has had a material adverse impact on the Company's liquidity and capital resources. At various times in 1994 and 1995, the Company was in violation of certain financial covenants in its credit facilities and had to obtain waivers from its lenders for such violations.

  As of December 31, 1994, the aggregate availability under the Company's credit facilities was $59.8 million which consisted of $47.3 million in term debt and revolving lines of credit and $12.5 million in contingent obligations such as guarantees under letters of credit to support certain projects. As of December 31, 1994, the amount borrowed under the Company's credit facilities (including only the term debt and revolving lines of credit) was $45.1 million and the maximum amount borrowed under such term debt and revolving lines of credit at any quarterly reporting period in 1994 was $48.1 million. In early 1995, as a result of covenant violations and the Company's need for additional working capital, the Company entered into negotiations with its lenders to modify terms and to increase the amount available under its credit facilities. On June 15, 1995, the Company obtained commitments from its lenders for revised credit facilities (the "1995 Facilities"). The 1995 Facilities were secured by substantially all the assets of the Company and stock of the Company's subsidiaries. The 1995 Facilities included certain restrictions relating to, among other things, maintaining debt within approved limits, maintaining a minimum specified tangible net worth, maintaining minimum levels of working capital, limitations on capital expenditures and share repurchases or redemptions, and achievement of certain fixed charge, interest coverage ratios and restrictions on payment of the Company's subordinated debt.

  As of December 31, 1995, the aggregate availability under the 1995 Facilities was $61.3 million, which consisted of $47.6 million under revolving lines of credit and $13.7 million in contingent obligations such as guarantees under letters of credit to support certain projects. As of December 31, 1995, the amount borrowed under the 1995 Facilities (including only the revolving lines of credit) was $35.9 million and the maximum amount borrowed under such revolving lines of credit at any quarterly reporting period in 1995 was $47.1 million. As a result of covenant violations, the Company in early 1996 commenced the renegotiation of the 1995 Facilities and on May 10, 1996, the Company received a commitment from its banks to modify and extend the 1995 Facilities to January 15, 1997 (the "1996 Facilities"). The 1996 Facilities, similar to the 1995 Facilities, were secured by substantially all assets of the Company and substantially all stock of the Company's subsidiaries. As of December 31, 1996, the aggregate availability under the 1996 Facilities was $51.0 million, which consisted of $36.4 million under revolving lines of credit and $14.6 million in contingent obligations such as guarantees under letters of credit to support certain projects. As of December 31, 1996, the amount borrowed under the 1996 Facilities (including only the revolving lines of credit) was $27.5 million, and the maximum amount borrowed under such revolving lines of credit at any monthly reporting period in 1996 was $35.4 million. As a result of improved operating performance and cash management, the Company was not in violation of any covenants under the 1996 Facilities at December 31, 1996.

  Since 1994, the Company conducted workforce reductions in order to reduce labor related expenses to make them consistent with the Company's level of business and to improve its overall operating performance. In the course of these efforts, over 220 employees left the Company, with severance and related costs aggregating approximately $1.2 million. The Company is entitled under its Articles to redeem shares of shareholders whose employment with the Company has ended, through either paying cash or issuing notes. The Company has historically repurchased all shares of Common Stock from employees exiting the Company through the issuance of such notes or cash payments; however, the 1995 Facilities and the 1996 Facilities limited the Company from continuing the repurchases. Notwithstanding the significant number of departures, and the restrictions on share repurchases contained in the 1995 Facilities and the 1996 Facilities, the Company continued to deem it appropriate to redeem or repurchase all of the shares of exiting employees in 1995 in order to continue to meet a 95% employee ownership threshold required by certain Internal Revenue Service Regulations. Thus, subject to the condition subsequent of lender approval, the Company (i) exercised its right to redeem or repurchase all of the shares held by employee-shareholders who exited the Company in 1995 and (ii) commenced negotiations with its lenders regarding the terms and conditions under which the Company could redeem or repurchase the shares without violating any covenants in the 1995 Facilities and the 1996 Facilities. As a result of these efforts, the Company obtained approval from its lenders to make cash payments and to issue interest bearing notes in amounts aggregating approximately $3.9 million for employees who departed in 1995. As of December 31, 1996, the Company's aggregate obligations to former employees of the Company arising from the repurchase or redemption of their shares was approximately $13.1 million. All notes issued to employees who left the Company in 1995 specify that the notes are subordinated to the Company's senior credit facilities.

  In 1996, the Company elected to report taxable income for tax reporting purposes on an accrual basis rather than a cash basis, effective for the year beginning January 1, 1995. The conversion to accrual basis taxable income recognition eliminated the need for the Company to maintain at least 95% employee ownership of its capital stock since this requirement arose from an Internal Revenue Service Regulation for cash basis revenue recognition (governing engineering and other professional companies). In 1996, the Board of Directors repealed the Bylaws provision requiring 95% employee ownership. The election to report on an accrual basis had the effect of accelerating $16 million in U.S. federal income tax liability, and the Company is obliged to fully pay this liability by the fourth quarter of 1998. As of December 31, 1996 the Company's current tax liability was $5.1 million. The Articles continue to give the Company the right, but not the obligation, to redeem shares of Common Stock of employees exiting the Company, but the Company has not exercised that right since the beginning of 1996.

  Commencement of Exploration of Strategic Alternatives. On May 10, 1996, the Company formed a special committee (the "Special Committee") consisting of Messrs. Clifford M. Kirtland (Chairman), Steven Muller, John Y. Williams, James I. Dangar, Bruce C. Coles, Clay E. Sams, Geoffrey J. Brice and J. Richard Cottingham to examine all of the Company's available options to improve its capital structure in order to maximize shareholder value, including, without limitation, additional equity investments, merger, sale of assets, refinancing existing credit facilities, and all other options, and to make a recommendation to the Board with respect to a course of action. The Special Committee interviewed three investment advisors, and on May 20, 1996, the Company, pursuant to the recommendation of the Special Committee, engaged Alex. Brown & Sons Incorporated ("Alex. Brown") to provide investment bank and financial advisory services, to analyze the Company and its capital structure and to evaluate both debt and equity options which were consistent with the Company's strategic objectives and existing market conditions. Dr. Muller, who serves as a member of the Board of Directors of Alex. Brown, did not participate in the selection of Alex. Brown as the Company's investment advisor.

  On June 24, 1996, the Special Committee received a presentation from Alex. Brown regarding the possible recapitalization of the Company and the various types of financial alternatives which might be available to the Company. This presentation included a brief overview of initial discussions with a select group of institutional lenders and contemplated a new domestic senior credit facility and permanent junior capital in the form of preferred stock and/or senior subordinated debt with equity warrants. Alex. Brown also discussed the dilutive impact associated with introducing such permanent junior capital as well as the impact on the Company's operating flexibility; moreover, the impact upon shareholder value of a sale of a majority interest in the Company to a financial buyer was discussed generally. The Special Committee determined that it was appropriate to evaluate all available options, including debt, equity and the sale of the Company. The Special Committee further determined that refinancing of the senior debt would not be in the best interest of the Company at that time. The Special Committee instructed Alex. Brown to conduct a more in-depth analysis of the debt, equity, and asset sale options and to begin development of a private placement memorandum ("PPM") relating thereto.

  Due to business commitments and other obligations, Mr. Kirtland did not stand for re-election as a director of the Company at the annual meeting of shareholders held on July 8, 1996, and his term as director ended on that date, but he agreed to continue to advise the Company as the non-voting Chairman of the Special Committee. Mr. Kirtland received $12,000 for his service on the Special Committee which equals amounts received by Directors for attending Board meetings.

  On July 15, 1996, Alex. Brown presented its preliminary review and conclusions regarding recapitalization of the Company. The Special Committee instructed Alex. Brown to finalize and distribute the PPM to selected qualified institutional investors regarding a potential infusion of preferred stock capital and senior debt capital and to engage in discussions with such investors.

  On August 8, 1996, Alex. Brown commenced distributions of the PPM to certain commercial banks and selected institutional investors which focused on potential infusions of preferred stock capital and senior debt capital for the Company. From August to October 1996, Alex. Brown communicated with 68 institutional lenders and investors regarding a recapitalization of the Company with a proposed combination of a new senior credit facility and junior capital in the form of redeemable preferred stock with equity warrants. Of the 68 persons contacted, the Company's representatives met with 20 of these persons and received 10 written proposals.

  Following a presentation by Alex. Brown on the strategic review process undertaken and communications to date, on October 7, 1996, the Special Committee reviewed the ten proposals submitted at that time. Alex. Brown noted that all but one lender would not consider replacing a portion of the Company's existing U.S. senior credit facilities without an additional capital infusion and that all proposals regarding a capital infusion were conditioned upon the new investor obtaining control of the Company. The Special Committee instructed Alex. Brown to refine further the proposals and to approach additional strategic investors. In the course of these efforts, the Special Committee determined to pursue discussions with Bain Capital, Inc. ("Bain") concerning a possible strategic alliance between the Company and Professional Services Industries, Inc. ("PSI"), a corporation controlled by Bain. On October 21, 1996, a special meeting of the Board was held which was also attended by representatives of Alex. Brown and the Company's legal advisers. At such meeting, Alex. Brown summarized the PSI transaction, including the financial terms and its financial analysis thereof. On October 28, 1996, the Company and PSI entered into a preliminary agreement to merge subject to due diligence satisfactory to both parties, and the negotiation and execution of a definitive agreement. Between October 28, 1996 through December 19, 1996 the Company conducted extensive due diligence and undertook negotiations with Bain concerning a possible merger with PSI but did not reach any definitive agreement.

  At a meeting of the Special Committee held on December 19, 1996, following presentations by the Company's legal advisers, management and Alex. Brown concerning negotiations with Bain and a briefing on the Company's due diligence, the Special Committee determined that it was in the best interest of the Company and its shareholders to discontinue discussions with Bain regarding a transaction with PSI. The Special Committee then recommended that the Company initiate efforts to renew its senior credit facilities. On the same date, the Board unanimously took action to discontinue negotiations with Bain and authorized negotiations for renewal of the 1996 Facilities.

  The Company completed a refinancing of the 1996 Facilities on February 7, 1997 (the "1997 Facilities"). The 1997 Facilities, in addition to customary covenants normally contained in credit facilities of this type, also included certain restrictions relating to, among other things, maintaining debt within approved limits, limitations on capital expenditures and share repurchases and achievement of certain financial ratios. The 1997 Facilities are secured by substantially all the assets of the Company and substantially all the stock of the Company's subsidiaries. The maximum availability under the 1997 Facilities is $57.5 million, which consists of $47.5 million under revolving lines of credit and approximately $10 million in contingent obligations such as letters of credit to support certain projects. As of February 28, 1997, the Company has borrowed $23.0 million under the 1997 Facilities (including only the revolving lines of credit), which expire by their terms on February 6, 1998. The 1997 Facilities are renewals, extensions and amendments of the earlier credit facilities.

  In early December 1996, discussions began between Virgil R. Williams and the Company concerning the possibility of Investor making an equity investment in the Company. Virgil R. Williams and Bruce C. Coles met on December 6, 1996, and thereafter, several meetings were held between the Investor and various officers and advisors to the Company. On January 17, 1997, the Investor confirmed its interest in the Equity Investment by memorializing its proposal in a non-binding term sheet. The Company also held discussions with another investor (the "Other Potential Investor") concerning a possible minority equity investment in the Company. On the same date, the Other Potential Investor provided the Company with a non-binding written proposal of the terms of such equity investment.

  Because counsel to the Company, the firm of Long Aldridge & Norman LLP, has represented, and is representing with the permission of the Company, affiliates of Investor in connection with other unrelated legal matters, the Special Committee on January 21, 1997 separately engaged the firm of Jones, Day, Reavis & Pogue to advise the Special Committee in connection with the proposed transactions. With permission of the Company and others, Long Aldridge & Norman LLP continued to advise the Company in connection with the negotiation of the proposed transactions.

  On January 21, 1997, the Special Committee held a meeting in conjunction with a special meeting of the Board to consider the terms of two proposals which represented minority investments in the Company. During that meeting Company management briefed the Special Committee on the prior discussions with Virgil R. Williams and James M. Williams, Jr. and with the Other Potential Investor. A representative of Jones, Day, Reavis & Pogue advised the Special Committee members as to their fiduciary obligations in the context of reviewing the possible transaction. Alex. Brown then summarized the proposals made by the Investor and the Other Potential Investor, including the financial terms, and its financial analysis thereof. The Special Committee discussed the financial benefits of Investor's proposed transaction and its impact on the Company's ability to achieve its overall business plan and to address the business and financial issues being faced by the Company. Following their deliberations, the Special Committee concluded that the proposed transaction with the Investor would be of substantial economic value to the Company based on, among other factors, the benefits of the substantial cash investment to be made and the benefits of Investor's relationship with the Company and recommended that the Board authorize proceeding to negotiate a definitive agreement with the Investor. Following the Special Committee meeting, the Board met and authorized management to permit formal and detailed due diligence of the Company by the Investor and to negotiate with the Investor regarding the preparation of a definitive agreement.

  From January 22, 1997 through March 13, 1997, the Investor conducted due diligence on the Company, and extensive discussions were held among the Investor and the Company and their legal and financial advisors.

  The full Board met on March 14, 1997, with one director, Mr. Young, unable to attend or to participate by telephone. At the meeting, the Special Committee reported its findings from its meeting held earlier that day regarding the proposed Equity Investment. Company management presented an overview of the proposed transaction. Following the presentation by Company management, Long Aldridge & Norman LLP summarized the legal terms of the transaction. Alex. Brown summarized the transaction, including the financial terms thereof, and its financial analysis, and, after a detailed discussion of the legal, accounting and financial issues, the Board received an oral opinion of Alex. Brown, subsequently confirmed by a written opinion dated March 14, 1997, that the aggregate consideration was fair, from a financial point of view, to the Company. See "Opinion of

Financial Advisor." Following such presentation and after a thorough review of the factors described in "--Reasons of the Company for Engaging in the Equity Investment", the Board by unanimous vote of the directors present at such meeting approved the Equity Investment and authorized the Company's management to conclude negotiation and execute a definitive agreement, concerning the Equity Investment.

  On March 21, 1997 the Company and Investor concluded negotiations and entered into the Securities Purchase Agreement.

REASONS OF THE COMPANY FOR ENGAGING IN THE EQUITY INVESTMENT

  The Board, by unanimous vote of those present, has approved the Equity Investment and believes it is in the best interests of the Company and its shareholders. In reaching its decision to approve the terms of the Equity Investment, the Board considered the factors discussed below, as well as other factors that the Board did not believe to be material in reaching its determination.

  (a) The Board believes that the Company has been forced, in recent years, to focus nearly exclusively on short-term financial strategies because of the year-to-year expiration of the Company's senior credit facilities and, until 1996, the unsatisfactory operating performance of the Company. The Equity Investment should provide the Company with improved financial strength and stability because it is long-term equity capital. As a result of this Equity Investment, the Company should have the ability to address longer-term opportunities as follows:

  . The Company should have the flexibility to negotiate and secure longer term credit facilities with improved covenants and pricing, and therefore reduce its dependence on short-term credit.

  . The Company should have the stability to address operating improvement opportunities, such as reducing occupancy cost structures, developing enhanced project delivery systems, and updating information technology capabilities.

  . The Company should be able to devote capital resources and management time to the growth of its market share in the U.S. and internationally, and to strategically integrate its U.S. and international operations with expanded business development efforts.

  . The Company should have access to greater capital and management resources in implementing long-term growth initiatives, including technology, training and professional growth, and expansion of the Company's business lines.

  . The Company believes that a stronger equity base will allow it to maintain and broaden relationships with its customers, employees and suppliers as a result of these constituencies' increased confidence in the Company's stability and of the Company's enhanced flexibility to service particular needs.

  (b) The Board believes that there are material potential advantages to the Company and its shareholders from the Company's association with Investor. The Board believes that the Company will benefit from direct association with Investor as a member of a complementary industry, particularly with respect to the expertise and contacts of Investor's affiliates in industrial engineering and maintenance, remediation and construction related activities, as well as related technologies. While there is no legal obligation to do so, it will be in the interests of Investor, as the Company's largest shareholder, to make available to the Company the resources and expertise of Investor personnel in matters involving engineering, as well as finance.

  (c) The terms and conditions of the Equity Investment are structured in a manner which the Board believes is favorable to the Company without effecting a change of control.

  (d) The Company's financial advisor has given its opinion to the effect that, as of the date of such opinion, and based on, and subject to, the assumptions, limitations and qualifications set forth in such opinion, the aggregate consideration to be received by the Company pursuant to the Securities Purchase Agreement is fair to the Company from a financial point of view. See "--Opinion of Financial Advisor."

  (e) Based upon the Company's lengthy exploration of strategic and recapitalization alternatives, the Board believes that there is no alternative equity infusion transaction available to it which would be more advantageous to shareholders than the proposed Equity Investment.

  Based upon all of the factors mentioned above, and the Board's evaluation of the Company's prospects without the Equity Investment, the Board concluded that the Company's opportunity for enhancing shareholder value will be materially increased by the Equity Investment.

  In view of the variety of factors considered by the Board in connection with its evaluation of the Equity Investment, the Board did not qualify or otherwise assign relative weights to the individual facts considered in reaching its determination and recommendations set forth herein. Neither the Board nor any individual director articulated the consideration of, or otherwise identified, any one factor or group of factors as more significant than any other in reaching the determination or recommendation set forth herein.

OPINION OF ALEX. BROWN, FINANCIAL ADVISOR

  The Company retained Alex. Brown pursuant to a letter agreement signed May 20, 1996 to act as the Company's financial advisor in connection with an exploration of strategic alternatives available to the Company, including the Equity Investment, and rendering its opinion to the Board as to the fairness, from a financial point of view, of the consideration to be received by the Company.

  At the March, 1997 meeting of the Special Committee and the Board, representatives of Alex. Brown made a presentation with respect to the Equity Investment and rendered to the Board its oral opinion, subsequently confirmed in writing as of the same date, that, as of such date, and subject to the assumptions made, matters considered and limitations set forth in such opinion and summarized below, the aggregate consideration to be received by the Company was fair, from a financial point of view, to the Company. No limitations were imposed upon Alex. Brown by the Special Committee or the Board upon Alex. Brown with respect to the investigations made or procedures followed by it in rendering its opinion.

  THE FULL TEXT OF ALEX. BROWN'S WRITTEN OPINION DATED MARCH 14, 1997 (THE "ALEX. BROWN OPINION"), WHICH SETS FORTH, AMONG OTHER THINGS, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS ANNEX B AND IS INCORPORATED HEREIN BY REFERENCE. THE COMPANY SHAREHOLDERS ARE URGED TO READ THE ALEX. BROWN OPINION IN ITS ENTIRETY. THE ALEX. BROWN OPINION IS DIRECTED TO THE BOARD, ADDRESSES ONLY THE FAIRNESS OF THE CONSIDERATION TO THE COMPANY FROM A FINANCIAL POINT OF VIEW AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE IN CONNECTION WITH THE EQUITY INVESTMENT AT THE ANNUAL MEETING. THE ALEX. BROWN OPINION WAS RENDERED TO THE COMPANY'S BOARD FOR ITS CONSIDERATION IN DETERMINING WHETHER TO APPROVE THE EQUITY INVESTMENT. THE DISCUSSION OF THE ALEX. BROWN OPINION IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE ALEX. BROWN OPINION.

  In connection with the Alex. Brown Opinion, Alex. Brown reviewed certain publicly available financial information and other information concerning the Company and certain internal analyses and other information furnished to it by the Company. Alex. Brown also held discussions with members of the senior management of the Company regarding the business and prospects of the Company. In addition, Alex. Brown (i) compared certain financial information for the Company with similar information for selected engineering and consulting companies whose securities are publicly traded, (ii) reviewed the financial terms of selected recent business combinations and investments in the engineering and consulting industry, (iii) reviewed the terms of the Securities Purchase Agreement and the transactions contemplated thereby, and
(iv) performed such other studies and analyses and considered such other factors as it deemed appropriate.

  In conducting its review and arriving at its opinion, Alex. Brown assumed and relied upon, without independent verification, the accuracy, completeness and fairness of the information furnished to or otherwise reviewed by or discussed with it for purposes of rendering its opinion. With respect to the financial projections of the Company and other information relating to the prospects of the Company provided to Alex. Brown by the Company, Alex. Brown assumed that such projections and other information were reasonably prepared and reflected the best currently available judgments and estimates of management of the Company as to the likely future financial performance of the Company. The financial projections of the Company that were provided to Alex. Brown were utilized and relied upon by Alex. Brown in the Analysis of Selected Publicly Traded Companies and the Discounted Cash Flow Analysis summarized below. Alex. Brown did not make and it was not provided with an independent evaluation or appraisal of the assets of the Company, nor has Alex. Brown been furnished with any such evaluations or appraisals. The Alex. Brown Opinion is based on market, economic and other conditions as they existed and could be evaluated as of the date of the opinion letter.

  The following is a summary of the analyses performed and factors considered by Alex. Brown in connection with rendering the Alex. Brown Opinion.

  Historical Financial Position. In rendering its opinion, Alex. Brown reviewed and analyzed the historical and current financial condition of the Company which included (i) an assessment of the Company's recent financial statements; (ii) an analysis of the Company's revenue, growth and operating performance trends; and (iii) an assessment of the Company's working capital, leverage, employee benefit requirements and deferred tax liability.

  Historical Sectoral Performance. Alex. Brown reviewed and analyzed daily closing per share market prices for a group of 10 publicly traded engineering and consulting related companies (consisting of ATC Group Services, Dames & Moore, Fluor Daniel GTI, Harding Lawson Associates Group Inc., Heidemij N.V., Jacobs Engineering Group, Michael Baker, Tetra Tech, URS Corporation and Roy
F. Weston) (collectively, the "Selected Companies") from January 1, 1995 through March 7, 1997 and compared the movement of such daily closing prices with the movement of the Dow Jones Industrial index, the Standard & Poor's 500 composite index and the Nasdaq composite index over such period. Alex. Brown noted that, on a relative basis, the composite index for the Selected Companies underperformed each of the Dow Jones Industrial index; the Standard & Poor's 500 composite index and the Nasdaq composite index over such period. Alex. Brown also noted that the change in the daily closing prices for the Selected Companies, on an individual basis, for such period ranged from -45.5% to 93.0%.

  Valuation Considerations. Alex. Brown noted that discounts for lack of marketability should result in a lower valuation for a private company when compared to a publicly traded company and that, all other things being equal, a control interest in a business is normally worth more than a minority interest. Alex. Brown reviewed the results of numerous empirical studies of discounts due to a lack of marketability and the premium for a controlling interest. Alex. Brown noted that the average discount for studies analyzing the prices of restricted stock ranged from 23.0% to 45.0%, the discount for studies of private transactions prior to public offerings ranged from 31.8% to 80.5% and the average discount for court decisions concerning lack of marketability ranged from 33.0% to 70.0%. Alex. Brown further noted that a recent study of control premiums, as measured by comparing the offer price for a company against the closing per share market price of such company five days prior to announcement of the transaction, showed that the average control premium ranged from 35.1% to 42.0%.

  Analysis of Selected Publicly Traded Companies. This analysis examines a company's valuation as compared to the valuation in the public market of selected publicly traded companies. Alex. Brown compared certain financial information (based on the commonly used valuation measurements described below) relating to the Company to certain corresponding information from the Selected Companies. Such financial information included, among other things,
(i) common equity market valuation; (ii) capitalization ratios; (iii) operating performance; (iv) ratios of common equity market value as adjusted for debt and cash ("Enterprise Value") to revenues, earnings before interest expense, income taxes and depreciation and amortization ("EBITDA"), and earnings before interest expense and income taxes ("EBIT"); (v) ratios of common equity market prices per share ("Equity Value") to earnings per share ("EPS"); and (vi) the multiple of Equity Value to book value per share. Alex. Brown also compared certain of the Company's financial information against those of each of the Selected Companies, including revenue growth on a trailing twelve month basis, compounded revenue growth on a trailing two year basis, compounded EPS growth on a trailing two year basis, five year projected EPS growth, operating margins on a trailing twelve month basis, average operating margins on a trailing two year basis, net margins on a trailing twelve month basis, the ratio of total debt to book equity, the ratio of total debt to total capital and the ratio of total debt to EBITDA. The financial information used in connection with the Selected Companies was based on the latest reported twelve month period as derived from publicly available information and on estimated EPS for future calendar years as reported by the Institutional Brokers Estimate System ("I/B/E/S").

  Alex. Brown noted that, on a trailing twelve month basis, the multiple of Enterprise Value to revenues was 0.2x for the Equity Investment, compared to a range of 0.1x to 1.3x for the Selected Companies, the multiple of Enterprise Value to EBITDA was 3.6x for the Proposed Transaction, compared to a range of 3.5x to 9.7x for the Selected Companies, the multiple of Enterprise Value to EBIT was 6.0x for the Equity Investment, compared to a range of 4.1x to 11.6x for the Selected Companies, and the multiple of Equity Value to book value per share was 1.0x for the Equity Investment, compared to a range of 0.6x to 3.3x for the Selected Companies. Alex. Brown further noted that the multiple of Equity Value to trailing 1996 EPS was 9.6x for the Equity Investment, compared to a range of 6.3x to 20.8x for the Selected Companies; the multiple of Equity Value to calendar year 1997 EPS was 3.5x for the Equity Investment, compared to a range of 9.0x to 18.5x for the Selected Companies; and the multiple of Equity Value to calendar year 1998 EPS was 2.3x for the Equity Investment, compared to a range of 8.2x to 13.8x for the Selected Companies. Alex. Brown further noted that (i) an equity interest in a company such as the Company is normally worth less if it is not readily marketable such as common equity of the Selected Companies and (ii) the Company's projected five year EPS compounded growth was above the range forecasted for the Selected Companies.

  Analysis of Selected Precedent Transactions. Alex. Brown reviewed the financial terms, to the extent publicly available, of eight completed mergers and acquisitions since 1993 in the consulting and engineering industry and one investment by a private investor in a publicly traded consulting, engineering and remediation company through acquisition of convertible preferred stock representing approximately 38% of the common stock and the power to elect a majority of the board of directors (the "Selected Transactions"). Alex. Brown calculated various financial multiples based on certain publicly available information for each of the Selected Transactions and compared them to corresponding financial multiples for the Equity Investment. The Selected Transactions reviewed, in reverse chronological order of public announcement, were: International Technology Corporation/The Carlyle Group (August 1996), ATEC/ATC Environmental (May 1996), Earth Technology Corporation/Tyco International (December 1995), KCM Inc./Tetra Tech (October 1995), PRC Environmental Management/Tetra Tech (July 1995), Walk Haydel & Associates/Dames & WP (August 1994), Summit Environmental Group Inc./Earth Technology Corporation (February 1994), Environmental Solutions/TRC Companies Inc. (January 1994), and Geraghty & Miller/Heidemij Holding N.V. (October
1993). These transactions involved the investment in or acquisition of engineering and consulting companies that have operating characteristics or financial performance characteristics which Alex. Brown believed to be comparable to the Company. Alex. Brown noted that the multiple of Enterprise Value to trailing twelve month revenues was 0.2x for the Equity Investment, compared to a range of 0.3x to 1.2x for the Selected Transactions, the multiple of Enterprise Value to trailing twelve months EBITDA was 3.6x for the Equity Investment, compared to a range of 2.8x to 10.5x, for the Selected Transactions and the multiple of Enterprise Value to trailing twelve months EBIT was 6.0x for the Equity Investment, compared to a range of 2.9x to 14.5x for the Selected Transactions. Alex. Brown further noted that the multiple of Equity Value times the total number of issued and outstanding common shares of the Company to trailing 1996 EPS was 9.6x for the Equity Investment, compared to a range of 3.2x to 25.4x for the Selected Transactions, and the multiple of Equity Value times the total number of issued and outstanding common shares of the Company to 1996 book value was 1.0x for the Equity Investment, compared to a range of 0.5x to 8.0x for the Selected Transactions. All multiples for the Selected Transactions were based on public information available at the time of announcement of such transaction, without taking into account differing market and other conditions during the 3.5-year period during which the Selected Transactions occurred. In its presentation to the Board, Alex. Brown also noted the Selected Transactions each represent change of control transactions which typically result in premium, or higher, valuation multiples than the Equity Investment for which the Company was advised by counsel should not be considered to be a "change of control" as interpreted under Georgia law.

  Discounted Cash Flow Analysis. Alex. Brown performed a discounted cash flow analysis for the Company. The discounted cash flow approach values a business based on the current value of the future cash flow that the business will generate plus the estimated value of the business at some future date. To establish a current value under this approach, future cash flow must be estimated and an appropriate discount rate determined. Alex. Brown used estimates of projected financial performance for the Company for the years 1997 through 2001 prepared by management. Alex. Brown aggregated the present value of the cash flows through 2001 with the present value of a range of terminal values. Alex. Brown discounted these cash flows at discount rates ranging from 14% to 16%. Alex. Brown arrived at such discount rates based on its judgment of the estimated weighted average cost of capital of the Selected Companies, adjusted for the characteristics of the Company, and arrived at such terminal values based on the perpetual growth of free cash flow in calendar year 2001 at a growth range of 2.0% and 4.0%. This analysis indicated a range of values for the Company of $24.09 to $41.06 per share. In its presentation to the Board, Alex. Brown also noted that (i) the discounted cash flow analysis assumes a change of control transaction which should result in a premium, or higher, valuation than the Equity Investment for which the Company was advised by counsel should not be considered to be a "change of control" as interpreted under Georgia law and (ii) the Company's projected five year net income compounded growth was above the range for the Selected Companies.

  Relevant Market and Economic Factors. In rendering its opinion, Alex. Brown considered, among other factors, the condition of the U.S. stock markets, particularly in the engineering and consulting sector, and the current level of economic activity.

  No company used in the analysis of selected publicly traded companies nor any transaction used in the analysis of selected precedent transactions summarized above is identical to the Company or the Equity Investment. Accordingly, such analyses must take into account differences in the financial and operating characteristics of the Selected Companies and the Selected Transactions and other factors that would affect the public trading value and acquisition value of the Selected Companies and the Selected Transactions, respectively.

  While the foregoing summary describes all analyses and factors that Alex. Brown deemed material in its presentation to the Company's Board of Directors, it is not a comprehensive description of all analyses and factors considered by Alex. Brown. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the applications of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Alex. Brown believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, would create an incomplete view of the evaluation process underlying the Alex. Brown Opinion. In performing its analyses, Alex. Brown considered general economic, market and financial conditions and other matters, many of which are beyond the control of the Company. The analyses performed by Alex. Brown are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Additionally, analyses relating to the value of a business do not purport to be appraisals or to reflect the prices at which the business actually may be sold. Furthermore, no opinion is being expressed as to the prices at which shares of the Company may trade or be appraised at any future time.

  Pursuant to a letter agreement signed May 20, 1996 between the Company and Alex. Brown, the fees to date payable to Alex. Brown have been a retainer fee of $100,000, and a fee of $250,000 payable at the time of delivering the Alex. Brown Opinion, and an additional fee of $600,000 will be payable to Alex. Brown upon consummation of the Equity Investment. Alex. Brown has, in the past, provided financial and advisory services for the Company, including restructuring the Company's credit facilities, and received customary fees for such services. In addition, Dr. Muller is a member of the Board of Directors of both Alex. Brown and the Company. The Company also has agreed to reimburse Alex. Brown for its reasonable out-of-pocket expenses incurred in connection with rendering financial advisory services, including fees and disbursements of its legal counsel. The Company has agreed to indemnify Alex. Brown and its directors, officers, agents, employees and controlling persons, for certain costs, expenses, losses, claims, damages and liabilities related to or arising out of its rendering of services under its engagement as financial advisor.

  The Board of Directors of the Company retained Alex. Brown to act as its advisor based upon Alex. Brown's qualifications, reputation, experience and expertise. Alex. Brown is an internationally recognized investment banking firm and, as customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for estate, corporate and other purposes.

CERTAIN RIGHTS TO BE GRANTED TO INVESTOR

  Certain material rights that are granted to Investor pursuant to the Securities Purchase Agreement are summarized below.

  Board Participation Rights. Pursuant to and concurrently with the Equity Investment Closing, the Investor will be entitled to designate for appointment six directors (or one less than a majority of the Board if the Board is smaller or larger than thirteen (13) members) while the holders of the Common Stock will elect six (6) directors (the "Common Stock Directors"). In addition, Investor will have the right to approve one director nominee submitted by the Common Stock Directors, such approval not being unreasonably withheld. Thereafter, the holders of a majority of the outstanding Preferred Stock will be entitled to appoint six directors or the number of directors necessary to maintain a similar ratio of the total members of the Board (the "Preferred Directors") and to approve one director nominee submitted by the Common Stock Directors, such approval not being unreasonably withheld. As long as shares of Preferred Stock are outstanding, the Board will consist of at least nine (9) members.

  Effective upon the Equity Investment Closing, Andrew J. Young, James I. Dangar, Clarence D. Zimmerman, Fredrick J. Krishon and Geoffrey J. Brice, current members of the Board and nominees for reelection herein, have agreed to resign in connection with the Equity Investment Closing and Bruce C. Coles, Robert B. Fooshee, Walter T. Kiser, Clay E. Sams, Peter D. Brettell and Frank
B. Lockridge, current members of the Board and nominees for reelection herein, will remain on the Board as the Common Stock Directors. Investor will appoint Virgil R. Williams, James M. Williams, Jr., Steven Muller (a current member of the Board and nominee for reelection herein), Thomas D. Moreland, Michael D. Williams and Joe A. Mason, who have agreed to serve as the Preferred Directors. The Common Stock Directors have nominated John Y. Williams (no relationship to Virgil R. Williams and James M. Williams, Jr.), who has agreed to serve as the seventh director ("Swing Director"), a current member of the Board and nominee for reelection herein, subject to the approval of the Preferred Directors. Investor has indicated that a nomination of John Y. Williams as the Swing Director would be acceptable. See "--Board of Directors Following the Equity Investment."

  Appointment of Additional Directors. After consummation of the Equity Investment, if the Company (a) fails to meet 80% of its quarterly Benchmarks for any four consecutive fiscal quarters; (b) fails for the four fiscal quarters ended June 30, 1998 to meet 70% of its cumulative Benchmarks in such four fiscal quarters; (c) fails for the four fiscal quarters ended September 30, 1998 to meet 72.5% of its cumulative Benchmarks in such four fiscal quarters; (d) fails for the four fiscal quarters ended December 31, 1998 to meet 75% of its cumulative Benchmarks in such four fiscal quarters; (e) fails for the four fiscal quarters ended March 31, 1999 to meet 77.5% of its cumulative Benchmarks in such four fiscal quarters; (f) fails to meet 80% of its cumulative Benchmarks for any four consecutive fiscal quarter periods ending on or after June 30, 1999; or (g) fails to make timely cash dividend payments on the Preferred Stock for any six fiscal quarters (each, a "Preferred Stock Event"), the size of the Board will automatically increase to fifteen (15) members (or, if the Board is larger or smaller than thirteen (13) members, such number as required to accommodate the appointment of two additional members, and the holders of the Preferred Stock will have the right to elect two (2) additional members of the Board (the "Additional Directors"). In the event Additional Directors are elected to the Board by reason of a Preferred Stock Event, such directors will continue to serve until the Company achieves 90% of its cumulative Benchmarks for any four-quarter period (a "Cure Event"), at which time such Additional Directors will cease to serve and the Board shall automatically revert to its size immediately prior to the election of Additional Directors. If the holders of the Preferred Stock become entitled to elect Additional Directors a second time, such Additional Directors will be entitled to continue to serve so long as any Preferred Stock remains outstanding, after which time such Additional Directors will cease to serve and the Board will automatically revert to its size immediately prior to the election of Additional Directors on such second occasion. If a majority of the Preferred Directors propose in writing to the full Board a plan of merger of share exchange to which the Company would be a party, or sale of all or substantially all of the assets of the Company, the Board will have an obligation to submit such proposal (with or without their recommendation) to all shareholders for their consideration and vote. If such proposal is not submitted to the shareholders for a vote within 120 days (or such longer time as may be required to comply with applicable law) after such proposal is delivered in writing to the full Board, then for the limited purpose of submitting such merger proposal to the shareholders, the size of the Board will be increased to fifteen (15) members (or, in the case of a Board which is larger or smaller than thirteen (13) members), such number as required to accommodate the appointment of two additional members) and the holders of the Preferred Stock will have the right to elect two (2) Additional Directors for the limited purpose of recommending and submitting such plan to the shareholders, after which time such Additional Directors will cease to serve and the Board shall automatically revert to its size immediately prior to the appointment of Additional Directors.

  Conditions. The obligations of each party to consummate the transactions contemplated by the Securities Purchase Agreement are subject to the following conditions: (i) approval by the shareholders of the Company of each of: (a) the Securities Purchase Agreement and the transactions contemplated thereby,
(b) the Restated Articles, and (c) the Bylaws Amendment; (ii) receipt of the necessary approval of the Company's lenders and any necessary amendments to the 1997 Facilities; (iii) receipt of all necessary governmental, regulatory or third party approvals; (iv) the absence of pending or threatened litigation prohibiting consummation of the Equity Investment; (v) the filing of the Restated Articles with the Secretary of State of the State of Georgia and the effectiveness thereof.

  In addition, the obligations of each of the Company and Investor to consummate the Equity Investment is also subject to the continuing accuracy of the other's representations and warranties, the performance by the other of its respective obligations thereunder and the receipt of certain opinions of counsel. In the event the Equity Investment Closing occurs, the Company has agreed to pay the customary costs and expenses incurred by the Investor in connection with the Equity Investment, including reasonable fees and expenses of financial consultants, accountants and counsel (provided that such fees do not exceed $850,000).

TERMINATION

  If the Securities Purchase Agreement is terminated by the written mutual consent of both parties, there will be no termination fee or expenses payable except as provided in such consent. If either the Company or Investor terminates the Securities Purchase Agreement because of a failure to perform in any material respect the agreements contained in the Securities Purchase Agreement, or a material breach of any of the representations, warranties or covenants contained in such Securities Purchase Agreement, by the other party, such breaching party shall be liable to the extent permitted by the laws of the State of Georgia. If the Equity Investment Closing (a) does not occur because of any writ, order, injunction or decree of any court or governmental authority which prevents the Company or Investor from completing the transactions contemplated by Securities Purchase Agreement or (b) has not occurred by September 30, 1997 (including because of the failure of the shareholders of the Company to approve the Securities Purchase Agreement and the transactions contemplated thereby) unless due to a delay in any regulatory review or approval, the Company will pay Investor the reasonable costs and expenses, not to exceed $500,000, incurred by Investor in connection with the Equity Investment. In the event that the Company terminates the Securities Purchase Agreement in order for the directors of the Company to fulfill their fiduciary duties under applicable law and such termination was not caused by Investor, the Company will pay to Investor $1.5 million as liquidated damages, plus Investor's reasonable costs and expenses (not to exceed $500,000), in connection with the Securities Purchase Agreement and the transactions contemplated thereby.

RESTATED ARTICLES AND TERMS OF PREFERRED STOCK

  Upon consummation of the Equity Investment, the Restated Articles will become effective and will provide for the creation of a class of 2,500,000 shares of Preferred Stock. The terms of the Preferred Stock, which are summarized below, also will be set forth in the Restated Articles. The following description does not purport to be complete and is qualified in its entirety by reference to the Restated Articles, a copy of which is attached as ANNEX C to this Proxy Statement and is incorporated herein by reference.

 Preferred Stock

  The principal terms and features of the Preferred Stock are summarized below:

  Par Value. The Preferred Stock shall have no par value.

  Dividends. The holders of the issued and outstanding Preferred Stock on March 31, June 30, September 30, and December 31 of each year (the period of a year ending on such date a "Fiscal Quarter") shall be entitled to receive a preferred dividend on each issued and outstanding share of Preferred Stock (the "Preferred Dividend"). Such Preferred Dividend, which shall be prior and in preference to the payment of any dividend on the Common Stock, other than a stock dividend declared and paid on the Common Stock that is payable in shares of Common Stock ("Common Stock Dividend"), shall be a cash dividend in an amount determined by the following formula:

    8%, divided by 4, multiplied by the Preferred Stock's original issue price of (the Original Issue Price).

  The Original Issue Price will be subject to adjustment for stock splits, reclassifications, or similar events that result in all holders of Preferred Stock holding a different number of shares of Preferred Stock, such adjustment to be determined in accordance with the formula set forth in the Articles.

  The Preferred Dividends will be cumulative, such that no dividends will be paid to the holders of the Common Stock, except for a Common Stock Dividend, unless dividends in the total amount of the then payable Preferred Dividend will have been first paid.

  If the Company fails to pay the full Preferred Dividend in any Fiscal Quarter, the Company will issue to the holders of the Preferred Stock an additional number of shares of Preferred Stock in lieu of the unpaid portion of the Preferred Dividend, together with Correlating Warrants, such Correlating Warrants to be in a form substantially identical to the Warrant, except that the exercise price shall be $.01. The number of Preferred Shares and Correlating Warrants to be issued in such event shall be determined according to the following formula:

    (aggregate Preferred Dividend owed to holder of Preferred Stock minus aggregate cash dividend actually paid to such holder)/Original Issue Price.

No fractional shares of Preferred Stock or fractional Correlating Warrants will be issued.

  Once such Preferred Stock and Correlating Warrants are issued, the Preferred Dividend for such Fiscal Quarter shall have been deemed to have been paid in full for all purposes.

  Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, each share of Preferred Stock will be entitled to receive, out of the funds and assets of the Company that may be legally distributed to the Company's shareholders (the "Available Funds and Assets"), prior and in preference to any payment or distribution of any Available Funds and Assets for any shares of Common Stock or any other class or series of capital stock of the Company, an amount per share (the "Liquidation Preference") equal to the Original Issue Price (as adjusted from time to time) plus all accrued but unpaid Preferred Dividends on such share of Preferred Stock. If the Available Funds and Assets are insufficient to permit payment to the Preferred Shareholders of their full Liquidation Preference, they shall be distributed pro rata according to the number of shares of Preferred Stock held by each Preferred Stock holder.

  Voting Rights. The Preferred Stock shall have unlimited voting rights under the Georgia Business Corporation Code (the "Code"), except (a) it will vote separately as a class with respect to (i) the election of directors, (ii) on matters as provided in the Bylaws and (iii) as required by applicable law and
(b) it will not vote on matters expressly reserved for approval solely by another class or series of stock under the Code, the Articles or the Bylaws, and it will be subject to the elimination of voting rights with respect to individual shares of the Preferred Stock upon the exercise of a Correlating Warrant and the payment of the Exercise Price (a "Preferred Vote Expiration Event"). Until the voting rights are eliminated by the exercise of a Correlating Warrant and the payment of the Exercise Price, each share of Preferred Stock shall entitle its holder to a number of votes equal to the number of whole shares of Common Stock for which each Preferred Share's Correlating Warrant is exercisable. Fractional votes will not be permitted, and any fractional voting rights will be rounded to the nearest whole number.

  Except for the election of directors, and except as otherwise expressly provided in the Articles, the Bylaws, or as required under applicable law, the holders of the Preferred Stock shall vote as a single class with the holders of the Common Stock. In the event of any stock dividend, stock split, reverse stock split, reclassification, or similar event that results in a different number of shares of Common Stock outstanding, the number of shares of Preferred Stock outstanding will be adjusted in like manner and at the same time.

  Composition of Board. So long as any Preferred Stock is outstanding, the Preferred Stock shareholders have the right to elect the Preferred Directors.

  The holders of a majority of the Outstanding Preferred Stock will be entitled to appoint the Preferred Directors. The Common Stock shareholders have the right to elect six Common Stock Directors, and these Common Stock Directors have the right to nominate the Swing Director. The nomination of the Swing Director is subject to the approval of the Preferred Directors, which approval will not be unreasonably withheld. In the event that no shares of Preferred Stock remain outstanding, the right to appoint the Preferred Directors to the Board will revert to the holders of the Common Stock, such number of directors to be elected to be determined in accordance with the Bylaws as in effect from time to time and all Preferred Directors and the Swing Director will cease to serve on the Board effective upon the next succeeding meeting of the shareholders at which directors are elected.

  The size of the Board will automatically increase to fifteen members (or such number as required to accommodate the appointment of two additional members), and upon the occurrence of a Preferred Stock Event, the Preferred Stock holders shall have the right to elect the Additional Directors. In the event that holders of the Preferred Stock are entitled to elect additional members of the Board by reason of a Preferred Stock Event, such directors shall continue to serve until the occurrence of a Cure Event, at which time such Additional Directors shall cease to serve. If the holders of the Preferred Stock become entitled to elect Additional Directors upon the occurrence of a second Preferred Stock Event, such Additional Directors shall be entitled to continue to serve so long as the Preferred Stock is outstanding.

  The Preferred Stock shareholders shall have the right to elect Additional Directors in the event that a majority of the Preferred Directors submit to the Board a written proposal of merger or share exchange, to which the Company would be a party, or a sale of all or substantially all of the assets of the Company, and such proposal is not submitted to the shareholders for their consideration and vote within 120 days of the submission (or such longer time as may be required by the necessity to comply with the applicable law). The Additional

Directors shall be elected for the limited purpose of recommending and submitting such a plan to the shareholders, after which time the Additional Directors shall cease to serve and the Board shall revert to its size immediately prior to their appointment.

  So long as Preferred Stock is outstanding, the Company shall not, without the approval by vote or written consent of a majority of the Preferred Directors, do the following:

  1. amend the Articles in a manner that would require approval of the holders of Preferred Stock under Section 14-2-1004 of the Code or amend the Bylaws in a manner that would adversely affect the rights, preferences or privileges of, or restrictions on the Preferred Stock; or

  2. reclassify any outstanding shares of capital stock of the Company into shares having rights, preferences or privileges senior to or on parity with the Preferred Stock; or

  3. authorize or issue any other equity securities having rights or preferences senior to or on parity with the Preferred Stock, other than in connection with the modification of subordinated notes in existence on the Original Issue Date or securities issued as part of bank financings; or

  4. engage in any transaction or series of related transactions which would result in a change of ownership of more than 25% of the Company's equity securities; or

  5. sell more than 25% of the Company's operating assets in a single transaction or series of related transactions; or

  6. enter into any proposed transaction or series of related transactions in which the Company issues securities, the result of which has the effect of Issuing Common Stock at less than the Original Issue Price.

  Redemption Rights. All or a portion of the Preferred Stock may be redeemed by the Company, at a price equal to the Original Issue Price plus any accrued but unpaid Preferred Dividends with respect to each share, as provided below. At the option of the holder, all of such holder's Preferred Stock shall be redeemed at any time on or after the seventh anniversary of the date upon which Preferred Stock was originally issued pursuant to the Articles ("Original Issue Date"). Such redemption will be for cash of as many shares as possible without violating any loan covenants which the Company is subject, applicable law, or the terms of any contract which was approved by at least a three-quarters affirmative vote of the Board. If the Company is unable to redeem all of such Preferred Stock for cash, such holder may, at its option, elect not to require the redemption of all or a portion of the Preferred Stock, or may require the Company, subject to compliance with applicable law, to redeem the shares of Preferred Stock not redeemed for cash in exchange for a senior subordinated note (a "Subordinated Note") of the Company ranking pari passu with any other issue of the Company's most subordinated notes outstanding, which Subordinated Note will bear interest, payable quarterly, at a rate per annum equal to 5.5% above the yield on five-year treasury notes (the "Interest Rate"), with principal payable one-third upon redemption, one-third upon the first anniversary of the note, and the balance on the second anniversary of the note, with such principal eligible for prepayment by the Company without premium or penalty.

  At the option of the holder, all of such holder's Preferred Stock may be redeemed at any time during which the holders of the Preferred Stock are entitled to elect Additional Directors, by exchanging such Preferred Stock for a Subordinated Note, and the principal of which shall be due in three equal installments on the seventh, eighth and ninth anniversaries of the Original Issue Date.

  At the option of the Company, as determined solely by the Common Directors, all or a portion of the Preferred Stock may be redeemed on or after the seventh anniversary of the Original Issue Date, but only in the event the only form of consideration paid by the Company for such shares so redeemed is cash.

  If at any time the Preferred Stock is redeemed in exchange for one or more Subordinated Notes, the holders of the Preferred Stock collectively shall be entitled to retain at least one share of Preferred Stock until such senior subordinated notes are paid in full. The Company shall become entitled to redeem the remaining share or shares of Preferred Stock upon payment of such senior subordinated notes in full.

  Preemptive Rights. Each holder of Preferred Stock shall be entitled to preemptive rights as provided in the Code with respect to any issuance by the Company of either (a) shares of Common Stock, or (b) any security convertible into or carrying a right to subscribe for or acquire shares of Common Stock (other than options issued to employees)(the "New Shares"). For such purpose, each holder of Preferred Stock shall be deemed to hold at such time the number of shares of Common Stock equal to the number of shares of Common Stock shares issuable upon exercise of any Correlating Warrants which correspond to the Preferred Stock held by such Preferred Stock holder. Holders of Common Stock will not have preemptive rights.

  These preemptive rights, however, shall not be available for any issuance of New Shares which has been approved by at least a three-quarters affirmative vote of the Board of Directors, and shall expire upon (and not be applicable to) the first sale of Common Stock or other securities of the Company to the public, which sale is effectuated pursuant to a Listing Event.

  Conversion Rights. Each share of Preferred Stock is convertible, at the option of the holder, into one share of Common Stock (provided that the Correlating Warrant for such share of Preferred Stock has not been exercised). If a redemption occurs on or after the seventh anniversary of the Original Issue Date then each share of Preferred Stock is convertible at the option of the holder, into the "Adjusted Number" of shares of Common Stock (provided that the Correlating Warrant for such share of Preferred Stock has not been exercised; provided that as a result of such conversion (together with any simultaneous conversions) all shares issuable pursuant to the Warrant have been issued). The "Adjusted Number" will be an amount equal to the total number of shares of Preferred Stock being converted multiplied by a fraction, the denominator of which is the Exercise Price then in effect and the numerator of which is the Original Issue Price. In no event will shares of Preferred Stock be convertible into a number of shares of Common Stock that is greater than the total number of shares of Common Stock that may be issued pursuant to the Warrant, taking into account all prior and simultaneous conversions and exercises under the Warrant. Upon any such conversion, the Correlating Warrant for each such share of Preferred Stock so converted will be automatically cancelled, and each such Correlating Warrant will be delivered, automatically cancelled and of no further force or effect. To the extent that any shares of Preferred Stock remain outstanding after such time as the Warrant has either expired or been fully exercised, such shares of Preferred Stock will retain all rights granted to such Preferred Stock under the Restated Articles except for the right to convert.

MODIFICATIONS OF COMMON STOCK AND EFFECTS OF ISSUANCE OF PREFERRED STOCK

  While the Board of Directors is of the opinion that the proposed Equity Investment is fair to, and its approval is advisable and in the best interests of, the Company and its shareholders, shareholders should consider the following possible effects on the Common Stock in evaluating the Equity Investment.

  Voting Rights. Each holder of Common Stock will still be entitled to the same voting rights as they held prior to the Amendment to Articles except upon the consummation of the Equity Investment, the holders of Common Stock will no longer elect the entire Board, but instead will elect six (6) Common Stock Directors. With respect to the election of directors, the holders of Common Stock will, upon the approval of the Restated Articles, be entitled to elect six (6) members of the Board (or one less than a majority of the Board if the Board is larger or smaller than thirteen (13) members) and such members will have the power to nominate an additional member to serve on the Board subject to approval by the Preferred Directors (which approval may not be unreasonably withheld). For a description of certain rights of the Preferred Stock regarding election of directors to be authorized as part of the Equity Investment see "--Restated Articles and Terms of Preferred Stock."

  Dividend Rights. Subject to the declaration and payment of dividends upon the Preferred Stock at the time outstanding, to the extent of any preference to which such Preferred Stock is entitled the Board will be permitted to declare and pay dividends on the Common Stock payable out of any funds and assets of the Company legally available therefor. For a description of certain dividend rights and preferences associated with Preferred Stock to be authorized as part of the Equity Investment see "--Restated Articles and Terms of Preferred Stock." The Company is currently limited by its credit facilities from paying dividends and does not plan to pay any dividends in the foreseeable future, other than the Preferred Dividends with respect to the Preferred Stock.

  Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Company or upon the distribution of the assets of the Company, all assets and funds of the Company remaining after payment in full of the debts and liabilities of the Company and the payment to holders of Preferred Stock of the full preferential amounts to which they were entitled would be divided and distributed among the holders of the Common Stock ratably. For a description of certain rights to receive liquidating distributions associated with the Preferred Stock to be authorized as a part of the Equity Investment Proposal, see "--Restated Articles and Terms of Preferred Stock."

  Preemptive Rights. The approval of the Restated Articles will grant to all holders of the new class of Preferred Stock a preemptive right. This right allows the holders of Preferred Stock to maintain their proportionate share of ownership of the Company by offering them the option of purchasing a proportionate share of any (i) new shares of Common Stock or (ii) any security convertible into or carrying a right to subscribe for or acquire shares of Common Stock (other than options issued to employees) issued by the Company. For a description of certain rights regarding preemptive rights associated with the Preferred Stock see "--Restated Articles and Terms of Preferred Stock."

  Removal of Restrictions on Transferability and Valuation. The Restated Articles will eliminate the Company's right of first refusal on any shareholder proposed transfer of Common Stock. The Restated Articles also will eliminate the requirement of a valuation with respect to any shareholder transaction relating to the transfer of Common Stock, but the Company anticipates that valuations will continue to be required and take place in connection with the Company's 401(k) Plan.

GENERAL EFFECTS AND REASONS FOR MODIFICATIONS OF COMMON STOCK

  The modifications to the Common Stock as proposed by the Restated Articles will have the effect of granting the holders of Preferred Stock preferential treatment over the holders of Common Stock with respect to liquidation and dividend rights. With respect to the election of directors, the Common Stock holders who currently elect the entire slate of directors would be limited to the election of six (6) directors while the holders of Preferred Stock would elect six (6) directors and have the authority to approve a seventh director nominated by the Common Stock Directors. The proposed Restated Articles remove the required valuation of the Common Stock and the Company's right of first refusal on any transfer of Common Stock by a shareholder. The Company believes that this new mechanism should allow holders of the Common Stock to transfer their Common Stock to any transferee at the price they determine to be fair and reasonable, subject to compliance with applicable law.

  The principal purpose of the proposed modification to Common Stock as described in the Restated Articles is to allow for the issuance of Preferred Stock on the terms and conditions as contemplated by the Securities Purchase Agreement. The Board believes that modifications to the Articles as proposed by the Restated Articles are necessary to induce Investor to enter into the Securities Purchase Agreement and the transactions contemplated thereby. The Board believes that the Equity Investment is necessary for the long term growth of the Company and the overall value and benefits received by the Company warrant the Restated Articles. See "--Reasons of Company for Engaging in the Equity Investment."

BYLAWS AMENDMENT

  The principal features of the Bylaws Amendment, a copy of which is attached as ANNEX D to this Proxy Statement, are summarized below. The following description does not purport to be complete and is qualified in its entirety by reference to the Bylaws Amendments which is incorporated herein by reference.

  The Bylaws Amendment provides that the holders of Preferred Stock may enter into contractual relationships with the Company only upon approval of a majority of the Common Stock Directors. The Bylaws Amendment also sets forth the Benchmarks of the Company for 1997 through 2000 as they relate to the Equity Investment. Under the Bylaws Amendment, before December 31, 2000, a majority of the Board is required to approve quarterly Benchmarks for the period ending December 31, 2003. Thereafter, as long as the Preferred Stock is outstanding, the Board is required to approve quarterly Benchmarks for each succeeding three-year period. The Bylaws Amendment also provides for the definitions of Preferred Stock Event and Cure Event. See "--Certain Rights to be Granted Investor--Appointment of Additional Directors." While management has no reason to believe at this time that the Company will be unable to meet the Benchmarks in the near term, there can be no assurance that the Company will be able to operate at levels that will permit it to meet the Benchmarks. In the event the Company were to be unable to meet the Benchmarks and unable to cure such failure within the time specified, (i) the Warrant Exercise Price could decline from $10.38 per share to as low as $.01 per share, and (ii) the Investor could be entitled to appoint Additional Directors to the Board. See "--Certain Rights to be Granted to Investor."

  The Bylaws Amendment grants the Preferred Directors the right to place one member on the Board's Executive Committee and provides that no action will be taken by the Executive Committee without the affirmative vote of such Preferred Director and the Company's Chief Executive Officer. The Bylaws Amendment grants a majority of the Preferred Directors the ability to call one special meeting of the Board per year. The Bylaws Amendment is intended to implement both the economic terms and corporate governance provisions which are contemplated by the Securities Purchase Agreement and is necessary to induce Investor to consummate the Equity Investment.

USE OF PROCEEDS

  The net proceeds to the Company from the Equity Investment are estimated to be approximately $8,000,000, after deduction of the expenses of the Equity Investment, which are expected to total $2,000,000. Such proceeds will be used for working capital and other corporate purposes. Pending such uses, the proceeds will be used to reduce the amounts outstanding under the Company's 1997 Facilities. The 1997 Facilities currently bear interest calculated as Prime plus 0% to 1.5% (U.S. revolving line of credit) and LIBOR plus 2.0% to 3.5% (international revolving line of credit), which as of March 17, 1997, was 9.25% per annum on the U.S. revolving line of credit and 8.7% per annum on the international revolving line of credit. The 1997 Facilities expire on February 6, 1998. The 1997 Facilities specify limitations on the payment of any subordinated debt, which includes the notes payable to former shareholders.

CAPITALIZATION

  The following table sets forth the capitalization of the Company at December 31, 1996, and as adjusted to give effect to the Investment. See "--Use of Proceeds." For additional financial information about the Company please refer to the Company's Annual Report on Form 10-K for the year ended December 31, 1996 (enclosed with this Proxy Statement and incorporated herein by reference).

                                                           DECEMBER 31, 1996
                                                          --------------------
                                                          ACTUAL   AS ADJUSTED
                                                          -------  -----------
                                                            (IN THOUSANDS)
Short-term Debt, including current portion of long-term
 debt:...................................................   2,446      2,446
Long-term Debt:..........................................  42,847     34,847(1)
                                                          -------    -------
Total Debt:.............................................. $45,293    $37,293
Preferred Stock
  Preferred Stock--no par value; authorized: none in
   1996, 2,500,000 shares as adjusted:...................              9,850(3)
Shareholders' Equity
  Common Stock--$1 par value; authorized: 10,000,000
   shares; issued and outstanding shares: 1,905,422
   shares(2).............................................   1,905      1,905
Additional Paid-in Capital...............................  15,063     15,213(3)
Retained Earnings........................................   5,683      5,683
Foreign Currency Translation Adjustment..................  (5,061)    (5,061)
                                                          -------    -------
  Total Shareholders' Equity............................. $17,590    $17,740
                                                          -------    -------
Total Capitalization..................................... $62,883    $64,883
                                                          =======    =======

--------
(1) Reflects $10 million of proceeds from the Equity Investment less an estimated $2.0 million of related transaction costs.
(2) Does not include (i) approximately 315,000 shares of Common Stock issuable upon exercise of outstanding stock options under the Plan, (ii) 175,400 shares of Common Stock reserved and remaining available for issuance under the Plan and the Stock Option Amendment, (iii) shares of Common Stock reserved for issuance upon exercise of the Warrant to be issued to Investor in the Equity Investment, (iv) up to 900,000 shares of Common Stock reserved for issuance upon exercise of options to be issued to Investor in the Equity Investment, and (v) up to 157,500 shares of Common Stock plus one-half of any additional employee options issued at or before the Equity Investment Closing issuable pursuant to the Plan Options.
(3) Reflects Preferred Stock of $10 million, reduced by $50,000 in value allocated to the Option and $100,000 in value allocated to the Warrant, which together increase Additional Paid-in Capital by $150,000.

EFFECT OF THE EQUITY INVESTMENT PROPOSAL

  Assuming no shares of Common Stock are redeemed by the Company between the date of the Securities Purchase Agreement and the date of issuance of the Preferred Stock other than as a result of a contractual obligation to which the Company is subject, Investor would own approximately 33% of the issued and outstanding stock of the Company upon the Equity Investment Closing. The issuance of the Preferred Stock and the issuance of Common Stock pursuant to the Warrant purchased by the Investor will not affect the rights of holders of currently outstanding Common Stock except for effects incidental to increasing the numbers of shares of capital stock outstanding, such as dilution of the voting rights of current holders of Common Stock. The holders of Preferred Stock are entitled to a liquidation preference and the proceeds payable to the holders of Common Stock upon any liquidation of the Company would be decreased by the amount of such preference. See "--Modifications to Common Stock and Effects of Issuance of Preferred Stock."

  The 1997 Facilities will be amended to permit issuance by the Company of the Preferred Stock, the Warrant, Option and Plan Options and to permit payment of the Preferred Dividend. The 1997 Facilities will otherwise be modified to ensure that the consummation of the Equity Investment will not cause a default thereunder.

DIMINISHED ABILITY TO SELL THE COMPANY AND TO RAISE ADDITIONAL PREFERRED EQUITY CAPITAL

  As a result of Investor's substantial ownership interest in the Company's securities, it will be more difficult for a third party to acquire control of the Company without Investor's approval. In addition, the consent of at least a majority of the outstanding shares of Preferred Stock, voting separately as a class, will be required for approval of certain corporate transactions including the merger or consolidation of the Company or the sale of substantially all of its assets. See "--Restated Articles and Terms of Preferred Stock--Voting Rights."

ANTI-TAKEOVER STATUTES

  The Company has elected in the Bylaws to be subject to certain optional provisions of the Code that impose additional voting requirements and substantive and procedural restrictions on the ability of the Company to enter into certain transactions with persons who are deemed to be "interested shareholders." These provisions fall into two categories; (i) fair price provisions which are focused on the substantive fairness of transactions consummated between a corporation and an interested shareholder and (ii) provisions which are designed to encourage any person, before acquiring 10% of voting stock of a resident domestic corporation, to seek approval of its board of directors for the terms of any contemplated business combination.

  The Code provides that, unless certain "fair price" requirements and procedures are followed, a "business combination" will, in addition to any vote otherwise required by law or the articles of incorporation of the corporation, be unanimously approved by the "continuing directors" (defined as a director who is not an affiliate or associate of an interested shareholder or any of its affiliates, other than the corporation, and who was a director of the corporation prior to the date an interested shareholder first became an interested shareholder) provided that the continuing directors constitute at least three members of the board of directors at the time of such approval, or recommended by at least two-thirds of the continuing directors and approved by a majority of the votes entitled to be cast by holders of voting shares, other than voting shares beneficially owned by the interested shareholder who is, or whose affiliate is, a party to the business combination.

  In addition to the above additional voting requirements, the Company has elected in its Bylaws to be subject to provisions of the Code which provide that a resident domestic corporation (the definition of which includes the Company) may not engage in any business combination with any interested shareholder for a period of five years following the time that such shareholder became an interested shareholder unless (i) prior to such time the resident domestic corporation's board of directors approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder, (ii) in the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder became the beneficial owner of at least 90% (excluding share owned by directors, officers, subsidiaries and employee stock ownership plans) of the voting stock of the resident domestic corporation outstanding at the time the transaction commenced, or (iii) subsequent to becoming an interested shareholder, such shareholder acquired additional shares resulting in the interested shareholder being the beneficial owner of at least 90% (excluding shares owned by directors, officers, subsidiaries and certain employee stock ownership plans) of the outstanding voting stock of the resident domestic corporation, and the business combination was approved at an annual or special meeting of the shareholders by the holders of a majority of the voting stock entitled to vote thereon, excluding from such vote the voting stock beneficially owned by the interested shareholder or by directors, officers, subsidiaries, and certain employee stock ownership plans.

  The Board's approval of the Equity Investment by a unanimous vote of the directors present at the March 14, 1997 meeting of the Board met the requirements of the Code sections relating to business combinations with interested shareholders. The consummation of the Equity Investment does not require compliance with the "fair price" requirements. Under certain circumstances both the "fair price" and the business combination with interested shareholder requirements could make it more difficult for an interested shareholder to effect various business combinations, although the Board or shareholders may, by adopting an amendment to the Bylaws, elect not to be governed by these sections. The approval of the Equity Investment includes the approval of any transfer by Investor to an Affiliate or to a corporation existing as of the date of the Securities Purchase Agreement at least 51% of the outstanding capital stock of which is owned or controlled by one or both of Virgil R. Williams and James M. Williams, Jr. (or an Affiliate) or a corporation formed on or after the date of the Securities Purchase Agreement at least 80% of the outstanding capital stock of which is owned or controlled by one or both of Virgil R. Williams and James M. Williams, Jr. (or an Affiliate). See "--Securities Purchase Agreement."

NO DISSENTERS' RIGHTS

  The holders of shares of Common Stock will have no dissenters' rights pursuant to Section 14-2-1302 of the Code in connection with the Equity Investment.

VOTE REQUIRED FOR APPROVAL

  The affirmative vote of a majority of the outstanding shares of Common Stock is required to approve the Equity Investment Proposal.

                                APPROVAL OF THE
                          STOCK OPTION PLAN AMENDMENT
                               (PROPOSAL NO. 2)

  On March 14, 1997, the Board of the Company adopted an amendment to the Plan. The Stock Option Amendment provides for an increase in the maximum number of shares of Common Stock that may be issued and sold under the Plan from 375,000 to 500,000. As of February 28, 1997, the Company had outstanding options to purchase 315,000 shares of Common Stock pursuant to the Plan and 50,400 shares remaining eligible for grant under the Plan. The Board believes that continuing to provide executive officers and key employees of the Company with the ability to acquire a proprietary interest in the Company (i) is a significant value to the Company in its efforts to recruit and retain employees and executive officers, (ii) instills loyalty, and (iii) encourages the generation of long-term value for the Company's shareholders by aligning management and shareholder interests, and has therefore concluded that adoption of the Stock Option Amendment is in the best interests of the Company and its shareholders.

  The essential provisions of the Plan are summarized below. Such summaries do not purport to be complete, and are qualified in their entirety by references to the Stock Option Plan Amendment, a copy of which is attached to this Proxy Statement as ANNEX E.

ADMINISTRATION

  The Plan is administered by the Compensation Committee (the "Committee"), which has been delegated the authority by the Board to grant in its sole discretion options pursuant to the Plan to executive officers and key employees of the Company. The Committee will also make any other determinations necessary or advisable for the administration of the Plan, including interpretation of the Plan and related agreements and other documents.

COMMON STOCK SUBJECT TO THE PLAN

  The Company's Common Stock is eligible for grants pursuant to the Plan. Subject to certain adjustments as provided in the Plan, the number of shares that may be issued or transferred under the Plan, including the Stock Option Amendment, shall not exceed in the aggregate 500,000 shares of Common Stock. Shares to be issued may be of original issuance or shares held in treasury; provided, however, that shares of Common Stock with respect to which an option has been exercised shall not again be available for options under the Plan. The maximum number of shares of Common Stock that may be issued and delivered under the Plan, the number of shares covered by outstanding options, and the prices per share applicable thereto, are subject to adjustment in the event of stock dividends, stock splits, combinations of shares, recapitalizations, mergers, reorganizations and similar events.

ELIGIBILITY

  Officers and employees (approximately 4,000) of the Company may be granted options by the Committee.

PLAN BENEFITS

  The table below shows the stock options that were granted to each of the following persons or groups under the Plan from the inception of the Plan on November 8, 1990, through the date hereof.

                       PLAN BENEFITS PREVIOUSLY GRANTED

                                                         EXERCISE    NUMBER OF
                                              DOLLAR     PRICE PER     STOCK
              NAME AND POSITION              VALUE(1)      SHARE      OPTIONS
              -----------------             ---------- ------------- ---------
Bruce C. Coles............................. $  945,750    $11.64       75,000
 President, Chief Executive Officer and
  Chairman of the Board
Andrew J. Young............................ $  100,880 $16.91-$29.63    8,000
 Vice Chairman(/2/) and Director
W. Allen Walker............................ $   88,270 $16.91-$26.31    7,000
 Executive Vice President
Darryl B. Segraves......................... $   56,475 $16.91-$26.31    4,500
 Executive Vice President, Secretary and
  General Counsel
Robert B. Fooshee.......................... $  252,200    $16.91       20,000
 Executive Vice President, Chief Financial
  Officer, Treasurer and Director
Executive Officer Group.................... $1,443,845 $11.64-$29.63  114,500
Non-Executive Director Group............... $  469,723 $16.91-$29.63   37,250
Non-Executive Officer Employee Group....... $2,058,582 $16.91-$29.63  163,250

--------
(1) Dollar Value based on appraisal of Common Stock as of February 15, 1997.

(2) Resigned effective as of April 1, 1997.

The number of stock options to be granted in the future under the Plan are not determinable for the above persons or groups.

OPTION RIGHTS

  Option rights may constitute (i) incentive stock options that are intended to qualify as such under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) non-statutory options that are not intended to qualify as incentive stock options, or (iii) combinations of the foregoing. The aggregate fair market value at the time of grant of incentive stock options that may first become exercisable in a particular year may not exceed $100,000.

  The exercise price of any option must be not less than the fair market value of a share of Common Stock on the date on which the stock option is granted. The exercise price for executive officers and key employees is (i) payable in cash at the time of exercise, (ii) may be paid by the transfer to the Company of Common Stock owned by the optionee having a fair market value at the time of exercise equal to the option, or (iii) may be paid by a combination of such payment methods. Subject to the annual limit on stock option grants to a single optionee, successive grants may be made to the same optionee whether or not options previously granted remain unexercised. The Plan does not require that an optionee hold an option for a specified period and would permit immediate sequential exchanges of Common Stock at the time of exercise of options.

  No option right may be exercisable more than ten years from the date of grant. In the event of termination of the employment or death of an executive officer or key employee for any reason, including retirement, any unexercised option shall terminate. However, the Company shall pay to a participant upon termination of employment or death, the difference between the exercise price of each share of stock subject to any option which has vested and the fair market value of such stock.

FEDERAL INCOME TAX CONSEQUENCES

  The following is a brief summary of certain of the federal income tax consequences to individuals receiving grants or awards under the Plan. The following summary is based upon federal income tax laws in effect on January 1, 1997 and is not intended to be complete or to describe any state or local tax consequences.

  Non-Qualified Stock Options. In general, (i) no income will be recognized by an optionee at the time a non-qualified stock option is granted; (ii) at exercise, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise; and
(iii) at sale, appreciation (or depreciation) after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

  Incentive Stock Options. No income generally will be recognized by an optionee upon the grant or exercise of an incentive stock option. If shares of Common Stock are issued to the optionee pursuant to the exercise of an incentive stock option, and if no disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.

  If shares of Common Stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the option price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss), depending on the holding period.

  Special Rules Applicable to Officers and Directors. In limited circumstances where the sale of stock received as a result of a grant could subject an officer or director to suit under Section 16(b) of the 1934 Act, the tax consequences to the officer or director may differ from the tax consequences described above. In these circumstances, unless a special election has been made, the principal difference usually will be to postpone valuation and taxation of the stock received so long as the sale of the stock received could subject the officer or director to suit under Section 16(b) of the Exchange Act, but no longer than six months.

  Tax Consequences to the Company. To the extent that a participant recognizes ordinary income in the circumstances described above, the participant's employer should be entitled to a corresponding deduction, provided, among other things, that such income meets the test of reasonableness, is an ordinary and necessary business expense, is not an "excess parachute payment" and is not disallowed by the $1 million limitation on certain executive compensation.

AMENDMENT

  The Plan may be amended from time to time by the Board of Directors, provided, however, that without further approval by the shareholders no such amendment shall (i) increase the total number of shares of Common Stock that may be issued pursuant to the Plan (unless necessary to effect certain adjustments); (ii) change the class of participants eligible to receive options; (iii) change the provisions of the Plan regarding option price (unless necessary to effect certain adjustments); (iv) materially increase the cost of the Plan or materially increase the benefits to participants; (v) extend the period during which options may be granted; and (vi) extend the maximum period after the date of grant during which options may be exercised.

  In addition, the Board of Directors shall not terminate, amend or modify the Plan in any manner so as to adversely affect any option theretofore granted under the Plan without the consent of the optionee or transferee of the option.

MISCELLANEOUS

  No option is transferable by an optionee except upon death, by will or the laws of descent and distribution. Options are exercisable during the optionee's lifetime only by the optionee.

  In the event of dissolution or liquidation of the Company or any merger or combination in which the Company is not a surviving corporation (except for a merger or combination with a corporation wholly owned by the Company or its stockholders), each outstanding option granted under the Plan shall become fully vested and exercisable except to the extent that the exercisability of such option would constitute an "excess parachute payment."

VOTE REQUIRED FOR APPROVAL

  The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or represented by proxy at the Meeting is required to approve the Stock Option Amendment.

                             ELECTION OF DIRECTORS
                               (PROPOSAL NO. 3)

BOARD OF DIRECTORS FOLLOWING THE EQUITY INVESTMENT

  Upon completion of the Equity Investment, the Board will consist of thirteen directors, six Preferred Directors chosen by Investor and the Swing Director nominated by the Common Stock Directors and approved by the Preferred Directors, such approval not being unreasonably withheld. As described below shareholders will elect thirteen directors. Until the Equity Investment Closing (and thereafter if the Equity Investment is not consummated), the Board will consist of thirteen directors. Effective upon the Equity Investment Closing, Andrew J. Young, James I. Dangar, Clarence D. Zimmerman, Frederick J. Krishon, and Geoffrey J. Brice, current members of the Board and nominees for reelection herein, have agreed to resign in connection with the Equity Investment Closing and Bruce C. Coles, Robert B. Fooshee, Walter T. Kiser, Clay E. Sams, Peter D. Brettell and Frank B. Lockridge, current members of the Board and nominees for reelection herein, will remain on the Board as the Common Stock Directors. Investor will appoint Virgil R. Williams, James M. Williams, Jr., Steven Muller (a current member of the Board and nominee for reelection herein) Thomas D. Moreland, Michael D. Williams and Joe A. Mason, who have agreed to serve as the Preferred Directors. The Common Stock Directors have decided to nominate John Y. Williams (no relationship to Virgil
R. Williams or James M. Williams, Jr.) who has agreed to serve as the Swing Director, a current member of the Board and nominee for reelection herein; subject to the approval of the Preferred Directors. Investor has indicated that a nomination of John Y. Williams (no relation to either Virgil R. Williams or James M. Williams, Jr.) as the Swing Director would be acceptable.

BOARD OF DIRECTORS UPON COMPLETION OF THE EQUITY INVESTMENT

        NAME         AGE                      CURRENT POSITIONS WITH THE COMPANY
        ----         ---                      ----------------------------------
Bruce C. Coles        52 Chairman of the Board of Directors, President and Chief Executive Officer
Peter D. Brettell     44 Managing Director Gibb Ltd. and Director
Frank B. Lockridge    57 Senior Vice President of Law Engineering and Environmental Services, Inc.
                         and Director
Clay E. Sams          56 Vice President and Corporate Geotechnical Consultant of Law Engineering
                         and Environmental Services, Inc.; and Director
Robert B. Fooshee     54 Executive Vice President, Chief Financial Officer, Treasurer and Director
Walter T. Kiser       60 Director
John Y. Williams      54 Director (no relation to either Virgil R. Williams or James M. Williams, Jr.)
Virgil R. Williams    57 Preferred Director-Designee
James M. Williams,    65 Preferred Director-Designee
 Jr.
Thomas D. Moreland    63 Preferred Director-Designee
Joe A. Mason          47 Preferred Director-Designee
Michael D. Williams   32 Preferred Director-Designee
Steven Muller         69 Director and Preferred Director-Designee

BOARD OF DIRECTORS AT THE ANNUAL MEETING

  The following sets forth certain information with respect to the thirteen
(13) nominees for the Board of Directors of the Company. Directors hold office until the next annual meeting of shareholders. Mr. Frank B. Lockridge was elected to the Board on February 14, 1997 to fill the vacancy created by the resignation of J. Richard Cottingham. It is not contemplated that any of the nominees will be unable or unwilling to serve as a director, however, if that should occur, the proxies will be voted for the election of such other person or persons as are nominated by the Board of Directors. The thirteen (13) nominees for director receiving a plurality of the votes cast shall be elected.

PRESENT BOARD OF DIRECTORS INCLUDING NOMINEES FOR RE-ELECTION

        NAME           AGE                      CURRENT POSITIONS WITH THE COMPANY
        ----           ---                      ----------------------------------
Bruce C. Coles          52 Chairman of the Board of Directors, President and Chief Executive Officer
Peter D. Brettell       44 Managing Director Gibb Ltd. and Director
Geoffrey J. Brice       57 Director of Gibb Ltd. and Director
James I. Dangar         53 Executive Vice President of Law Engineering and Environmental Services, Inc.
                           and Director
Robert B. Fooshee       54 Executive Vice President, Chief Financial Officer, Treasurer and Director
Walter T. Kiser         60 Director
Frederick J. Krishon    50 Vice President of Law Engineering and Environmental Services, Inc.;
                           Corporate Consultant; and Director
Frank B. Lockridge      57 Senior Vice President of Law Engineering and Environmental Services, Inc.
                           and Director
Steven Muller           69 Director
Clay E. Sams            56 Vice President and Corporate Geotechnical Consultant of Law Engineering and
                           Environmental Services, Inc.; and Director
John Y. Williams        54 Director
Andrew J. Young         65 Director
Clarence D. Zimmerman   60 Executive Vice President of Law Engineering and Environmental Services, Inc.;
                           and Director

BACKGROUND OF NOMINEES AND PREFERRED DIRECTOR-DESIGNEES

  BRUCE C. COLES joined the Company in September 1995 and is the Chairman of the Board of Directors and Chief Executive Officer of the Company. Subsequently in 1996, Mr. Coles was elected President of the Company. Prior to joining the Company Mr. Coles was Chairman, President and Chief Executive Officer of Stone & Webster Incorporated. Prior to August 1995, Mr. Coles held various technical and management positions with Stone & Webster Incorporated and its related affiliates since June, 1968. Mr. Coles also serves on the National Board of Directors of Junior Achievement, the Board of Councilors of The Carter Center, the Board of the Civil Engineering Research Foundation, the advisory council for the Accreditation Board for Engineering and Technology and the Civil Engineering Association of the University of Maine.

  PETER D. BRETTELL joined Gibb Ltd., an affiliate of the Company in 1975 and has served in various engineering and management positions. Since 1995, Mr. Brettell has served as Managing Director of Gibb Ltd. Mr. Brettell was elected a director on July 8, 1996.

  GEOFFREY J. BRICE joined Gibb Ltd. in 1960. He has served in various engineering and management positions, most recently as a director of Gibb Ltd. since 1989. He has been a Director of the Company since 1994.

  JAMES I. DANGAR joined the Company in 1967 and has held various technical and management positions with the Company. He has been a Director of the Company since 1984. On November 29, 1994, he was elected President and Chief Operating Officer of the Company, a position he held until late 1995. On February 13, 1995, he was elected Interim Chief Executive Officer of the Company, a position he held until September, 1995. Mr. Dangar currently serves as Executive Vice President of Law Engineering and Environmental Services, Inc.

  ROBERT B. FOOSHEE joined the Company in January, 1996 as Executive Vice President and Chief Financial Officer. Mr. Fooshee also serves as Treasurer of the Company. In July 1996, Mr. Fooshee was elected director of the Company. Prior to joining the Company Mr. Fooshee provided consulting services for RBF & Associates from February 1995 until joining the Company. From August 1994 through January 1995, Mr. Fooshee was Executive Vice President and Chief Financial Officer for Eddie Haggar Limited. From June 1992 until August 1994, Mr. Fooshee was Chief Financial Officer for The Fresh Market. From April 1986 until June 1992, Mr. Fooshee was Chief Financial Officer for Kayser-Roth Corporation.

  FREDERICK J. KRISHON joined the Company in 1972 and in 1986 was elected as Assistant Vice President for the Company's engineering subsidiary. He currently serves as Vice President of an affiliate of the Company and is a corporate consultant in facilities engineering. He has served in various engineering and management positions with the Company or its affiliates. Mr. Krishon has been a Director of the Company since 1995.

  WALTER T. KISER joined the Company in 1962 and held various engineering and management positions with the Company, including Chairman and Chief Executive Officer of Law Companies Engineering Group, Inc. from 1991 until his retirement in 1993. He served as Chairman and Chief Executive Officer of Law Engineering, Inc. from 1989 until 1991, and served as President of the Company from March 1985 until December 1988. Additionally, from 1977 to 1993 Mr. Kiser served as a Director of the Company. Mr. Kiser has been a Director since 1995.

  FRANK B. LOCKRIDGE joined the Company in 1965 and has held various technical and management positions with the Company and/or related affiliates. Currently, Mr. Lockridge serves as a Senior Vice President of Law Engineering and Environmental Services, Inc. Mr. Lockridge was elected Director on February 14, 1997.

  STEVEN MULLER has served as a Director of the Company since March 1991. Dr. Muller is President Emeritus of The Johns Hopkins University where he served as President from 1972 to 1990. Dr. Muller is also a director of Van/Kampen American Capital Corporation, Closed End and Common Sense Trust Funds; Beneficial Corporation; Alex. Brown & Sons, Incorporated; Millipore Corporation; and Organization Resources Counselors, Inc.

  CLAY E. SAMS joined the Company in 1964. Since December 1988, he has served as Vice President and Corporate Geotechnical Consultant of the various affiliates of the Company. Prior thereto, he served in various engineering and management positions with the Company. Mr. Sams has been a Director of the Company since 1995.

  JOHN Y. WILLIAMS has served as a Director of the Company since 1995. Mr. Williams has been a Managing Director of Equity South Partners, L.P., a merchant banking partnership, since January 1995 and of its affiliate Grubb & Williams, Ltd. since 1987. Mr. Williams also serves as a Director of Tech Data Company.

  ANDREW J. YOUNG is Co-Chairman of Goodworks International, LLC, an international consulting firm. He served the Company from 1990 to April 1997 in various executive capacities. He has been a Director of the Company since June 1995 and on May 7, 1993, Mr. Young was appointed by the Board of Directors to be Vice Chairman of the Company. Prior thereto, he served as Mayor of the City of Atlanta from 1981 to 1989. Mr. Young serves as Chairman of the Southern Africa Enterprise Development Fund and, until recently, as Co-Chairman of the Board of the Atlanta Committee for the 1996 Olympic Games. Mr. Young also serves as a director of Delta Air Lines, Cox Communications, Host Marriott, Thomas Nelson Publishers, Film Fabricators, and Argus Newspaper. From May 1, 1996 to December 31, 1996, Mr. Young worked under a loaned executive agreement with the Atlanta Committee for the 1996 Olympic Games, but resumed his duties with the Company in early 1997.

  CLARENCE D. ZIMMERMAN joined the Company in 1966, and has held various technical and management positions with the Company and/or its related affiliates. Mr. Zimmerman has served as an Executive or Senior Vice President of various affiliates of the Company since 1989. He has been a Director of the Company since 1993.

  VIRGIL R. WILLIAMS has served as Chairman of the Board, President and Chief Executive Officer of Williams Group International, Inc., a construction, facilities maintenance and environmental engineering firm since before 1992. Mr. Williams is a graduate of the Georgia Institute of Technology and holds a degree in Industrial Engineering. He also controls a variety of communications, industrial, environmental and engineering firms, and he currently serves on the board of directors of NationsBank, the Georgia Chamber of Commerce and as a trustee for Young Harris College, the Georgia Research Alliance, the Georgia Conservancy, and the Georgia Tech Foundation.

  JAMES M. WILLIAMS, JR. has served as Vice Chairman of the Board of Williams Group International, Inc. for more than five years. Mr. Williams is a graduate of the Georgia Institute of Technology, holding a degree in Chemical Engineering. He together with Virgil R. Williams controls a variety of construction and commercial development firms.

  THOMAS D. MORELAND serves as President and Chief Executive Officer of Moreland Altobelli Associates, Inc., a civil engineering firm owned together with Virgil R. Williams and James M. Williams, Jr., and Stephen Moreland. He has held this position for more than five years. Prior to such time, he was the Chief Operating Officer of Williams Service Group, Inc., a division of Williams Group International, Inc.

  MICHAEL D. WILLIAMS serves as Vice President and Director of Williams Group International, Inc. since 1985. During such period he has also served as Superintendent and Project Manager of Williams Environmental Services, Inc., a division of Williams Group International, Inc. and is also a Director of First Newton Bank, Covington, Georgia. Mr. Williams is the son of Virgil R. Williams and a nephew of James M. Williams, Jr.

  JOE A. MASON served as a manager of the accounting firm of Smith & Radigan, Atlanta, Georgia from 1994 to April, 1997. From 1988 through 1994, Mr. Mason served as President and controlling shareholder of Bank Consultants, Inc., a management consulting company serving the banking industry. In April, 1997, Mr. Mason will be employed by Messrs. Virgil R. Williams and James M. Williams, Jr. to provide financial oversight of their various interests. Mr. Mason is a certified public accountant in the State of Georgia.

  The Board of Directors of Law Companies Group, Inc. met seven times during 1996. All members of the Board of Directors attended at least 75% of the meetings of the Board and the various committees of the Board of which they are members except for Mr. Andrew J. Young who was excused from two committee meetings due to other business commitments.

COMMITTEES OF THE BOARD

  FINANCE & AUDIT COMMITTEE: Current members are Messrs. Williams (Chairman), Brettell, Kiser, Sams, Dangar and Coles (ex officio). The Finance and Audit Committee met four times during 1996. The Committee monitors the financial plans and performance of the Company; meets with the outside auditors and reviews the scope of audit activities and the recommendations of the auditors; and reviews other matters related to accounting and auditing.

  COMPENSATION COMMITTEE: Current members are Messrs. Muller (Chairman), Fooshee, Brice, Williams and Coles (ex officio). The Compensation Committee met three times during 1996. The Committee generally administers matters relating to executive compensation. This includes recommendation of salary levels. The Committee makes recommendations concerning approval of the variable compensation plan and administration thereof.

  HUMAN RESOURCES DEVELOPMENT COMMITTEE: Current Members are Messrs. Muller (Chairman), Krishon, Young, Zimmerman, Brice and Coles (ex officio). The Committee met four times during 1996. The Committee generally monitors, reviews and recommends actions concerning human resources matters. These include recruiting, diversity, compensation and benefits, training and personnel administration.

  NOMINATING COMMITTEE: Current members are Messrs. Williams (Chairman), Muller, Coles, Zimmerman and Brettell. There were no meetings during 1996. The Company only considers nominees to the Board by shareholders that are submitted to the Nominating Committee.

COMPENSATION OF DIRECTORS

  The Company pays its non-employee directors $3,000 per quarter for their services, $2,000 for each Board meeting attended and $1,000 for each Board Committee meeting attended. Committee chairmen receive $1,500 per meeting chaired. The Company also reimburses all of its directors for reasonable expenses incurred in connection with attending Board and Board Committee meetings.

  Effective April 1, 1997, Mr. Young resigned as an executive officer and employee of the Company, to become Co-Chairman of Goodworks International, LLC ("Goodworks"). The Company has engaged Goodworks to provide consulting services for its international operations for total annual fees of $200,000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information, as of April 15, 1997, regarding the ownership interests in Common Stock of each executive officer named in the summary compensation table, director and director-nominee individually and of all directors and executive officers of the Company as a group, and each person known to the Company to own beneficially more than five percent of any class of the Company's voting securities. Each person or group has sole voting and investment power with respect to all shares of the Company's stock so owned, except as otherwise noted.

                                                         COMMON       PERCENT OF
      NAME OF BENEFICIAL OWNER                          STOCK (1)       CLASS
      ------------------------                          ---------     ----------
      Bruce C. Coles                                       9,751           (2)
      Peter D. Brettell                                    1,100           (2)
      Geoffrey J. Brice                                    6,650           (2)
      James I. Dangar                                     41,924         2.21%
      Robert B. Fooshee                                    4,000           (2)
      Walter T. Kiser                                          0           (2)
      Frederick J. Krishon                                36,326         1.92%
      Frank B. Lockridge                                  49,873         2.63%
      Steven Muller                                        1,000           (2)
      Clay E. Sams (3)                                    85,439         4.51%
      Darryl B. Segraves                                   2,600           (2)
      W. Allen Walker                                      9,204           (2)
      John Y. Williams                                         0           (2)
      Andrew J. Young                                     10,725           (2)
      Clarence D. Zimmerman                               29,849         1.58%
      All executive officers, directors and director
       nominees as a group (15 persons)                  288,441        15.22%

--------
(1) The number of shares of Common Stock beneficially owned by the persons named in the table consists of shares owned and of shares subject to options which may be exercised within 60 days of April 15, 1997.

(2) The percentage of shares beneficially owned by these persons is less than 1% of the class of stock so owned.

(3) Mr. Sams' address is 2801 Yorkmont, Charlotte, NC 28208.

MANAGEMENT COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table sets forth certain information regarding compensation paid during each of the Company's last three fiscal years to the Company's Chief Executive Officer and each of the four other most highly compensated executive officers, based on salary and bonus earned during fiscal 1996.

                                     ANNUAL COMPENSATION(1)
                           ------------------------------------------------
                                                       RESTRICTED   OPTIONS     ALL OTHER
                                                         STOCK      GRANTED    COMPENSATION
NAME & PRINCIPAL POSITION  YEAR SALARY($)    BONUS ($)   AWARDS       (#)          ($)
-------------------------  ---- ---------    --------- ----------   -------    ------------
Bruce C. Coles             1996  563,145     $120,000               75,000(2)    $65,029(7)
 Chairman of the Board,    1995  171,350(3)             $200,000(5) 50,000       $49,117(4)
 President and Chief
 Executive Officer         1994      n/a
Andrew J. Young            1996  197,745                             2,000(6)    $ 3,577(8)
 Vice Chairman and
 Director                  1995  210,000                                         $ 2,172(9)
                           1994  205,770                                         $ 1,542(9)
W. Allen Walker            1996  164,044                             2,500(6)    $ 7,219(10)
 Executive Vice
 President                 1995  128,825                                         $ 5,508(11)
                           1994  128,695     $  8,000                            $36,410(12)
Darryl B. Segraves         1996  169,213                             2,500(6)    $ 9,071
 Executive Vice
 President,                1995  143,106
 Secretary and General
 Counsel                   1994  125,077     $  5,000
Robert B. Fooshee          1996  195,417(13)                        20,000(6)    $50,692(14)
 Executive Vice
 President, Chief          1995      n/a
 Financial Officer,
 Treasurer and Director    1994      n/a

--------
(1) The salary column includes before tax contributions made to the 401(k) Plan as well as the Company's cafeteria plan.
(2) Options granted pursuant to a Cancellation Agreement in connection with cancellation of 50,000 options granted in 1995 and grant of replacement options.
(3) Salary amount for Mr. Coles represents only a partial year's salary since joining the Company in September, 1995.
(4) The amounts hereunder reflect relocation expenses, auto and life insurance premiums and club dues paid by the Company.
(5) Represents 9,751 shares of restricted stock granted at fair market value of $20.51. Such restrictions on one-half of the stock lapse on January 10, 1997 and the restrictions on the remainder lapse on January 10, 1998.
(6) See "Option Grants in 1996."
(7) The amounts hereunder reflect the Company's matching contributions to the 401(k) Plan of $2,250 and the Company's contributions to Company's Supplemental Executive Retirement Plan of $43,603.
(8) The amounts hereunder reflect the Company's matching contributions to the 401(k) Plan of $1,471.
(9) The amounts hereunder reflect the Company's matching contributions to the 401(k) Plan of $2,172 in 1995 and $1,542 in 1994.
(10) The amounts hereunder reflect the Company's matching contributions to the 401(k) Plan of $1,904.
(11) The amounts hereunder reflect the Company's matching contributions to the 401(k) Plan of $1,178 in 1995.
(12) The amounts hereunder reflect relocation expenses, automobile allowance, life insurance paid by the Company and the Company's matching contributions to the 401(k) Plan of $1,188.
(13) Salary amount for Mr. Fooshee represents on a partial year's salary since joining the Company in early 1996.
(14) The amounts hereunder reflect relocation expense, auto and life insurance and club dues paid by the Company as well as the Company's matching contributions to the 401(k) Plan of $1,731.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

  On September 1, 1995 the Company, and Bruce C. Coles entered into an employment agreement whereby Mr. Coles' compensation, fringe benefits, stock options, restrictive stock grant, base salary and relocation expense reimbursement were set out. Moreover, Mr. Coles, subject to certain conditions, was guaranteed the payment of his base salary (and targeted bonuses as approved by the Board of the Company) to September 1, 1998. All of the obligations under the Agreement are guaranteed by an irrevocable letter of credit. See "Report of Board of Directors on Executive Compensation--Chief Executive Officer."

  On January 10, 1996 the Company entered into an employment agreement with Robert B. Fooshee whereby Mr. Fooshee's compensation, fringe benefits, and relocation were established. The Company also agreed that in the event Mr. Fooshee is involuntarily terminated from employment for any reason other than cause, then he is guaranteed the payment of his base salary for eighteen months. See also "--Interests of Certain Persons in the Equity Investment."

  The Board of Directors has authorized the Company to enter into employment agreements with each of Messrs. Coles, Fooshee, Darryl B. Segraves, W. Allen Walker and Peter D. Brettell effective upon the Equity Investment Closing. In the case of Messrs. Coles, Fooshee and Brettell, the new employment agreements, upon their execution, will extinguish entirely the previously existing employment agreements described above. The new employment agreements will provide for initial base salaries at the rates in effect at the present time, and salaries will be subject to annual upward adjustment (but not decreased) at the discretion of the Chairman of the Board and Compensation Committee. Each of the executives will be eligible to receive incentive compensation as approved by the Compensation Committee from time to time. These awards will be at the discretion of the Compensation Committee to promote long-term incentives. The employment agreements also will provide for reimbursement for business expenses and vacation and other benefits consistent with existing Company policies and practices.

  The employment agreements will also provide that if Messrs. Coles, Fooshee, Segraves, Walker and Brettell are terminated "without cause" (a) within two years from the Equity Investment Closing, they will be entitled to receive two years of base salary or (b) after two years from the Equity Investment Closing, one year's base salary. If such termination follows a "Change of Control" of the Company to an entity not a party to the Securities Purchase Agreement or another entity who is not a permitted transferee thereunder, then each of the executives will be entitled to receive up to two years at their current compensation levels regardless of whether termination occurs within two years of the Equity Investment Closing. A "Change of Control" means any individual or entity or related groups of entities or individuals who obtains
(i) the beneficial ownership or power to vote more than fifty (50%) percent of the outstanding securities of the Company; (ii) the right to elect a majority of the Board; or (iii) the sale of substantially all of the assets of the Company. In the event of any such termination, the executives will be restricted from competing with the Company for one year from such termination.

OPTION GRANTS DURING 1996

                                                                      POTENTIAL REALIZED VALUE AT
                    NUMBER OF  % OF TOTAL                                ASSUMED ANNUAL RATES
                    SECURITIES  OPTIONS                               OF STOCK PRICE APPRECIATION
                    UNDERLYING GRANTED TO EXERCISE                          FOR OPTION TERM
                     OPTIONS   EMPLOYEES  PRICE PER                   ---------------------------
NAME                 GRANTED    IN 1996     SHARE    EXPIRATION DATE          5%            10%
----                ---------- ---------- --------- ----------------- ---------------------------
Bruce C. Coles        75,000      54.9%    $11.64   December 20, 2006     $549,000     $1,391,300
Andrew J. Young        2,000       1.5%    $16.91   February 15, 2006 $     21,300 $       53,900
W. Allen Walker        2,500       1.8%    $16.91   February 15, 2006 $     26,600 $       67,400
Darryl B. Segraves     2,500       1.8%    $16.91   February 15, 2006 $     26,600 $       67,400
Robert B. Fooshee     20,000      14.7%    $16.91   February 15, 2006 $    212,700 $      539,000

OPTIONS EXERCISED DURING 1996 AND YEAR END OPTION VALUES

  There were no options exercised by the named executive officers during 1996. The Company does not have any outstanding stock appreciation rights or warrants.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The following employee directors served on the Compensation Committee:
Messrs. Brice, Fooshee, Zimmerman, and Coles (ex officio) during 1996. To the Company's knowledge, there were no other interrelationships involving members of the Compensation Committee or other directors requiring disclosure in this proxy statement.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

  In 1996, the Compensation Committee of the Board was comprised of two non-employee directors and three employee directors of the Company. This committee administers the executive officer compensation program. The two outside directors of the Compensation Committee determine executive compensation awards and makes recommendations regarding executive officer salaries to the Board.

  The Company's primary objective is to maximize, over the long-term, the investments of shareholders. The Company has adopted a business strategy which it believes will achieve its primary objective. The Company has also developed a compensation strategy which will support the achievement of its business strategy.

  Key components of the executive compensation strategy are as follows:

  MARKET COMPETITIVE--The Company's executive officer compensation program is competitive with those organizations with which it competes for executive talent. The market, consisting primarily of ten engineering consulting firms, is monitored closely by the Company to assure that the Company has a program in place to attract and retain superior executive talent. The Company's intent is for compensation to be targeted at the median of this group; however, specific facts and circumstances may cause deviations from the median. Competitive market data and general compensation advice is provided to the Committee by an independent compensation consultant.

  LONG-TERM--The program is structured to deliver competitive pay over a number of years rather than focus on any single year. Superior pay is provided when Company earnings performance exceeds expectations.

  AT-RISK--A more significant portion of the compensation provided executive officers will be based on Company performance. This will serve to control fixed costs by shifting a portion of pay from fixed to variable.

  EQUITY-BASED--Executive officers are encouraged to own a substantial amount of stock and will be provided opportunities to acquire additional shares through stock option grants and other stock purchase opportunities. Stock option grants will provide value to executives only if stock price appreciation is achieved for all shareholders. Equity related pay is intended to be a major portion of the executives' overall pay program. Equity opportunities are based on relative potential contribution, accountability and responsibility of the various executive positions.

CHIEF EXECUTIVE OFFICER

  During fiscal 1996, Mr. Coles received a base salary of $550,000 and a bonus of $120,000 which was determined pursuant to his Employment Agreement with the Company dated September 1, 1995. In consideration of Mr. Coles' leadership and contribution to the Company's performance, the Board on December 20, 1996 granted Mr. Coles options to purchase 75,000 shares of Common Stock at an exercise price of $11.64 and in connection therewith the Company obtained the cancellation of options to purchase 50,000 shares of Common Stock granted to Mr. Coles in 1995.

SALARY

  No executive officers received increases to their salaries during fiscal
1996.

BONUS

  Decisions regarding bonuses are based primarily on the Committee's analysis of factors contributing to the Company's performance and of the executive officer's individual contribution to such performance. Other than as previously noted, bonuses were not paid to any executive officers in 1996.

MANAGEMENT INCENTIVE PLAN

  The Management Incentive Plan ("MIP") is an annual incentive compensation plan pursuant to which the Company's executive officers and other senior managers may earn cash rewards to supplement their base compensation. The MIP has been designed to motivate and reward the achievement of quantitative business results by linking a significant portion of total pay to corporate and individual success. In addition, management and the Committee believe the MIP enhances the Company's ability to attract and retain qualified executive management talent.

  Awards under the MIP are earned by achievement of defined levels of corporate profits. Corporate profits are defined as consolidated earnings before interest, taxes, depreciation and amortization ("EBITDA") less capital expenses and including any other adjustments. A portion of each participants' MIP award is also tied to the achievement of specific business unit, regional, or individual objectives which further the Company's annual business strategy.

  Under the MIP, a threshold, or minimum, level of EBITDA performance must be achieved before any incentive is funded for any MIP participants. This threshold ensures that certain acceptable levels of profitability are achieved before any management incentives are paid, thereby protecting shareholder interests. The Company did not meet the required EBITDA performance in 1996, therefore the participants' received no awards under the MIP.

EQUITY

  The Board of Directors of the Company granted Mr. Coles options to purchase 75,000 shares of Common Stock and granted the executive officers options to purchase an aggregate of 27,000 shares of Common Stock. See "--Option Grants in 1996."

  The Compensation Committee believes the compensation provided to the Company's executive officers effectively rewards them based heavily on the performance of the overall Company by emphasizing compensation features tied to Company performance and long-term equity incentives. The Committee believes this approach links executive compensation to the performance of the Company over the long term.

INTERNAL REVENUE CODE SECTION 162M

  The Committee has considered Internal Revenue Code Section 162M (million dollar limit on deductible executive compensation) in structuring compensation arrangements for 1996. The Committee does not expect this limit to be reached in 1996, and expects that all compensation paid to named executives will be fully tax deductible by the Company.

  To the extent there were any, the Board of Directors approved without change all decisions of the Compensation Committee during 1996. This report has been submitted on behalf of the Compensation Committee. For purposes of this report, the Compensation Committee consisted of the following members:

Steven Muller, Chairman
Bruce C. Coles (ex officio)
Robert B. Fooshee
John Y. Williams
Geoffrey J. Brice

PENSION AND RETIREMENT BENEFITS

  Retirement Pension Plan. The Law Companies Group, Inc. Pension Plan (the "Retirement Pension Plan") is intended to be a tax-qualified defined benefit pension plan. The Retirement Pension Plan covers certain employees of the Company and participating affiliated companies who have attained age 21 and who have completed 1,000 hours of service during twelve consecutive months of employment with the Company and/or participating affiliated companies. Employees who are leased employees, who are represented by a collective bargaining agent or who are nonresident aliens with no U.S. income are not covered by the Retirement Pension Plan.

  Benefits under the Retirement Pension Plan are based upon length of service with the Company and participating affiliated companies, with benefit provisions that vary dependent on when the participant terminates employment with the Company or participating affiliated companies, or whether the employee takes early, normal or deferred retirement. A participant's benefits are also based on the participant's earnings for the three consecutive years of highest compensation during his or her final 120 months of employment with the Company and/or participating affiliated companies. The compensation that is taken into account in determining the participant's highest average compensation is the participant's annualized basic rate of pay including statutorily required overtime, but not including bonuses, commissions, or other nonrecurring compensation such as project pay, overseas pay or other premium pay.

  The amount of a participant's compensation taken into account for Retirement Pension Plan benefit purposes is limited by the Internal Revenue Code to an indexed amount ($160,000 in 1997). Benefits under the Retirement Pension Plan are "integrated" with (and therefore take into account) Social Security.

  A participant's benefit under the Retirement Pension Plan will generally become vested upon the completion of five years of service with the Company and/or participating affiliated companies.

  The Retirement Pension Plan was "frozen" effective March 28, 1997 (the "Freeze Date"). No further employees will become eligible to participate in the Retirement Pension Plan after the Freeze Date, and no further benefits will accrue after the Freeze Date under the Retirement Pension Plan for any participant. Service after the Freeze Date will be taken into account for vesting purposes only, and compensation after the Freeze Date will not be taken into account.

  The named executive officers of the Company had accrued the following estimated annual retirement benefits under the Retirement Pension Plan as of the Freeze Date: Bruce C. Coles--$4,669; Andrew J. Young--$21,057; W. Allen Walker--$20,045; Darryl B. Segraves--$19,737; and Robert B. Fooshee--$3,595. No further benefits will accrue under the Retirement Pension Plan for any of the named executive officers after the Freeze Date. The annual retirement benefit given for each named executive officer is based an his retirement at age 65 and election of payment of benefits in the form of a straight life annuity.

STOCK PERFORMANCE GRAPH

  The following graph sets forth the cumulative total shareholder return (assuming reinvestment of dividends) to the Company's holders of Common Stock since December 31, 1991, as well as an overall stock market index (S&P 500) and the Company's self-constructed peer group index. The stock performance graph assumes $100 was invested in the Company's Common Stock on December 31, 1991.

                           [Performance Graph]



                                 DEC. 91 DEC. 92 DEC. 93 DEC. 94 DEC. 95 DEC. 96
                                 ------- ------- ------- ------- ------- -------
S&P 500......................... 100.00  132.55  142.56  139.72  187.37  225.34
Law Companies Group, Inc. (1)... 100.00  125.05  160.33  123.46   79.02   58.93
Competitive Index (2)........... 100.00   99.23   67.02   50.46   52.58   69.07

--------

(1) The Company's Common Stock is not traded on any public market. The Articles, as amended, mandate that an independent appraiser conduct an appraisal of the Company for purposes of determining the "fair market value" of the Common Stock at least as often as annually. The Common Stock, as of December 31, 1996, was valued at the fair market value of $12.61 per share.

(2) The competitive index includes the following companies: Michael Baker Corp.; Greiner Engineering, Inc.; Harding Associates, Inc.; International Technology Corp.; Groundwater Technology Inc.; and Roy F. Weston, Inc. For purposes of computing the index, these companies have been weighted based on their respective market capitalizations.

INDEPENDENT AUDITORS

  The firm of Ernst & Young LLP ("Ernst & Young"), independent certified public accountants, audited the Consolidated Financial Statements of the Company as of and for the year ended December 31, 1996. This firm has served in this capacity since 1987. It is expected that representatives of Ernst & Young will attend the Annual Meeting with an opportunity to make a statement if they so desire and will be available to answer appropriate questions.

SHAREHOLDER PROPOSALS

  Any proposal by a shareholder intended to be presented at the Annual Meeting of Shareholders to be held in 1998, must be received by the Company on or before January 6, 1998 to be included in the proxy materials of the Company relating to such meeting.

OTHER BUSINESS

  It is not anticipated that any other matters will be brought before the Meeting for action; however, if any such other matters shall properly come before the Meeting, it is intended that the persons authorized under the proxies may, in the absence of instructions to the contrary, vote or act thereon in accordance with their best judgment.

                                          By Order of the Board of Directors,

                                          /s/ Darryl B. Segraves
                                          --------------------------------
                                          Darryl B. Segraves
                                          Executive Vice President,
                                          Secretary and General Counsel

Kennesaw, Georgia

April 10, 1997

THE INFORMATION CONTAINED IN THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996 IS INCORPORATED HEREIN BY REFERENCE, AND IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO: DARRYL B. SEGRAVES, LAW COMPANIES GROUP, INC., 3 RAVINIA DRIVE, SUITE 1830, ATLANTA, GA 30346 (TELEPHONE NUMBER (770) 396-8000). THE INFORMATION RELATING TO THE COMPANY CONTAINED IN THIS PROXY STATEMENT SHOULD BE READ TOGETHER WITH THE INFORMATION IN THE ANNUAL REPORT ON FORM 10-K INCORPORATED HEREIN BY REFERENCE.

                                    ANNEX A

                         SECURITIES PURCHASE AGREEMENT

  THIS AGREEMENT, effective as of the 21st day of March, 1997, by and between LAW COMPANIES GROUP, INC., a Georgia corporation (the "Company"), and Virgil
R. Williams and James M. Williams, each a resident of the State of Georgia (jointly and severally, "Buyer").

                             W I T N E S S E T H:
                             -------------------

  WHEREAS, the authorized capital stock of the Company, as of the date hereof, consists of 10,000,000 shares of Common Stock ("Common Stock") of which 1,894,847.087 shares are issued and outstanding and 5,000,000 shares of Class A Common Stock ("Class A Common") none of which is issued or outstanding.

  WHEREAS, immediately prior to the consummation of the transactions contemplated herein, the Company's articles of incorporation shall be amended and restated as set forth in the form of Restated Articles of Incorporation attached as Exhibit A hereto (the "Restated Articles") which will eliminate from the Company's authorized capital stock all shares of Class A Common and authorize a new class of stock consisting of 2,500,000 shares of Cumulative Convertible Redeemable Preferred Stock ("Preferred Stock"). 10,000,000 shares of Common Stock will remain authorized under the Restated Articles.

  WHEREAS, upon and subject to the terms and conditions contained herein, the Company desires to sell to Buyer, and Buyer desires to buy from the Company, certain securities of the Company as more particularly described below.

  NOW, THEREFORE, in consideration of the mutual benefits to each party, it is hereby agreed as follows:

                                   ARTICLE I

                        PURCHASE AND SALE OF SECURITIES

1.01 PURCHASE AND SALE OF THE SECURITIES. Buyer shall purchase from the Company, and the Company shall sell, transfer, assign and deliver to Buyer, at the Closing, the following securities:

    (a) The number of shares of Preferred Stock (the "Preferred Shares") hereafter specified, together with warrants to purchase an equal number of shares of Common Stock, the terms of which are set forth in the form of Warrant attached as Exhibit B hereto (the "Warrants"). The number of shares of Preferred Stock to be purchased hereunder shall be equal to one-half of the shares of Common Stock and Common Stock Equivalents issued and outstanding at the Closing (the "Outstanding Shares"). The number of Outstanding Shares may change from the date hereof until the Closing only as a result of the Company taking action required pursuant to a contract to which it is a party, or as may be otherwise approved by Buyer.

    (b) options to purchase up to 900,000 shares of Common Stock (the "Independent Options"), the terms of which are set forth in the form of Stock Option Agreement attached as Exhibit C hereto (the "Independent Options Agreement").

    (c) options to purchase additional shares of Common Stock (the "Plan Options"). The Plan Options shall be granted pursuant to an agreement the form of which is attached as Exhibit D (the "Plan Option Agreement").


  1.02 TRANSFER OF SECURITIES. At the Closing, the Company shall deliver to Buyer (a) a certificate or certificates evidencing the Preferred Shares, (b) the Warrants, (c) the Independent Options Agreement and (d) the Plan Option Agreement.

  1.03 PURCHASE PRICE. The aggregate purchase price for the Securities shall equal Ten Million Dollars ($10,000,000) (the "Purchase Price"), which shall be paid by Buyer to the Company at the Closing by wire transfer of immediately available funds to an account designated in writing by the Company, and allocated among the Securities as shown on Exhibit "E".

  1.04 CLOSING. Subject to the satisfaction or waiver of the conditions set forth herein, the consummation of the purchase and sale of the Securities (the "Closing") shall take place at 10:00 a.m. on June 26, 1997 in the offices of Long Aldridge Norman LLP, One Peachtree Center, Suite 5300, 303 Peachtree Street, N.E., Atlanta, Georgia 30308, or on such other date at such other time and place as the parties shall agree (the "Closing Date").

                                  ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

  The Company hereby represents and warrants to Buyer as follows:

  2.01 AUTHORIZED AND OUTSTANDING STOCK. On the date hereof, (a) the authorized capital stock of the Company and the number of issued and outstanding shares thereof, and (b) all subscriptions, options, preemptive rights, calls, commitments, synthetic stock, and agreements and rights of any character requiring the Company or any Subsidiary, to issue or entitling any person or entity to acquire any additional shares of capital stock or any other equity security of the Company or any Subsidiary, including any right of conversion or exchange under any outstanding security or other instrument, are set forth in SECTION 2.01 of the disclosure letter executed and delivered by both the Company and Buyer prior to or contemporaneously with the execution of this Agreement (the "Disclosure Letter"). All of such issued and outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable. There are no shares of capital stock held in the treasury of the Company. Except as set forth in SECTION 2.01 of the Disclosure Letter, there is not outstanding, nor is the Company bound by, any subscriptions, options, preemptive rights, warrants, calls, commitments, synthetic stock, or agreements or rights of any character requiring the Company or any Subsidiary, to issue or entitling any person or entity to acquire any additional shares of capital stock or any other equity security of the Company or any Subsidiary, including any right of conversion or exchange under any outstanding security or other instrument, and neither the Company nor any Subsidiary is obligated to issue or transfer any shares of its capital stock for any purpose, and such
SECTION 2.01 sets forth a brief summary of the basic terms of any such items. Except as set forth in SECTION 2.01 of the Disclosure Letter, there are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any outstanding shares of capital stock of the Company or any Subsidiary.

  2.02 CORPORATE STATUS OF COMPANY; STATUS OF SUBSIDIARIES. The Company and each Subsidiary that is a corporation is duly organized, existing and in good standing under the laws of the jurisdictions of their respective incorporation and have the corporate power and authority to own their respective property and assets and to transact the businesses in which they respectively are engaged or presently propose to engage and are duly qualified and in good standing as foreign corporations in the Foreign Corporation States and any other state or country where failure to be so qualified and in good standing could have a Material Adverse Effect. Each Subsidiary that is a partnership or limited liability company is duly constituted, existing and in good standing under the laws of the jurisdiction of its constitution and has all requisite power, authority and legal right to own its property and assets and to transact the businesses in which it is engaged or presently proposes to engage and is duly qualified and in good standing as a foreign partnership wherever failure to be so qualified and in good standing could have a Material Adverse Effect. The Company and each of its Subsidiaries have the power to own their respective properties and to carry on their respective businesses as now being conducted.

  2.03 CORPORATE POWER AND AUTHORITY. The Company has the corporate power and has taken all necessary corporate action (except for obtaining the necessary approval of the shareholders of the Company) to authorize it, to execute, deliver and carry out the terms and provisions of and to perform its obligations under this Agreement, the Warrants, the Independent Options Agreement, the Plan Option Agreement, the Preferred Shareholder Agreement, the Registration Rights Agreement, and the other Transaction Documents to which it is a party. This Agreement, the Warrants, the Independent Options Agreement, the Plan Option Agreement, the Preferred Shareholder Agreement, the Registration Rights Agreement, and the other Transaction Documents to which the Company is a party have been or will be duly authorized, executed and delivered by the Company and constitute or will when executed and delivered by the Company constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms, except as the enforceability thereof may be limited by Bankruptcy Law and by general principles of equity.

  2.04 COMPLIANCE WITH OTHER INSTRUMENTS. Neither the Company nor any of its Subsidiaries is in default under any material agreement to which it is a party, and except as set forth in SECTION 2.04 of the Disclosure Letter, the execution, delivery and performance by the Company of this Agreement, the Warrants, the Independent Options Agreement, the Plan Option Agreement, the Preferred Shareholder Agreement, the Registration Rights Agreement, and the other Transaction Documents to which the Company is a party, (a) will not contravene any provision of Applicable Law, (b) will not conflict with or be inconsistent with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of any Lien upon any of the property or assets of the Company or any of its Subsidiaries pursuant to the terms of, any indenture, mortgage, deed to secure debt, deed of trust, or other material agreement or instrument to which the Company or any of its Subsidiaries is a signatory or by which it is bound or to which it may be subject, (c) will not violate any provision of the articles of incorporation (or equivalent thereof) or bylaws (or equivalent thereof) of the Company or any corporate Subsidiary of the Company or the certificate of partnership or other document governing the constitution or conduct of affairs of any Subsidiary of the Company that is not a corporation, (d) will not require any Governmental Approval and (e) will not result in the creation of any Lien upon the assets or properties of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company or any of its Subsidiaries, any agreement relating thereto or any other contract or agreement (including its Restated Articles) which limits the amount of, or otherwise imposes restrictions on the incurring of Indebtedness or contains dividend or redemption limitations on the capital stock of the Company, except for restrictions contained in the agreements listed in SECTION 2.04 of the Disclosure Letter.

  2.05 LITIGATION. Except as set forth in SECTION 2.05 of the Disclosure Letter, there are no actions, suits, investigations or proceedings pending or, to the knowledge of the Company or any of its Subsidiaries, threatened against or affecting the Company or any of its Subsidiaries or any of their properties or rights by or before any court, arbitrator or administrative or governmental body in which the amount claimed or the Company's or such Subsidiary's potential liability exceeds $500,000 per claim or $1,000,000 in the aggregate (but in the same proceeding) for the Company and its Subsidiaries, taken as a whole.

  2.06 FINANCIAL STATEMENTS. The audited consolidated financial statements of the Company and its Subsidiaries dated December 31, 1995, and the related consolidated statements of income (including supporting footnote disclosures), with opinion of Ernst & Young, Certified Public Accountants, and the unaudited consolidated financial statements of the Company and its Subsidiaries dated December 31, 1996, and the related consolidated statements of income (including supporting footnote disclosures), all heretofore furnished to Buyer, are all true and correct in all material respects and present fairly the consolidated financial condition at the date of said financial statements and the results of operations for the fiscal year then ending of the Company and said Subsidiaries, and the unaudited income statement for the one-month period ending January 31, 1997 furnished to Buyer was prepared in accordance with regular internal procedures of the Company and its Subsidiaries. The unaudited summary monthly statements of the Company for each month of its fiscal years 1995 and 1996, true and correct copies of which have been delivered to Buyer, are a summary of the Company's regular monthly internal statements and were prepared on a consistent basis in the ordinary course of business. The Audited Consolidated Financial Statements of the Company and its Subsidiaries, dated December 31, 1996, and the related consolidated statements of income (including supporting footnote disclosures), with the unqualified opinion of Ernst & Young, Certified Public Accountants (the "FY 1996 Statements"), will, when presented in final form to Buyer, be true and correct in all material respects and present fairly the consolidated financial condition as of December 31, 1996 and the results of operations for the fiscal year then ended of the Company and said Subsidiaries. Neither the Company nor any of its Subsidiaries had (and, with respect to the FY 1996 Statements, will have) as of such date any significant liabilities, contingent or otherwise, including liabilities for Taxes or any unusual forward or long-term commitments which were not disclosed by or reserved against in the financial statements referred to above or in the notes thereto, and at the date hereof there are no material unrealized or anticipated losses from any unfavorable commitments of the Company or any of its Subsidiaries. All such financial statements have been (and, with respect to the FY 1996 Statements, will be) prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved. Since December 31, 1996, there has been no change which has had a Material Adverse Effect. The forecasts of the Company (covering the Company's 1997 fiscal year through its 2000 fiscal year), which were provided to Buyer in December 1996 are the same as those forecasts provided by the Company to the Company's senior lenders in December 1996.

  2.07 CONSENTS AND GOVERNMENTAL APPROVALS. Except as set forth in SECTION
2.07 of Disclosure Letter, no Governmental Approval or consent, permission, approval or authorization of any non-governmental authority or Person is required to authorize, or is required in connection with, the execution, delivery, performance or enforcement of this Agreement, the Warrants, the Independent Options Agreement, the Plan Option Agreement, the Preferred Shareholder Agreement, the Registration Rights Agreement, or any other Transaction Documents.

  2.08 TITLE TO PROPERTIES.

    (a) Each of the Company and its Subsidiaries has (i) good and marketable fee simple title to its respective real properties (other than real properties it leases from others), including such real properties reflected in the financial statements referred to in Section 2.06, subject to no Lien of any kind except Liens described in Section 2.08 of the Disclosure Letter, and (ii) good title to all of its other respective properties and assets (other than properties and assets which it leases from others), including the other properties and assets reflected in the financial statements referred to in Section 2.06, subject to no Lien of any kind except Liens described in Section 2.08 of the Disclosure Letter.

    (b) Except as set forth in Section 2.08 of the Disclosure Letter, (i) each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession under all leases necessary for the operation of its respective properties and assets, none of which contains any unusual or burdensome provisions that would adversely affect or impair the operation of such properties and assets, and all such leases are valid and subsisting and in full force and effect, and (ii) neither the Company nor any of its Subsidiaries is in default under the terms of any material lease of real property.

  2.09 TAXES. Except as set forth in SECTION 2.09 of the Disclosure Letter, each of the Company and its Subsidiaries has filed or caused to be filed all declarations, reports and tax returns including all federal, state and foreign income tax returns which it is required by law to file, and has paid all Taxes which are shown as being due and payable on such returns or on any assessments made against it or any of its properties. The accruals and reserves on the books of the Company and its Subsidiaries in respect of Taxes are adequate for all periods. Except as set forth on SECTION 2.09, neither the Company nor any of its Subsidiaries has any knowledge of any unpaid adjustment, assessment or any penalties or interest of significance, or any basis therefor, by any taxing authority for any period, except those being contested in good faith and by appropriate proceedings which effectively stay the enforcement of any Lien and the attachment of a penalty.

  2.10 ERISA. Except as disclosed in SECTION 2.10 of the Disclosure Letter:

    (a) Identification of Plans. (i) Neither the Company nor any ERISA Affiliate maintains or contributes to, or has maintained or contributed to, any Plan that is an ERISA Plan, and (ii) neither the Company nor any of its Subsidiaries maintains or contributes to, or has maintained or contributed to, any Plan that is an Executive Arrangement.

    (b) Compliance. Each Plan has at all times been maintained, by its terms and in operation, in accordance with all Applicable Laws, except such noncompliance (when taken as a whole) that will not have a Material Adverse Effect. There are no disclosures which are presently required to be made under generally accepted accounting principles or by the PBGC which the Company has not made and which relate to matters which could have a Material Advance Effect.

    (c) Liabilities. Neither the Company nor any of its Subsidiaries is currently nor has in the last 6 years been obligated to make contributions (directly or indirectly) to a Multiemployer Plan, nor is it currently nor will it become subject to any liability (including withdrawal liability), tax or penalty whatsoever to a Multiemployer Plan or any Person whomsoever with respect to any Plan including, but not limited to, any tax, penalty or liability arising under Title I or Title IV or ERISA or Chapter 43 of the Code, except such liabilities (when taken as a whole) as will not have a Material Adverse Effect.

    (d) Funding. The Company and each ERISA Affiliate has made full and timely payment of all amounts (i) required to be contributed under the terms of each Plan and Applicable Law and (ii) required to be paid as expenses of each Plan. No Plan has an "amount of unfunded benefit liabilities" (as defined in Section 4001(a)(18) of ERISA).

    (e) Benefits For Non-Employees. No Plan or Executive Arrangement in any way provides for any benefits of any kind whatsoever (other than under the "continuation coverage" requirements of Section 4980B of the Code and
  Section 601 of ERISA, the Federal Social Security Act, or any ERISA Plan qualified under Section 401(a) of the Code) to any Person who, at the time the benefit is to be provided, is not an employee of the Company or an ERISA Affiliate (or a beneficiary of any employee), nor have any representations, agreements, covenants or commitments been made by the Company to provide any such benefit.

  2.11 [INTENTIONALLY OMITTED].

  2.12 SUBSIDIARIES. SECTION 2.12 of the Disclosure Letter correctly sets forth the name of each Subsidiary of the Company, the jurisdiction of such Subsidiary's incorporation or organization and the ownership of all issued and outstanding capital stock or other equity of such Subsidiary. All the outstanding shares of the capital stock or other equity of each such Subsidiary have been validly issued and are fully paid and nonassessable and all such outstanding shares or other equity, except as noted in SECTION 2.12 of the Disclosure Letter, are owned of record and beneficially by the Company or a wholly-owned Subsidiary of the Company free of any Lien or claim. Law/Crandall, Inc. has merged with and into Law Engineering, Inc., which subsequently merged with and into Law Engineering and Environmental, Inc. Neither Law/Crandall, Inc. nor Law Engineering, Inc. now exist.

  2.13 OUTSTANDING INDEBTEDNESS. Except as set forth in SECTION 2.13 of the Disclosure Letter, neither the Company nor any of its Subsidiaries, on a consolidated basis, has outstanding any Indebtedness. There exists no default under the provisions of any instrument evidencing or securing Indebtedness of the Company or any of its Subsidiaries or of any agreement otherwise relating thereto which has had or would reasonably be expected to have a Material Adverse Effect. SECTION 2.13 of the Disclosure Letter also sets forth a list of all promissory notes payable to the Company by, and all promissory notes payable by the Company to, any employees or former employees of the Company or any Subsidiary. The existence of such notes does not violate the terms of any agreements between the Company and its senior lenders.

  2.14 POLLUTION AND OTHER REGULATIONS.

    (a) Except as set forth in SECTION 2.14 of the Disclosure Letter, the Company and its Subsidiaries are not in violation of, and do not presently have outstanding any liability under, have not been notified that they are or may be liable under and do not have knowledge of any liability or potential liability (including any liability relating to matters set forth in SECTION 2.14 of the Disclosure Letter), under any applicable Environmental Laws which violation, liability or potential liability could reasonably be expected to have a Material Adverse Effect.

    (b) Except as set forth in SECTION 2.14 of the Disclosure Letter, neither the Company nor any of its Subsidiaries has received a written request for information under any Environmental Laws stating or suggesting that the Company or any of its Subsidiaries has or may have liability thereunder or written notice that any such entity has been identified as a potentially responsible party under any Environmental Laws or any public health or safety or welfare law, nor has any such entity received any written notification that any Hazardous Substance that it or any of its respective predecessors in interest has generated, stored, treated, handled, transported, or disposed of, has been released or is threatened to be released at any site at which any Person intends to conduct or is conducting a remedial investigation or other action pursuant to any Environmental Laws.

    (c) Except as set forth in SECTION 2.14 of the Disclosure Letter, each of the Company and its Subsidiaries has obtained all material permits, licenses or other authorizations required for the conduct of their respective operations under all applicable Environmental Laws and each such authorization is in full force and effect.

    (d) To the knowledge of the Company, neither the Company nor any of its Subsidiaries are in violation of 15 U.S.C. (S)(S) 78dd-1, 78dd-2.

    (e) Except as set forth in SECTION 2.14 of the Disclosure Letter, each of the Company and its Subsidiaries complies in all material respects with all laws and regulations relating to equal employment opportunity and employee safety in all jurisdictions in which it is presently doing business, and Company will use its reasonable best efforts to comply, and to cause each of its Subsidiaries to comply, with all such laws and regulations which may be legally imposed in the future in jurisdictions in which Company or any of its Subsidiaries may then be doing business.

  2.15 POSSESSION OF FRANCHISES, LICENSES, ETC. Except as set forth in SECTION
2.15 of the Disclosure Letter, each of Company and its Subsidiaries possesses all franchises, certificates, licenses, permits and other authorizations from governmental or political subdivisions or regulatory authorities, that are necessary in any material respect for the ownership, maintenance and operation of its properties and assets, and neither Company nor any of its Subsidiaries is in violation of any thereof in any material respect.

  2.16 INTELLECTUAL PROPERTY. Except as set forth in SECTION 2.16 of the Disclosure Letter, each of Company and its Subsidiaries owns or has the right to use all patents, trademarks, service marks, trade names, copyrights, licenses and other rights, free from burdensome restrictions, which are necessary for the operation of its business as presently conducted. Nothing has come to the attention of Company, any of its Subsidiaries or any of their respective directors and officers to the effect that (i) any product, service, process, method, substance, part or other material presently contemplated to be sold by or employed by Company or any of its Subsidiaries in connection with its business may infringe any patent, trademark, service mark, trade name, copyright, license or other right owned by any other Person,
(ii) there is pending or threatened any claim or litigation against or affecting Company or any of its Subsidiaries contesting its right to sell or use any such product, service, process, method, substance, part or other material or (iii) there is, or there is pending or proposed, any patent, invention, device, application or principle or any statute, law, rule, regulation, standard or code which would prevent, inhibit or render obsolete the production or sale of any products of, or substantially reduce the projected revenues of, or otherwise materially adversely affect the business, condition or operations of, Company or any of its Subsidiaries.

  2.17 INSURANCE COVERAGE. Each property of the Company or any of its Subsidiaries is insured within terms reasonably acceptable to the Company's senior lenders for the benefit of the Company or a Subsidiary of the Company in amounts deemed adequate by the Company's management and no less than those amounts customary in the industry in which the Company and its Subsidiaries operate against risks usually insured against by Persons operating businesses similar to those of the Company or its Subsidiaries in the localities where such properties are located, and SunTrust Bank, Atlanta has been named loss payee or additional insured, as its interest may appear, on all such policies. Attached to SECTION 2.17 of the Disclosure Letter are certificates evidencing such insurance. Neither the Company nor any Subsidiary has received notice of the cancellation or planned cancellation of any such insurance policies, and the Company has no knowledge of any reasonable basis for any such cancellation. The Company's and its Subsidiaries' professional liability insurance coverage is briefly summarized in SECTION 2.17 of the Disclosure Letter.

  2.18 LABOR MATTERS. Except as set forth on SECTION 2.18 of the Disclosure Letter, the Company and its Subsidiaries have experienced no strikes, labor disputes, slow downs or work stoppages due to labor disagreements which have had, or would reasonably be expected to have, a Material Adverse Effect, and, to the best knowledge of the Company, there are no such strikes, disputes, slow downs or work stoppages threatened against any Company or any of the Subsidiaries, nor are there presently any efforts underway to organize any of the employees of the Company or any Subsidiary under the auspices of any union. The hours worked and payment made to employees of the Company and its Subsidiaries have not been in violation in any material respect of the Fair Labor Standards Act or any other Applicable Law dealing with such matters. All payments due from the Company and its Subsidiaries, or for which any claim may be made against the Company or any of its Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as liabilities on the books of the Company and its Subsidiaries where the failure to pay or accrue such liabilities would reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary is a party to any collective bargaining agreement.

  2.19 INTERCOMPANY LOANS. All intercompany indebtedness owed by the Company or any of its Subsidiaries is, to the extent required under agreements with the Company's senior lenders, evidenced by a promissory note, which promissory note has been duly authorized and approved by all necessary corporate and shareholder action on the part of the parties thereto, and constitutes the legal, valid and binding obligations of the party thereto, enforceable against it in accordance with the terms of the promissory note, except as may be limited by Bankruptcy Law and by general principles of equity. Except as set forth in SECTION 2.19 of the Disclosure Letter, there are no restrictions on the power of the Company or any of its Subsidiaries to repay the indebtedness evidenced by any such promissory note.

  2.20 DISCLOSURE. Neither this Agreement, any Transaction Document nor any other document, certificate or statement furnished to Buyer by or on behalf of the Company in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading. There is no fact peculiar to the Company or any of its Subsidiaries which materially adversely affects or in the future may (so far as the Company can now foresee) materially adversely affect the business, property or assets, or financial condition of the Company or any of its Subsidiaries which has not been set forth in this Agreement, the Transaction Documents or in the other documents, certificates and statements furnished to Buyer by or on behalf of the Company prior to the date hereof in connection with the transactions contemplated hereby.

  2.21 PARTIALLY OWNED SUBSIDIARIES. The Company and its Subsidiaries own 50% of the issued and outstanding stock of Law/Sundt, Inc. and Envirosource Incorporated. Law Engineering and Environmental Services, Inc. owns 50% of the issued and outstanding membership interests of Law/Spear, L.L.C., a Georgia limited liability company. The Company and its Subsidiaries do not own or control sufficient outstanding capital stock with the power to vote to elect a majority of the board of directors of Law/Sundt, Inc. and Envirosource Incorporated. The organizational documents of Law/Spear, L.L.C. do not permit Law Engineering and Environmental Services, Inc., without the consent of the other persons holding membership interests of Law/Spear, L.L.C., to cause Law/Spear, L.L.C. to guarantee the Company's obligations to its senior lenders or to grant a lien in its assets in favor of such lenders, nor do the organizational documents of Law/Spear, L.L.C. permit Law Engineering and Environmental Services, Inc., without the consent of the other persons holding membership interests in Law/Spear, L.L.C., to amend the organizational documents to provide such a guarantee or grant such a lien. The fair market value of all of the assets of Law/Sundt, Inc. is approximately $10,000, the fair market value of all assets of Envirosource Incorporated is less than $25,000 and the fair market value of all assets of Law/Spear, L.L.C. is less than $550,000.

  2.22 FAIRNESS OPINION. Alex. Brown & Sons Incorporated has rendered the fairness opinion attached to SECTION 2.22 of the Disclosure Letter (the "Fairness Opinion"), and such opinion has not been revoked or amended in any way.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF BUYER

  Buyer hereby represents and warrants to the Company as follows:

  3.01 STATUS OF BUYER. Virgil R. Williams and James M. Williams are each individual residents of the State of Georgia and suffer under no legal disability, and any assignee of Buyer pursuant to Section 11.03 who executes the Transaction Documents as Buyer at the Closing ("Closing Assignee") if a corporation, shall be, at Closing, duly organized, existing and in good standing under the laws of the State of Georgia.

  3.02 POWER AND AUTHORITY. Buyer has (and any Closing Assignee will have) the power and has taken all necessary action to authorize it, to execute, deliver and carry out the terms and provisions of and to perform its obligations under this Agreement, the Independent Options Agreement, the Plan Option Agreement, the Preferred Shareholder Agreement, the Registration Rights Agreement, and the other Transaction Documents to which it is a party. This Agreement, the Independent Options Agreement, the Plan Option Agreement, the Preferred Shareholder Agreement, the Registration Rights Agreement, and the other Transaction Documents to which Buyer is a party have been or will be duly authorized, executed and delivered by Buyer and constitute or will when executed and delivered constitute the legal, valid and binding obligation of Buyer enforceable in accordance with their terms, except as the enforceability thereof may be limited by Bankruptcy Law, and by general principles of equity. The execution, delivery and performance by Buyer of this Agreement, the Independent Options Agreement, the Plan Option Agreement, the Preferred Shareholder Agreement, the Registration Rights Agreement, and the other Transaction Documents to which Buyer is a party, (a) will not contravene any provision of Applicable Law, (b) will not conflict with or be inconsistent with or result in any breach of any of the terms, conveyance, conditions or provisions of, or constituted default under, a result in the creation or imposition of any Lien upon any of the property or assets of Buyer pursuant to the terms of, any indenture, mortgage, deed to secure debt, deed of trust, or other material agreement or instrument to which Buyer is a signatory or by which it is bound or to which it may be subject, (c) will not violate any provision of any agreement to which Buyer is a party (and, if the Closing Assignee is a corporation, its articles of incorporation or bylaws, or other equivalent thereof if such Closing Assignee is an entity other than a corporation), (d) will not require any Governmental Approval and (e) will not result in the creation of any lien upon the assets or properties of Buyer.

  3.03 CONSENTS AND GOVERNMENTAL APPROVAL. No Governmental Approval or Consent, permission, approval or authorization of any nongovernmental authority or Person is required to authorize, or is required in connection with, the execution delivery performance or enforcement of this Agreement, the Independent Options Agreement, the Plan Option Agreement, the Preferred Shareholder Agreement, the Registration Rights Agreement or any other Transaction Documents.

  3.04 DISCLOSURE. Neither this Agreement, any Transaction Document nor any other document, certificate or statement furnished to the Company by or on behalf of Buyer in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contain here and therein not misleading.

                                  ARTICLE IV

                                SECURITIES LAWS

  4.01 EXEMPTIONS FROM REGISTRATION REQUIREMENTS.

  THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAVE NOT BEEN REGISTERED FOR SALE UNDER THE SECURITIES ACT, THE GEORGIA ACT, OR THE SECURITIES ACTS AND LAWS OF ANY OTHER JURISDICTION, AND SUCH SECURITIES WILL BE OFFERED AND ISSUED IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF ALL SUCH APPLICABLE ACTS AND LAWS, INCLUDING WITHOUT LIMITATION THE EXEMPTIONS CONTAINED IN SECTION 4(2) OF THE SECURITIES ACT AND
SECTION 10-5-9(13) OF THE O.C.G.A.

  4.02 SECURITIES LAWS REPRESENTATIONS AND COVENANTS OF BUYER.

    (a) This Agreement is made with Buyer in reliance upon Buyer's representation to the Company, which by Buyer's execution of this Agreement Buyer hereby confirms, that the Securities to be received by Buyer will be acquired for its own account, not as a nominee or agent, and not with a view to the direct or indirect sale or distribution of any part thereof in violation of applicable securities laws, and that Buyer has no present intention of selling, granting any participation in, or otherwise distributing the same.

    (b) Buyer understands and acknowledges that the offering of the Securities pursuant to this Agreement will not be registered under the Securities Act, the Georgia Act or any other applicable securities act or law or any other jurisdiction on the grounds that the offering and sale of securities contemplated by this Agreement are exempt from registration pursuant to Section 4(2) of the Securities Act and Section 10-5-9(13) of the O.C.G.A. and under such other applicable securities acts or laws, and that the Company's reliance upon such exemptions is predicated upon Buyer's representations set forth in this Agreement.

    (c) Buyer acknowledges that the shares of Securities being acquired by Buyer must be held indefinitely unless such shares are subsequently registered under the Securities Act or an exemption from such registration is available with respect to such shares. In no event will Buyer dispose of any of the Securities other than pursuant to a registration statement under the Securities Act or an exemption from such registration and unless and until Buyer shall have notified the Company of the proposed disposition and shall have furnished the Company with a statement of the circumstances surrounding the proposed disposition. Each certificate evidencing the Securities transferred as above provided shall bear the appropriate restrictive legend set forth in Section 4.03 below.

    (d) Buyer represents that: (i) Buyer is an "Accredited Buyer" as that term is defined in Regulation D promulgated by the Securities Exchange Commission under the Securities Act and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of Buyer's prospective investment in the Securities; (ii) Buyer has received all the information requested by it from the Company and considered necessary or appropriate for deciding whether to purchase the Securities; (iii) Buyer has the ability to bear the economic risks of such Buyer's prospective investment.

  4.03 LEGENDS.

    (a) All certificates evidencing the Securities shall bear the following legends:

  "THE SECURITIES REPRESENTED BY THIS CERTIFICATE (THE "SECURITIES") HAVE BEEN ISSUED AND SOLD IN RELIANCE UPON EXEMPTIONS FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933 (THE "1933 ACT"), SECTION 10-5-9(13) OF THE OFFICIAL CODE OF GEORGIA ANNOTATED (THE "GEORGIA CODE"), AND APPROPRIATE EXEMPTIONS FROM REGISTRATION UNDER THE SECURITIES LAWS OF OTHER APPLICABLE JURISDICTIONS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD OR TRANSFERRED OTHER THAN PURSUANT TO AN EFFECTIVE REGISTRATION OR AN EXEMPTION SATISFACTORY TO THE ISSUER OF COMPLIANCE WITH THE 1933 ACT, THE GEORGIA CODE AND THE APPLICABLE SECURITIES LAWS OF ANY OTHER JURISDICTION. THE ISSUER SHALL BE ENTITLED TO REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT WITH RESPECT TO COMPLIANCE WITH THE 1933 ACT AND OTHER APPLICABLE LAWS."

  (b) All certificates evidencing the Preferred Shares shall also bear the following legend:

    "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A PREFERRED SHAREHOLDER AGREEMENT, DATED MARCH 21, 1997, BETWEEN CERTAIN SHAREHOLDERS OF THE COMPANY AND THE COMPANY. THE VOTING AND SALE, TRANSFER OR OTHER DISPOSITION OF THESE SECURITIES IS SUBJECT TO THE TERMS OF SUCH AGREEMENT, AND SUCH SECURITIES ARE TRANSFERABLE ONLY UPON PROOF OF COMPLIANCE THEREWITH."

    (c) The certificates evidencing the Securities shall also bear any legend required pursuant to any other state, local or foreign law governing such securities.

                                   ARTICLE V

                           COVENANTS OF THE PARTIES

  5.01 PRE-CLOSING OPERATIONS OF THE COMPANY. The Company hereby covenants and agrees that, except as set forth in SECTION 5.01 of the Disclosure Letter, or as consented to in writing by Buyer (which consent will not be unreasonably withheld), pending the Closing, the Company will, and will cause each of its Subsidiaries to, operate and conduct its business only in the ordinary course in accordance with prior practices.

  5.02 ACCESS. From the date of this Agreement through the Closing Date, the Company shall, and shall cause its Subsidiaries to, (i) provide Buyer and its designees (officers, counsel, accountants, actuaries, and other authorized representatives) with such information as Buyer may from time to time reasonably request with respect to the Company and its Subsidiaries, and the transactions contemplated by this Agreement; (ii) provide Buyer and its designees, access during regular business hours and upon reasonable notice to the books, records, offices, personnel, counsel, accountants and actuaries of the Company and its Subsidiaries, as Buyer or its designees may from time to time reasonably request; and (iii) permit Buyer and its designees to make such inspections thereof as Buyer may reasonably request. Any investigation shall be conducted in such a manner so as not to interfere unreasonably with the operation of the business of the Company or any of its Subsidiaries.

  5.03 SHAREHOLDERS MEETING. The Company's Board of Directors shall submit and recommend to the shareholders of the Company for approval this Agreement, the Restated Articles and certain amendments as set forth in the Restated Bylaws at a meeting of the shareholders duly called for that purpose as soon as practicable.

  5.04 FURTHER ASSURANCES. In addition to such actions as either party may otherwise be required to take under this Agreement, any Transaction Document or Applicable Law in order to consummate this Agreement and the transactions contemplated hereby, each party shall take such action, shall furnish such information, and shall prepare, or cooperate in preparing, and execute and deliver such certificates, agreements and other instruments as the other party may reasonably request from time to time, before, at or after the Closing.

  5.05 REASONABLE EFFORTS; DELIVERIES AT CLOSING. The Company and Buyer will use their reasonable, good faith efforts, and will cooperate with one another, to secure all necessary other consents, approvals, authorizations and exemptions from Governmental Authorities and third parties. The Company will use its reasonable, good faith efforts to cause or obtain the satisfaction of the conditions specified in Article VII. Buyer will use its reasonable, good faith efforts to cause or obtain the satisfaction of the conditions specified in Article VI. Each party shall execute and deliver to the other party, at the Closing, all documents and agreements required to be delivered by such party to the other at the Closing.


                                  ARTICLE VI

                   CONDITIONS TO OBLIGATIONS OF THE COMPANY

  Each of the obligations of the Company to be performed hereunder shall be subject to the satisfaction (or waiver by the Company) at or prior to the Closing of each of the following conditions:

  6.01 REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING. Each of Buyer's representations and warranties contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of such date; Buyer shall have complied in all material respects with the covenants and agreements set forth herein to be performed or complied with by it on or before the Closing Date; and Buyer shall have delivered to the Company a certificate dated the Closing Date and signed by a duly authorized officer to all such effects.

  6.02 LITIGATION. No suit, investigation, action or other proceeding shall be pending or overtly threatened against the Company, any subsidiary thereof, or Buyer before any court or governmental agency which has resulted in the restraint or prohibition of the Company, or, could in the reasonable opinion of counsel for the Company, result in the obtaining of material damages or other relief from the Company, in connection with this Agreement or the consummation of the transactions contemplated hereby.

  6.03 OPINION OF COUNSEL TO BUYER. The Company shall have received from counsel to Buyer an opinion, dated the Closing Date, in form and substance reasonably acceptable to the Company.

  6.04 DOCUMENTS SATISFACTORY IN FORM AND SUBSTANCE. All agreements, certificates, opinions and other documents to be delivered by Buyer to the Company hereunder or in connection herewith shall have been duly executed and delivered by Buyer to the Company and shall be in form and substance satisfactory to counsel for the Company, in the exercise of such counsel's reasonable judgment.

  6.05 REQUIRED GOVERNMENTAL APPROVALS. All governmental authorizations, consents and approvals necessary for the valid consummation of the transactions contemplated hereby shall have been obtained and shall be in full force and effect. All applicable governmental pre-acquisition filing, information furnishing and waiting period requirements shall have been met or such compliance shall have been waived by the governmental authority having authority to grant such waivers.

  6.06 OTHER NECESSARY CONSENTS. The Company shall have obtained all consents and approvals listed in SECTION 2.07 of the Disclosure Letter. With respect to each such consent or approval, the Company shall have received written evidence, reasonably satisfactory to it, that such consent or approval has been duly and lawfully filed, given, obtained or taken and is effective, valid and subsisting.

  6.07 SHAREHOLDER APPROVAL. The shareholders of the Company shall have authorized the Company's execution and delivery of this Agreement and all other Transaction Documents and performance of its obligations hereunder and thereunder, in accordance with Applicable Law.

  6.08 PREFERRED SHAREHOLDER AGREEMENT; INDEPENDENT OPTIONS AGREEMENT; PLAN OPTION AGREEMENT; REGISTRATION RIGHTS AGREEMENT. Buyer shall have duly executed, and delivered to the Company, the Preferred Shareholder Agreement, in the form attached as Exhibit F, the

Independent Options Agreement, the Plan Option Agreement, and the Registration Rights Agreement, in the form attached as Exhibit G.

                                  ARTICLE VII

                      CONDITIONS TO OBLIGATIONS OF BUYER

  The obligations of Buyer to be performed hereunder shall be subject to the satisfaction (or waiver by Buyer) at or prior to the Closing of each of the following conditions:

  7.01 REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING. Each of the representations and warranties of the Company contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of such date; the Company shall have performed and complied in all material respects with the respective covenants and agreements set forth herein to be performed or complied with by it on or before the Closing Date; and the Company shall have delivered to Buyer a certificate signed on behalf of the Company by a duly authorized officer to all such effects.

  7.02 LITIGATION. No suit, investigation, action or other proceeding shall be pending or overtly threatened against Buyer or the Company before any court or governmental agency, which has resulted in the restraint or prohibition of any such party, or, in the reasonable opinion of counsel for Buyer, could result in the obtaining of material damages or other relief from any such party, in connection with this Agreement or the consummation of the transactions contemplated hereby.

  7.03 REQUIRED GOVERNMENTAL APPROVALS. All governmental authorizations, consents and approvals necessary for the valid consummation of the transactions contemplated hereby shall have been obtained and shall be in full force and effect. All applicable governmental pre-acquisition filing, information furnishing and waiting period requirements shall have been met or such compliance shall have been waived by the governmental authority having authority to grant such waivers.

  7.04 OTHER NECESSARY CONSENTS. The Company shall have obtained all consents and approvals listed in SECTION 2.07 of the Disclosure Letter. With respect to each such consent or approval, Buyer shall have received written evidence, reasonably satisfactory to it, that such consent or approval has been duly and lawfully filed, given, obtained or taken and is effective, valid and subsisting.

  7.05 OPINION OF COUNSEL TO THE COMPANY. Buyer shall have received from counsel to the Company an opinion or opinions, dated the Closing Date, in form and substance reasonably acceptable to Buyer.

  7.06 DOCUMENTS SATISFACTORY IN FORM AND SUBSTANCE. All agreements, certificates, opinions and other documents to be delivered by the Company to Buyer hereunder or in connection herewith shall have been duly executed and delivered by the Company to Buyer and shall be in form and substance satisfactory to counsel for Buyer, in the exercise of such counsel's reasonable judgment.

  7.07 RESTATED ARTICLES AND RESTATED BYLAWS. The Restated Articles and Restated Bylaws shall have been duly adopted by the Company and be in full force and effect.

  7.08 WARRANTS; INDEPENDENT OPTIONS AGREEMENT; PLAN OPTION AGREEMENT; PREFERRED SHAREHOLDER AGREEMENT; REGISTRATION RIGHTS AGREEMENT. The Company shall have duly executed, and delivered to Buyer, the Warrants, the Independent Options Agreement, the Plan Option Agreement, the Preferred Shareholder Agreement, and the Registration Rights Agreement.

  7.09 FY 1996 STATEMENTS. Buyer shall have received the FY 1996 Statements.

                                 ARTICLE VIII

                        INDEMNIFICATION BY THE COMPANY

  8.01 REMEDIES. Except as otherwise limited by this Article VIII, after the Closing, the Company shall indemnify and reimburse Buyer for any and all claims, losses, liabilities, damages, costs (including court costs) and expenses (including reasonable attorneys' and accountants' fees) incurred by Buyer, (hereinafter "Loss" or "Losses") as a result of, or with respect to,
(a) any breach of any representation or warranty of the Company set forth in this Agreement, (b) any breach of any representation or warranty of the Company set forth in the certificate to be provided to Buyer pursuant to
Section 7.01, and (c) any breach by the Company of any covenant or agreement of the Company contained in this Agreement to be performed after the Closing. Notwithstanding the foregoing or any other provision of this Agreement, the Company makes no representation, warranty or covenant, and shall have no indemnification obligation with respect to, any financial or other projections, or other forward-looking statements, provided to Buyer; provided, however, that nothing in this Section 8.01 shall in any way limit the rights (as specifically set forth in the Restated Articles and in the Restated Bylaws) of holders of Preferred Stock in connection with the "Benchmarks" (as defined in the Restated Bylaws).

  8.02 INDEMNITY CLAIMS.

    (a) Survival. The representations and warranties of the Company contained herein or in any certificate or other document delivered pursuant hereto or in connection herewith shall not be extinguished by the Closing but shall survive the Closing, subject to the limitations set forth in Section 8.02(b) with respect to the time periods within which claims for indemnity must be asserted, and the covenants and agreements of the Company contained herein to be performed after the Closing shall survive without limitation as to time except as may be otherwise specified herein. The covenants and agreements to be performed by the Company prior to the Closing shall terminate as of and shall not survive the Closing.

    (b) Time to Assert Claims. All claims for indemnification under Section 8.01(a) or (b) shall be asserted no later than thirty (30) days from the date the Company's audited financial statements for its 1997 fiscal year ("FY 1997") shall be first sent to Buyer, except that claims alleging a breach of any representation or warranty set forth in Section 2.09 shall be asserted no later than three years plus thirty (30) days after the Company and its Subsidiaries have filed their federal tax returns for operations occurring in FY 1997; and claims alleging a breach of any representation or warranty set forth in any of Section 2.01, Section 2.10, Section 2.14(a),
  (b), (c) or (e), Section 2.17, and Section 2.18, shall be asserted no later than thirty (30) days after the date the Company's audited financial statements for its 1998 fiscal year shall be first sent to Buyer. Any claim for indemnification under Section 8.01(c) may be made at any time within the applicable statutes of limitation and applicable equitable doctrines.

  8.03 DEDUCTIBLE AND CAP. Buyer shall make no claim against the Company for indemnification hereunder for a breach of a representation or warranty contained herein unless and until the aggregate amount of such claims against the Company exceeds $500,000 (the "Deductible"), in which event Buyer may claim indemnification for the amount of such claims in excess of the Deductible. In all events, the Company's obligations to Buyer under this
Article VIII shall not exceed $10,000,000, and the prevailing party in any claim under this Article VIII shall be entitled to payment by the non-prevailing party of its reasonable expenses in prosecuting or defending such claim.

  8.04 NOTICE OF CLAIM. Buyer shall notify the Company, in writing, of any claim for indemnification within sixty (60) days of receiving knowledge, or becoming aware, of the Loss giving rise to its indemnification rights hereunder, specifying in reasonable detail the nature of the Loss, and, if known, the amount, or an estimate of the amount, of the liability arising therefrom. Buyer shall provide to the Company as promptly as practicable thereafter such information and documentation as may be reasonably requested by the Company to support and verify the claim asserted.

  8.05 DEFENSE. If the facts pertaining to a Loss arise out of the claim of any third party, or if there is any claim against a third party available by virtue of the circumstances of the Loss, the Company may assume the defense or the prosecution thereof by prompt written notice to Buyer, including the employment of counsel or accountants, at its cost and expense. The Company's decision whether to assume such defense or prosecution shall be made by a majority of the Common Directors (as defined in the Restated Articles). The Company shall not be liable for any settlement of any such claim effected without its prior written consent which shall not be unreasonably withheld. Whether or not the Company does choose to so defend or prosecute such claim, all the parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith. The Company shall be subrogated to all rights and remedies of Buyer.

  8.06 EXCLUSIVE REMEDY. After the Closing, the indemnification provided to Buyer pursuant to this Article VIII shall, except in the case of fraud, be Buyer's sole and exclusive remedy for breaches of representations and warranties made by the Company under this Agreement or any other Transaction Document and for breach of or noncompliance with any of the covenants contained in this Agreement.

                                  ARTICLE IX

                         TERMINATION PRIOR TO CLOSING

  9.01 TERMINATION OF AGREEMENT. This Agreement may be terminated at any time prior to the Closing:

    (a) By the mutual written consent of Buyer and the Company;

    (b) By the Company in writing, if Buyer shall (i) fail to perform in any material respect its agreements contained herein required to be performed by it on or prior to the Closing Date, or (ii) materially breach any of its representations, warranties or covenants contained herein, which failure or breach is not cured within ten (10) days after the Company has notified Buyer of its intent to terminate this Agreement pursuant to this subparagraph (b);

    (c) By Buyer in writing, if either the Company shall (i) fail to perform in any material respect its agreements contained herein required to be performed by it on or prior to the Closing Date, or (ii) materially breach any of its representations, warranties or covenants contained herein, which failure or breach is not cured within ten (10) days after Buyer has notified the Company of its intent to terminate this Agreement pursuant to this subparagraph (c);

    (d) By either the Company or Buyer in writing, if there shall be any order, writ, injunction or decree of any court or governmental or regulatory agency binding on Buyer, or the Company, which prohibits or restrains Buyer or the Company from consummating the transactions contemplated hereby, provided that Buyer and the Company shall have used their reasonable, good faith efforts to have any such order, writ, injunction or decree lifted or revoked and the same shall not have been lifted or revoked within 30 days after entry, by any such court or governmental or regulatory agency;

    (e) By either the Company or Buyer, in writing, if for any reason the Closing has not occurred by September 30, 1997 (including the failure of the shareholders of the Company to approve this Agreement and the transactions contemplated hereby in accordance with Applicable Law) other than as a result of the breach of this Agreement by the party attempting to terminate the Agreement, unless the Closing does not occur by such date due to a delay in any regulatory review or approval, in which case either party, at its option, may extend the Closing Date by a number of days equal to the number of days of delay caused by such regulatory review or approval process, but in all events, to no later than December 31, 1997; or

    (f) By the Company, if necessary in order for the directors of the Company to fulfill their fiduciary duties under applicable law as a result of (i) the Company receiving an unsolicited offer from a third party on terms more favorable to the Company, as determined by the directors in their sole and absolute discretion; or (ii) receipt of an opinion from counsel to the Company advising the Company that by proceeding with the transactions contemplated in this Agreement, the directors would likely be in breach of their fiduciary duties under Georgia law.

  9.02 TERMINATION FEE AND EXPENSES IN CERTAIN CIRCUMSTANCES.

    (a) If this Agreement is terminated by the written mutual consent of Buyer and the Company, no termination fee or expenses shall be payable except as shall be expressly set forth in such written mutual consent.

    (b) If the Company shall terminate this Agreement because of a failure or breach by Buyer as set forth in Section 9.01(b), no termination fee or expenses shall be payable by the Company. Buyer, in that circumstance, shall be liable for such damages, expenses, and equitable relief as the laws of the State of Georgia shall provide.

    (c) If Buyer shall terminate this Agreement because of a failure or breach by the Company as set forth in Section 9.01(c), the Company shall be liable to Buyer for such damages, expenses and equitable relief as the laws of the State of Georgia shall provide.

    (d) If this Agreement is terminated pursuant to Section 9.01(d), through no fault of Buyer, then the Company shall pay to Buyer Buyer's reasonable costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, not to exceed $500,000.

    (e) If the Closing does not occur within the times set forth in Section 9.01(e) (and this Agreement has not been terminated as provided otherwise in Section 9.01), through no fault of Buyer, then the Company shall pay to Buyer Buyer's reasonable costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, not to exceed $500,000.

    (f) If the Company terminates this Agreement pursuant to Section 9.01(f), and such termination was not caused by an act or omission of Buyer, then the Company shall pay to Buyer the sum of $1,500,000 as sole liquidated damages, plus Buyer's reasonable costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, not to exceed $500,000.

  9.03 TERMINATION OF OBLIGATIONS. Termination of this Agreement pursuant to this Article IX shall terminate all obligations of the parties hereunder, except for the obligations under Sections 9.02 and 9.03 and Sections 11.07 and 11.11.

                                   ARTICLE X

                                  DEFINITIONS

  "401(k) Plan" shall mean, collectively, the Law Companies Group, Inc. 401(k) Savings Plan sponsored by and maintained by the Company and the Law Companies Group, Inc. Puerto Rico 401(k) Savings Plan sponsored by and maintained by the Company.

  "Applicable Law" shall mean (i) all applicable common and civil law and principles of equity and (ii) all applicable provisions of all (a) constitutions, statutes, rules, regulations and orders of governmental bodies,
(b) Governmental Approvals and (c) orders, decisions, judgments and decrees of all courts and arbitrators.

  "Bankruptcy Law" shall mean laws governing bankruptcy, suspension of payments, reorganization, arrangement, adjustment of debts, relief of debtors, dissolution, or other similar laws relating to the enforcement of creditors' rights generally.

  "Buyer" shall have the meaning ascribed to such term in the preamble of this Agreement.

  "CERCLA" shall mean the Comprehensive Environmental Response Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act (42 U.S.C. (S) 9601 et seq.).

  "Class A Common" shall have the meaning ascribed to such term in the preamble of this Agreement.

  "Closing" shall have the meaning ascribed to such term in Section 1.04.

  "Closing Date" shall have the meaning ascribed to such term in Section 1.04.

  "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

  "Common Stock" shall have the meaning set forth in the Restated Articles.

  "Common Stock Equivalents" shall mean the issued and outstanding shares as of Closing of the following: (1) the Preferred Shares of Law Companies Group, Ltd., a Jersey corporation, and (2) the "A" Shares of HKS Law Gibb Share Trust (Proprietary) Ltd., a South African corporation.

  "Company" shall have the meaning ascribed to it in the preamble of this Agreement.

  "Environmental Laws" shall mean all federal, state, local and foreign statutes and codes or regulations, rules or ordinances issued, promulgated, or approved thereunder, now in effect (including, without limitation, those with respect to asbestos or asbestos containing material or exposure to asbestos or asbestos containing material), relating to pollution or protection of the environment and relating to public health and safety, relating to (i) emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial toxic or hazardous constituents, substances or wastes, including without limitation, any hazardous substance (as such term is defined under CERCLA), petroleum including crude oil or any fraction thereof, any petroleum product or other waste, chemicals or substances regulated by any Environment Law into the environment (including without limitation, ambient air, surface water, ground water, land surface or subsurface strata), or (ii) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of any Hazardous Substance (as such term is defined under CERCLA), petroleum including crude oil or any fraction thereof, any petroleum product or other waste, chemicals or substances regulated by any Environmental Law, and (iii) underground storage tanks and related piping, and emissions, discharges and releases or threatened releases therefrom, such Environmental Laws to include, without limitation (i) the Clean Air Act (42 U.S.C. (S) 7401 et seq.), (ii) the Clean Water Act (33 U.S.C. (S) 1251 et seq.), (iii) the Resource Conservation and Recovery Act (42 U.S.C. (S) 6901 et seq.), CERCLA.

  "ERISA" shall mean the Employee Retirement Income Security Act of 1974 and all rules and regulations promulgated pursuant thereto, as the same may from time to time be supplemented or amended.

  "ERISA Affiliate" shall mean any trade or business (whether incorporated or unincorporated) which together with the Company is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

  "Foreign Corporation States" shall mean the States of Alabama, Arkansas, Indiana, Mississippi, New Hampshire, Texas and Vermont.

  "Georgia Act" shall mean the Georgia Securities Act of 1973, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

  "Government Approval" shall mean any order, permission, authorization, consent, approval, license, franchise, permit or validation of, exemption by, registration or filing with, or report or notice to, any governmental agency or unit, or any public commission, board or authority, foreign or domestic.

  "Indebtedness" shall mean (i) indebtedness for borrowed money or for the deferred purchase price of property or services (other than trade accounts payable on customary terms in the ordinary course of business), (ii) financial obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) financial obligations as lessee under leases which shall been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, (iv) financial obligations as the issuer of capital stock redeemable in whole or in part at the option of any Person other than such issuer, at a fixed and determinable date or upon the occurrence of an event or condition not solely within the control of such issuer, (v) all obligations (contingent or otherwise) with respect to interest rate and currency leasing agreements, (vi) reimbursement obligations (contingent or otherwise) with respect to amounts under letters of credit, bankers acceptances and similar instruments, (vii) financial obligations under purchase money mortgages, (viii) financial obligations under asset securitization vehicles, (ix) conditional sale contracts and similar title retention instruments, and (x) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or financial obligations of others of the kinds referred to in clauses (i) through (ix) above.

  "Independent Options" shall have the meaning ascribed to such term in
Section 1.01.

  "Independent Options Agreement" shall have the meaning ascribed to such term in Section 1.01.

  "Lien" shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind or description and shall include, without limitation, any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof including any lease or similar arrangement with a public authority executed in connection with the issuance of industrial development revenue bonds or pollution control revenue bonds, and the filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent law) of any jurisdiction.

  "Material Adverse Effect" shall mean a material adverse change in the operations, business, property or assets of, or in the condition (financial or otherwise) or prospects of, (i) the Company and its Subsidiaries, taken as a whole, or (ii) the Company and its U.S. subsidiaries, taken as a whole, or
(iii) Gibb Holdings, Ltd. and its subsidiaries, taken as a whole.

  "Multiemployer Plan" shall mean a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA.

  "PBGC" shall mean the Pension Benefit Guaranty Corporation and successor thereof.

  "Person" shall mean an individual, corporation, partnership, trust of unincorporated organization, a government or any agency or political subdivision thereof.

  "Plan" shall mean any employee benefit plan, program, arrangement, practice or contract, maintained by or on behalf of the Company, any Subsidiary, or an ERISA Affiliate, which provides benefits or compensation to or on behalf of employees or former employees, whether formal or informal, whether or not written (and including foreign equivalents), including the following types of plans:

    (i) "Executive Arrangements"--any bonus, incentive compensation, stock option, deferred compensation, commission, severance, "golden parachute," "rabbi trust," or other executive compensation plan, program, contract, arrangement or practice;

    (ii) "ERISA Plans"--any "employee benefit plan" as defined in ERISA, including, but not limited to, any defined benefit pension plan, profit sharing plan, money purchase pension plan, savings or thrift plan, stock bonus plan, employee stock ownership plan, Multiemployer Plan, or any plan, fund, program, arrangement or practice providing for medical (including post-retirement medical), hospitalizations, accident, sickness, disability, or life insurance benefits.

    (iii) "Other Employee Fringe Benefits"--any stock purchase, vacation, scholarship, day care, prepaid legal services, severance pay or other fringe benefit plan, program, arrangement, contract or practice.

  "Plan Option" shall have the meaning ascribed to such term in Section 1.01. "Plan Option Agreement" shall have the meaning ascribed to such term in
Section 1.01.

  "Preferred Shares" shall have the meaning ascribed to such term in Section
1.01.

  "Preferred Shareholder Agreement" shall mean an agreement in the form of Exhibit F hereto.

  "Preferred Stock" shall have the meaning set forth in the Restated Articles.

  "Purchase Price" shall have the meaning ascribed to such term in Section
1.03.

  "Restated Articles" shall have the meaning ascribed to such term in the preamble of this Agreement.

  "Restated Bylaws" shall mean the Restated Bylaws attached hereto as Exhibit
H.

  "Securities" shall mean the Preferred Shares, the Warrants, the Independent Options and the Plan Options.

  "Securities Act" shall mean the Securities Act of 1933, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

  "Stock Option Plan" shall mean the Law Companies Group, Inc. Stock Option
Plan.

  "Subsidiary" of any Person shall mean any corporation, partnership or other Person of which a majority of all the outstanding capital stock (including director's qualifying shares) or other securities or ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is, at the time as of which any such determination is being made, directly or indirectly owned by such Person, or by one or more of the Subsidiaries of such Person, and which corporation, partnership or other Person is consolidated with such Person for financial reporting purposes. Unless otherwise specified, "Subsidiaries" and "Subsidiary" shall mean the Subsidiaries and a Subsidiary, respectively, of the Company.

  "Tax" shall mean, with respect to any person or entity, any federal, state or foreign tax, assessment, customs duties, or other governmental charge, levy or assessment (including any withholding tax) upon such person or entity or upon such person's or entity's assets, revenues, income or profits.

  "Transaction Documents" shall mean this Agreement, each Exhibit to this Agreement, the Disclosure Letter, the Warrants, the Independent Options
Agreement, the Preferred Shareholder Agreement, the Plan Option Agreement, the Registration Rights Agreement, and each other document, instrument, certificate and opinion executed and delivered in connection with the foregoing, each as amended, restated, supplemented or otherwise modified from time to time as provided herein.

  "Warrants" shall have the meaning ascribed to such term in Section 1.01.

                                  ARTICLE XI

                                 MISCELLANEOUS

  11.01 ENTIRE AGREEMENT. This Agreement (including the Schedules and Exhibits) constitutes the sole understanding of the parties with respect to the subject matter hereof and terminates the letter agreement, dated January 15, 1997 (including the Term Sheet attached thereto); provided, however, that this provision is not intended to abrogate (a) any other written agreement between the parties executed with or after this Agreement including without limitation, any of the other Transaction Documents or (b) the Confidentiality Agreement, dated December 2, 1996, which shall remain in full force and effect.

  11.02 AMENDMENT. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto.

  11.03 PARTIES BOUND BY AGREEMENT; SUCCESSORS AND ASSIGNS. The terms, conditions and obligations of this Agreement shall inure to the benefit of and be binding upon the parties hereto and the respective successors and assigns thereof. Without the prior written consent of the other party hereto, neither party may assign its rights, duties or obligations hereunder (including, but not limited to, the Securities being purchased pursuant to this Agreement) or any part thereof to any other person or entity except that Buyer may assign its rights hereunder to a corporation formed prior to the date hereof, at least 51% of the outstanding capital stock of which is owned and controlled by one or both of Virgil R. Williams and James M. Williams (or an "Affiliate" as defined in the Preferred Shareholder Agreement) or a corporation formed on or after the date hereof, at least 80% of the outstanding capital stock of which is owned and controlled by one or both of Virgil R. Williams and James M. Williams (or an "Affiliate" as defined in the Preferred Shareholder Agreement) which assumes in writing all of Buyer's obligations hereunder; provided, however, no assignment pursuant hereto shall relieve the assigning party from liability for any breach or noncompliance with terms of this Agreement whether before or after such assignment, and provided further that any such assignment shall be accomplished pursuant to documents in form and substance acceptable to the Company.

  11.04 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

  11.05 HEADINGS. The headings of the Sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

  11.06 MODIFICATION AND WAIVER. Any of the terms or conditions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar).

  11.07 EXPENSES OF BUYER UPON CLOSING. In the event the Closing occurs, the Company shall pay up to a maximum aggregate amount of $850,000 of the customary costs and expenses incurred by Buyer in connection with this Agreement and the transactions contemplated hereby, including reasonable fees and expenses of financial consultants, accountants and counsel. SECTION 11.07 of the Disclosure Letter completely and accurately sets forth all of such costs and expenses incurred by Buyer through the date hereof, as well as a good faith estimate of all such costs and expenses Buyer expects to incur between the date hereof and the Closing.

  11.08 NOTICES. Any notice, request, instruction or other document to be given hereunder by any party hereto to any other party hereto shall be in writing and delivered personally or sent by registered or certified mail (including by overnight courier or express mail service), postage or fees prepaid, if to the Company to:

    Law Companies Group, Inc.
    3 Ravinia Drive, Suite 1830
    Atlanta, Georgia 30346
    Attention: Mr. Bruce C. Coles

  with a copy to:

    Long Aldridge Norman LLP
    Suite 5300
    303 Peachtree Street, N.E.
    Atlanta, Georgia 30308
    Attention: Mr. F. T. Davis, Jr.

  if to Buyer to:

    Mr. Virgil R. Williams
    Mr. James M. Williams
    2076 West Park Place
    Stone Mountain, Georgia 30087

  with a copy to:

    Arnall Golden & Gregory, LLP
    One Atlantic Center
    1201 West Peachtree Street
    Atlanta, Georgia 30309
    Attention: Mr. Jonathan Golden

or at such other address for a party as shall be specified by like notice. Any notice which is delivered personally in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party or the office of such party. Any notice which is addressed and mailed in the manner herein provided shall be conclusively presumed to have been duly given to the party to which it is addressed at the close of business, local time of the recipient, on the fourth business day after the day it is so placed in the mail or, if earlier, the time of actual receipt.

  11.09 BROKERAGE. The Company and Buyer do hereby expressly warrant and represent, each to the other, that, except as set forth in SECTION 11.09 of the Disclosure Letter, no broker, agent, or finder has rendered services in connection with the transaction contemplated under this Agreement. The Company hereby indemnifies and agrees to hold harmless Buyer from and against any and all losses, costs, damages, and expenses (including reasonable attorneys' fees) arising or resulting, or sustained or incurred by Buyer, by reason of any claim by any broker, agent, finder, or other person or entity based upon any arrangement or agreement made or alleged to have been made by the Company in connection with the transaction contemplated under this Agreement. Buyer does hereby indemnify and agree to hold harmless the Company from and against any and all losses, costs, damages, and expenses (including reasonable attorneys' fees) arising or resulting, or sustained or incurred by the Company, by reason of any claim by any broker, agent, finder, or other person or entity based upon any arrangement or agreement made or alleged to have been made by Buyer in connection with the transaction contemplated under this Agreement.

  11.10 GOVERNING LAW. This Agreement is executed by Buyer in, and shall be construed in accordance with and governed by the laws of the State of Georgia without giving effect to the principles of conflicts of law thereof.

  11.11 PUBLIC ANNOUNCEMENTS. No public announcement shall be made by any person with regard to the transactions contemplated by this Agreement without the prior consent of the Company and Buyer; provided that either party may make such disclosure if advised by counsel that it is legally required to do so. The Company and Buyer will discuss any public announcements or disclosures concerning the transactions contemplated by this Agreement with the other parties prior to making such announcements or disclosures.

  11.12 ACQUISITION PROPOSALS. Prior to the earlier of the Closing or termination of this Agreement, the Company will not, directly or indirectly, solicit, initiate or enter into discussions or transactions with, or encourage, or provide any information to, any person, corporation, partnership or other entity or group (other than Buyer and its designees) concerning any sale of any securities by the Company, or any merger or sale of securities or substantial assets of, or any similar transaction involving, the Company or any of its subsidiaries; provided that the Company may provide information to a person, corporation, partnership or other entity or group (other than Buyer and its designees) that requests such information concerning any such transaction if: (a) the Company is required to do so in order to satisfy its board of directors' fiduciary duty to its stockholders; and (b) the Company notifies Buyer in writing in advance of any such provision of information. It is specifically agreed that nothing in this Agreement or otherwise shall prevent the consummation of the presently contemplated renewal of financing with SunTrust Bank, Atlanta and other banks, or any modification thereof, or any revision of the terms of any existing subordinated indebtedness owed to former shareholders of the Company; provided that, subject to the Company's confidentiality obligations, before consummating such refinancing or revising such terms, the Company will discuss the proposed refinancing or proposed revisions with Buyer in order to ensure Buyer is fully informed regarding these topics.

  11.13 USE OF PROCEEDS. The utilization by the Company of the proceeds from the Purchase Price shall be determined by the Company's Board of Directors (in its sole discretion).

  11.14 NO THIRD-PARTY BENEFICIARIES. There shall exist no right of any person to claim a beneficial interest in this Agreement or any rights occurring by virtue of this Agreement.

  11.15 "INCLUDING." Words of inclusion shall not be construed as terms of limitation herein, so that references to "included" matters shall be regarded as non-exclusive, non-characterizing illustrations.

  11.16 REFERENCES. Whenever reference is made in this Agreement to any Article, Section, or Exhibit, such reference shall be deemed to apply to the specified Article or Section of this Agreement or the specified or Exhibit to this Agreement.

  11.17 KNOWLEDGE. References to the "knowledge" of the Company, and similar references, shall mean the actual knowledge, after a reasonable inquiry of their own files, of those persons, with respect to the specific areas, set forth in SECTION 11.17 of the Disclosure Letter.

  11.18 BOARD OF DIRECTORS UPON CLOSING. The parties agree that upon the Closing, the Board shall be comprised of the following members:

  Common Directors:  Bruce C. Coles
                     Peter D. Brettell
                     Robert B. Fooshee
                     Walter T. Kiser
                     Frank B. Lockridge
                     Clay E. Sams
                     John Y. Williams

  Preferred Directors:
                     Virgil M. Williams
                     James M. Williams
                     Steven Muller
                     Tom Moreland

                     Two additional members to be designated by Buyer prior to the mailing to the shareholders of the Company of the proxy in connection with the transactions contemplated hereby (or such earlier time as may be required by the Securities and Exchange Commission), and the Swing Director shall be John Y. Williams. As used herein, the terms "Common Director," "Preferred Director," and "Swing Director" have the meanings ascribed to such terms in the Restated Articles. Each of the parties shall use their best efforts to effect the foregoing.

  IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed on its behalf as of the date indicated on the first page hereof.

                                       THE COMPANY:

                                       LAW COMPANIES GROUP, INC.

                                       By: /s/ Bruce C. Coles
                                          ---------------------
                                          Bruce C. Coles
                                          Chairman, CEO & President

                                       BUYER:

                                       /s/ Virgil R. Williams
                                       -----------------------
                                       Virgil R. Williams

                                       /s/ James M. Williams
                                       -----------------------
                                       James M. Williams

               [Signature Page to Securities Purchase Agreement]

                                    ANNEX B

                          [LETTERHEAD OF ALEX. BROWN]

                                March 14, 1997

Law Companies Group, Inc.
3 Ravinia Drive, Suite 1830
Atlanta, Georgia 30356

Members of the Board:

  Law Companies Group, Inc. ("Law" or the "Company") and Virgil R. Williams and James M. Williams (collectively, the "Investors") propose to enter into a Securities Purchase Agreement, a Warrant Agreement, a Stock Option Agreement, a Preferred Shareholder Agreement, a Registration Rights Agreement and a Plan Option Agreement, each dated as of March 21, 1997 (collectively, the "Agreements"). Pursuant to the Agreements, the implementation of which is contingent on approval by the Company's stockholders, the Investors will purchase for an aggregate consideration of $10 million: (i) 963,424 shares of Cumulative Convertible Redeemable Preferred Stock (the "Preferred Stock"), with no par value per share, of the Company, (ii) warrants (the "Warrants") to purchase 963,424 shares of common stock, par value $1.00 per share of the Company (the "Common Stock") at a purchase price of $10.38 per share (subject to adjustment) if the Company meets certain financial benchmarks (declining to $0.01 per share if only 60% or less of such benchmarks are met), and (iii) options to purchase up to 900,000 shares (subject to adjustment) of Common Stock (collectively, the "Proposed Transaction"). The number of shares of Preferred Stock and Warrants will be adjusted on the closing of the Proposed Transaction so that the sum of the number of shares of Preferred Stock and the number of shares of Common Stock which may be purchased upon exercise of the Warrants shall be equal to one-half of the issued and outstanding shares of Common Stock and common stock equivalents on such closing date. Pursuant to the Company's Restated Articles of Incorporation (the "Articles of Incorporation") to be voted on by the stockholders of the Company and subject to the provisions therein, the holders of the Preferred Stock will be entitled to elect six members of the Board of Directors of the Company, which will consist of thirteen members (or one less than a majority if the Board of Directors is larger or smaller than thirteen members following closing of the Proposed Transaction), with the right to elect a majority of the Board of Directors under certain circumstances. We understand that you have been advised by counsel that the Proposed Transaction should not be considered to be a change of control under Georgia law. We have assumed, with your consent, in accordance with management's financial projections that the Warrants will be exercised, if at all, at $10.38 per share. You have requested our opinion as to whether the aggregate consideration to be received by the Company pursuant to the Agreements is fair, from a financial point of view, to the Company.

  Alex. Brown & Sons Incorporated ("Alex. Brown"), as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to the Board of Directors of Law in connection with the transaction described above and will receive a fee for our services, a portion of which is contingent upon the consummation of the Proposed Transaction and a portion of which becomes payable upon the delivery of this opinion. We have, in the past, provided financial and advisory services for Law, including restructuring the Company's credit facilities, and received customary fees for such services.

  In connection with this opinion, we have reviewed certain publicly available financial information and other information concerning Law and certain internal analyses and other information furnished to us by Law. We have also held discussions with the members of the senior management of Law regarding the business and prospects of the Company. In addition, we have (i) compared certain financial information for Law with similar information for certain engineering and consulting companies whose securities are publicly traded,
(ii) reviewed the financial terms of certain recent business combinations and investments in the engineering and consulting industry, (iii) reviewed the terms of the Agreements, and the exhibits thereto, including the Restated Articles of Incorporation and the Restated By-Laws, of the Company, and (iv) performed such other studies and analyses and considered such other factors as we deemed appropriate.

  We have not independently verified the information described above and for purposes of this opinion have assumed the accuracy, completeness and fairness thereof. With respect to the information relating to the prospects of Law, we have assumed that such information reflects the best currently available judgments and estimates of the management of Law as to the likely future financial performance of the Company. In addition, we have not made nor been provided with an independent evaluation or appraisal of the assets or liabilities of Law, nor have we been furnished with any such evaluations or appraisals. Our opinion is based on market, economic and other conditions as they exist and can be evaluated as of the date of this letter.

  Our opinion expressed herein was prepared for the use of the Board of Directors of Law and does not address the relative merits of the Proposed Transaction and other business strategies being considered by the Company's Board of Directors, nor does it constitute a recommendation to any stockholder as to how such stockholder should vote at a stockholders' meeting held in connection with the Proposed Transaction. We hereby consent, however, to the inclusion of this opinion in its entirety as an exhibit to any proxy or registration statement distributed in connection with the Proposed Transaction and as an attachment to the Disclosure Letter delivered to the Investors in connection with the Agreements.

  Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, the aggregate consideration to be received by the Company pursuant to the Agreements is fair, from a financial point of view, to the Company.

                                          Very truly yours,

                                          ALEX. BROWN & SONS INCORPORATED

                                          By: /s/ David M. Gray
                                             ----------------------------------

                                              David M. Gray
                                              Managing Director

                                    ANNEX C

                     RESTATED ARTICLES OF INCORPORATION OF
                           LAW COMPANIES GROUP, INC.

                                      I.

  The name of the Corporation is:

                           LAW COMPANIES GROUP, INC.

                                      II.

  The Corporation is organized pursuant to the provisions of the Georgia Business Corporation Code.

                                     III.

  The Corporation shall have perpetual duration.

                                      IV.

  The purposes of the Corporation shall be to engage in engineering, environmental and related services throughout the world, to form and to hold stock of other corporations, including corporations which provide engineering and related services, and to engage in any other lawful businesses from time to time without limitations.

                                      V.

  The aggregate number of shares which the Corporation shall have the authority to issue is twelve million five hundred thousand (12,500,000), divided as follows:

    A. COMMON STOCK. The Corporation shall have the authority to issue ten million (10,000,000) shares of Common Stock, with a par value of One Dollar ($1.00) per share ("Common Stock").

    B. PREFERRED STOCK. The Corporation shall have the authority to issue two million five hundred thousand (2,500,000) shares of Cumulative Convertible Redeemable Preferred Stock, with no par value per share ("Preferred Stock").

                                      VI.

  The Common Stock and the Preferred Stock shall have the rights and preferences described in this Article VI.

  A. VOTING.

  1. Common Stock. The Common Stock shall have unlimited voting rights under the Georgia Business Corporation Code (the "Code"), except upon matters expressly reserved for approval solely by another class or series of stock under the Code, these Articles of Incorporation, or the Bylaws of the Corporation. Each share of Common Stock shall entitle its holder to one vote on each matter upon which the holders of the Common Stock are entitled to vote.

    2. Preferred Stock. The Preferred Stock shall have unlimited voting rights under the Code, except (a) it shall only vote separately as a class with respect to (i) the election of directors, (ii) on matters as provided in the Bylaws of the Corporation, and (iii) as required by applicable law, and (b) it shall not vote on matters expressly reserved for approval solely by another class or series or stock under the Code, these Articles of Incorporation, or the Bylaws of the Corporation, and it shall be subject to the elimination of voting rights with respect to individual shares of Preferred Stock upon the occurrence of a Preferred Vote Expiration Event (as defined below). Simultaneously with the issuance of each share of the Preferred Stock, the Corporation shall issue a warrant to purchase a correlating share of Common Stock (each, a "Correlating Warrant") pursuant to the Warrant dated the same date as the date on which these Articles are restated (the "Warrant"). Until the occurrence of a Preferred Vote Expiration Event, each share of Preferred Stock shall entitle its holder to a number of votes equal to the number of whole shares of Common Stock for which the Preferred Share's Correlating Warrant is exercisable as of the record date for the determination of the stockholders entitled to vote on a matter or, if no such record date is established, the date such vote is taken or any written consent of stockholders is solicited. Fractional votes shall not be permitted, and any fractional voting rights shall be rounded to the nearest whole number (with one-half being rounded upward). A "Preferred Vote Expiration Event" shall occur upon the exercise (in accordance with the terms of the Warrant) of a Correlating Warrant and the payment of the Exercise Price (as defined in the Warrant). Except as otherwise expressly provided in these Articles of Incorporation, the Bylaws of the Corporation, or as required by applicable law, the holders of the Preferred Stock and Common Stock shall vote together as a single class. In the event of any stock dividend, stock split, reverse stock split, reclassification, or similar event which results in a different number of shares of Common Stock outstanding, the number of shares of Preferred Stock outstanding shall be adjusted in a like manner and at the same time.

  B. DIVIDENDS.

    1. Preferred Dividends.

    (a) Subject to Section VI,B,1(b), on March 31, June 30, September 30, and December 31 of each year (the period of a year ending on each such date, a "Fiscal Quarter"), the holders of the issued and then outstanding Preferred Stock shall be entitled to receive a "Preferred Dividend" (as defined below) on each issued and outstanding share of Preferred Stock, prior and in preference to the payment of any dividend on the Common Stock, other than a stock dividend declared and paid on the Common Stock that is payable in shares of Common Stock (a "Common Stock Dividend"). "Preferred Dividend" shall mean a cash dividend which shall begin to accrue on the date on which the first shares of Preferred Stock are issued by the Corporation (the "Original Issue Date"), in an amount determined by the following formula:

    8%, divided by 4, multiplied by the Original Issue Price (as used in these Restated Articles, such term shall have the meaning ascribed to it in the Warrant).

  For the purpose of this Section VI, B, 1, and wherever else the concept of Original Issue Price is used in these Articles of Incorporation, the Original Issue Price shall be subject to appropriate adjustment in the event of stock dividends, stock splits, reverse stock splits, reclassifications, or similar events which result in all holders of Preferred Stock holding a different number of shares of Preferred Stock after such event (other than an issuance of additional shares of Preferred Stock pursuant to Section VI, B, 1(b) in the event that Preferred Dividends are not paid on the Preferred Stock). In such event, the Original Issue Price shall be multiplied by a fraction, the numerator of which is the number of shares of Preferred Stock outstanding immediately prior to such event, and the denominator of which is the number of shares of Preferred Stock outstanding immediately after such event.

  Preferred Dividends shall be cumulative such that no dividends, other than a Common Stock Dividend, shall be paid with respect to the Common Stock during any Fiscal Quarter unless dividends in the total amount of the then payable Preferred Dividend shall have first been paid in full. The Board of Directors may fix a record date for the determination of holders of Preferred Stock entitled to receive dividends, which record date shall not be more than 60 days prior to the date fixed for payment.

      (b) For any Fiscal Quarter in which the Corporation fails to pay the full Preferred Dividend to the holders of the Preferred Stock, the Corporation shall issue to the holders of the Preferred Stock an additional number of shares of Preferred Stock in lieu of the unpaid portion of the Preferred Dividend, together with an equal number of Correlating Warrants for Common Stock, such Correlating Warrants to be in a form substantially identical to the Warrant, except that the Exercise Price (as defined in the Warrant) shall be $.01. The number of shares of Preferred Stock and Correlating Warrants to be issued in such event shall be determined according to the following formula (rounded to the nearest whole number):

     (aggregate Preferred Dividend owed to holder of Preferred Stock minus aggregate cash dividend actually paid to such holder) / the Original Issue Price.

  No fractional shares of Preferred Stock or fractional Correlating Warrants shall be issued. Once such Preferred Stock and Correlating Warrants are issued, the Preferred Dividend for such Fiscal Quarter shall be deemed to have been paid in full for all purposes.

    2. Common Dividends; No Participation Rights. After dividends in the full preferential amount specified in Section VI, B, 1 have been paid or declared and set apart, the Board of Directors may declare additional dividends payable to holders of Common Stock out of funds legally available therefor. Any such dividends shall be declared solely on the Common Stock, and the Preferred Stock shall have no right of participation.

  C. PREMPTIVE RIGHTS.

    1. Generally. In connection with the issuance by the Corporation of either: (i) shares of Common Stock, or (ii) any security convertible into or carrying a right to subscribe for or acquire shares of Common Stock (other than options issued to employees) (together, "New Shares"), each holder of Preferred Stock shall be entitled to preemptive rights as provided by the Code as in effect on the date of the Issuance Notice referred to in Section VI,C,2. For such purpose, each holder of Preferred Stock shall be deemed to presently hold that number of shares of Common Stock equal to the number of shares of Common Stock issuable upon the exercise of any Correlating Warrants which correspond to the Preferred Stock then held by such holder of Preferred Stock. Holders of Common Stock shall not have preemptive rights.

    2. Procedures. In the event that the Corporation proposes to undertake an issuance of New Shares, it shall give the holders of Preferred Stock written notice of its intention to issue such shares (the "Issuance Notice"), which shall state the price and the general terms upon which the Corporation proposes to issue such shares. Each holder of Preferred Stock shall have fifteen (15) days from the date of mailing any such Issuance Notice to agree in writing to purchase its pro-rata share of such shares for the price and upon the terms specified in the Issuance Notice by giving written notice to the Corporation and stating therein the quantity of shares to be purchased.

    3. Applicability; Expiration. The rights granted pursuant to this Section VI, C shall not apply to any issuance of New Shares which has been approved by at least a three-quarters affirmative vote of the Board of Directors of the Corporation (the "Board"), and shall expire upon (and not be applicable to) the first sale of Common Stock or other securities of the Corporation to the public, which sale is effected pursuant to a registration statement underwritten by a nationally recognized underwriting firm and filed with, and declared effective by, the Securities and Exchange Commission, and in connection with which such Common Stock or other equity securities are listed on a national securities exchange (as defined in the Securities Exchange Act of 1934) and the Company receives at least $20,000,000 in proceeds (a "Listing Event").

  D. BOARD OF DIRECTORS.

    1. Size. Upon adoption of these Restated Articles, the Board of Directors of the Corporation (the "Board") shall consist of thirteen (13) members. The size of the Board may be changed by a majority affirmative vote of the Board (subject to compliance with these Restated Articles and the Bylaws of the Corporation as in effect from time to time (the "Bylaws")), provided that as long as any shares of Preferred Stock remain outstanding, the Board shall consist of at least nine (9) members. In all events, the Board shall consist of an odd number of members.

    2. Right of Appointment of Preferred Stock. So long as any Preferred Stock is outstanding, the holders of a majority of the outstanding Preferred Stock shall have the unrestricted right to elect six (6) members of the Board (or one less than a majority of the Board if the Board is larger or smaller than thirteen (13) members) (the "Preferred Directors"). In the event that no shares of Preferred Stock remain outstanding, the right to appoint the Preferred Directors to the Board shall revert to the holders of the Common Stock, such number of directors to be elected to be determined in accordance with the provisions of the Bylaws of the Corporation as in effect from time to time, and all Preferred Directors and the "Swing Director" (as hereinafter defined) shall cease to serve on the Board effective upon the next succeeding meeting of the shareholders at which directors are elected.

    3. Right of Appointment of Common Stock. So long as any shares of Preferred Stock are outstanding, the holders of the Common Stock shall have the unrestricted right to elect six (6) members of the Board (or one less than a majority of the Board if the Board is larger or smaller than thirteen (13) members), and such holders shall also have the right to elect an additional member (the "Swing Director") to serve on the Board (collectively, the "Common Directors"); provided, however, that the Swing Director shall be nominated by the Common Directors then holding office and such nomination of the Swing Director shall be subject to the approval of the Preferred Directors, which approval shall not be unreasonably withheld. The Preferred Directors shall be deemed to have finally and irrevocably approved a nominee submitted by or on behalf of the holders of Common Stock in the event that the Preferred Directors do not object (as provided below) to such nominee within five (5) business days after receipt of notice of the name of such nominee. To object to the appointment of a nominee, the Preferred Directors shall submit to the Common Directors (as representatives of the holders of Common Shares) in writing in reasonable detail their reasons for objecting to such nominee. If the Common Directors choose not to submit an alternative nominee, the issue of the appointment of such nominee to the Board shall be submitted to arbitration before the American Arbitration Association in accordance with its rules of commercial arbitration then in effect. The exclusive location of such arbitration shall be Atlanta, Georgia, and the governing law shall be the law of the State of Georgia.

    4. Failure to Meet Benchmarks; Merger Proposal.

      (a) Upon the occurrence of a "Preferred Stock Event" (as defined in the Bylaws), the size of the Board shall automatically increase to fifteen (15) members (or, in the case of a Board which is larger or smaller than thirteen (13) members, such number as required to accommodate the appointment of two additional members), and the holders of the Preferred Stock shall have the right to elect two (2) additional members of the Board (the "Additional Directors"). In the event Additional Directors are elected to the Board by reason of a Preferred Stock Event, such directors shall continue to serve until the occurrence of a Cure Event (as defined in the Bylaws), at which time such Additional Directors shall cease to serve and the Board shall automatically revert to its size immediately prior to the election of Additional Directors under this Section VI, D, 4(a). If the holders of the Preferred Stock become entitled to elect Additional Directors pursuant to this subsection a second time, such Additional Directors shall be entitled to continue to serve so long as any Preferred Stock remains outstanding, after which time such Additional Directors shall cease to serve and the Board shall automatically revert to its size immediately prior to the election of Additional Directors on such second occasion.

      (b) If a majority of the Preferred Directors propose in writing to the full Board a plan of merger or share exchange to which the Corporation would be a party, or a sale of all or substantially all of the assets of the Corporation, the Board shall have an obligation to submit such proposal (with or without their recommendation) to all shareholders for their consideration and vote. If such proposal is not submitted to the shareholders for a vote within 120 days after such proposal is delivered in writing to the full Board (or such longer time as shall be required solely by reason of the necessity to comply with applicable law, including laws and regulations administered by the Securities and Exchange Commission and those related to the Hart-Scott-Rodino Act), then for the limited purpose of this subsection, the size of the Board shall be increased to fifteen (15) members (or, in the case of a Board which is larger or smaller than thirteen (13) members, such number as required to accommodate the appointment of two additional members) and the holders of the Preferred Stock shall have the right to elect two (2) Additional Directors for the limited purpose of recommending and submitting such plan to the shareholders, after which time such Additional Directors shall cease to serve and the Board shall automatically revert to its size immediately prior to the appointment of Additional Directors pursuant to this Section VI,D,4(b).

    5. Removal of Directors. The holders of Common Stock may at any time, with or without cause, remove any Common Director from office. The holders of Preferred Stock may at any time, with or without cause, remove any Preferred Director from office.

  E. LIQUIDATION RIGHTS. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation's stockholders (the "Available Funds and Assets") shall be distributed to stockholders in the following manner:

    1. Preferred Stock. Each share of Preferred Stock then outstanding shall entitle its holder to be paid, out of the Available Funds and Assets, and prior and in preference to any payment or distribution (or any setting apart of any payment or distribution) of any Available Funds and Assets on any shares of Common Stock or any other class or series of capital stock of the Corporation, an amount per share (the "Liquidation Preference") equal to the Original Issue Price (as adjusted from time to time) plus all accrued but unpaid Preferred Dividends on such share of Preferred Stock. If the Available Funds and Assets are insufficient to permit the payment to holders of the Preferred Stock their full preferential amount described in this subsection, then the Available Funds and Assets shall be distributed among the holders of the then outstanding Preferred Stock pro rata according to the number of shares of Preferred Stock held by each.

    2. Remaining Assets. If there are any Available Funds and Assets remaining after the payment or distribution (or the setting aside for payment or distribution) to the holders of the Preferred Stock of their full preferential amounts described in Section VI, B, 1, then all such remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Common Stock pro-rata according to the number of shares of Common Stock held by each.

  F. REDEMPTION OF PREFERRED STOCK. All or a portion of the Preferred Stock shall be redeemed by the Corporation as provided in this Section VI, F. In all events, the redemption price for each redeemed share shall be the Original Issue Price (as adjusted from time to time) plus any accrued but unpaid Preferred Dividends with respect to such share.

    1. At the option of the holder, all of such holder's Preferred Stock shall be redeemed at any time on or after the seventh anniversary of the Original Issue Date. If redemption occurs pursuant to this subsection, the Corporation shall redeem as many of such shares for cash as possible without violating any loan covenants to which the Company is subject, applicable law, or the terms of any contract which was approved by at least a three-quarters affirmative vote of the Board. If the Corporation is unable to redeem all of such Preferred Stock for cash, such holder, at its option, may elect not to require the redemption of all or a portion of the Preferred Stock, or may require the Corporation, subject to compliance with applicable law, to redeem the shares of Preferred Stock not redeemed for cash in exchange for a senior subordinated note (a "Subordinated Note") of the Corporation (i) ranking pari passu with any other issue of the Corporation's most senior subordinated notes outstanding; (ii) bearing interest, payable quarterly, at the rate per annum equal to 5.5% above the yield on five-year treasury notes in effect at the close of business on the day immediately prior to the issuance of the Subordinated Note; (iii) which shall permit the prepayment of principal at any time, without premium or penalty; and (iv) which if issued pursuant to this Section VI,F,1, shall provide for principal payments to be due in three equal installments: on the date of redemption, on the first anniversary of the issuance of such Subordinated Note, and on the second anniversary of the issuance of such Subordinated Note. Each Subordinated Note issued by the Company shall be in the form of note attached to the Corporation's Restated Bylaws.

    2. At the option of the holder, all of such holder's Preferred Stock shall be redeemed at any time during which the holders of Preferred Stock are entitled to elect Additional Directors under Section VI, D, 4(a) by exchanging such Preferred Stock for a Subordinated Note, the principal of which shall be due in three equal installments on the seventh, eighth and ninth anniversaries of the Original Issue Date.

    3. At the option of the Corporation (as determined solely by the Common Directors), all or a portion of the Preferred Stock may be redeemed on or after the seventh anniversary of the Original Issue Date, but only in the event the only form of consideration paid by the Corporation for such shares so redeemed is cash. Any holder of shares of Preferred Stock shall have thirty (30) days after receipt of notice from the Corporation that his shares will be redeemed pursuant to this subsection to convert such shares of Preferred Stock to shares of Common Stock in accordance with these Restated Articles.

    4. At any time Preferred Stock is redeemed in exchange for one or more Subordinated Notes under Sections VI,F,1 or VI,F,2, the holders of the Preferred Stock shall collectively be entitled to retain at least one share of Preferred Stock (thus retaining all rights under Section V, D hereof), until such Subordinated Notes are paid in full. The Corporation shall not be entitled to redeem the remaining share or shares of Preferred Stock until such Subordinated Notes have been paid in full, but upon payment in full of such notes, the Corporation shall thereupon be (or become) entitled to redeem the remaining share or shares of Preferred Stock.

  G. PREFERRED STOCK PROTECTIVE PROVISIONS. So long as any shares of Preferred Stock remain outstanding, the Corporation shall not, without the approval by vote or written consent of a majority of the Preferred Directors, do the following:

    1. amend its Articles of Incorporation in a manner that would require the approval of the holders of Preferred Stock under O.C.G.A. ((S))14-2-1004, as such Code section exists on the date on which these Articles are restated, or amend its Bylaws in a manner that would adversely affect the rights, preferences, or privileges of, or restrictions on, the Preferred Stock; or

    2. reclassify any outstanding shares of capital stock of the Corporation into shares having rights, preferences or privileges senior to or on parity with the Preferred Stock; or

    3. authorize or issue any other equity securities having rights or preferences senior to or on parity with the Preferred Stock, other than in connection with the modification of subordinated notes in existence on the Original Issue Date or securities issued as part of bank financings; or

    4. engage in any transaction or series of related transactions which would result in a change of ownership of more than 25% of the Corporation's equity securities; or

    5. sell more than 25% of the Corporation's operating assets in a single transaction or series of related transactions; or

    6. enter into any proposed transaction or related series of transactions in which the Corporation issues securities, the result of which has the effect of issuing Common Stock at less than the Original Issue Price.

  H. CONVERSION RIGHTS OF PREFERRED STOCK. Shares of Preferred Stock are convertible into shares of Common Stock as follows:

    1. Except as provided in Section VI, H, 2 below, each share of Preferred Stock is convertible at the option of the holder into one share of Common Stock, upon written notice to the Corporation (provided that the Correlating Warrant for such share of Preferred Stock has not been exercised).

    2. If a conversion is to be made at any time on or after the seventh anniversary of the Original Issue Date, then each share of Preferred Stock is convertible at the option of the holder into the "Adjusted Number" (as hereinafter defined) of shares of Common Stock (provided that the Correlating Warrant for such share of Preferred Stock has not been exercised); provided that as a result of such conversion (together with any other simultaneous conversions) all shares of Common Stock issuable pursuant to the Warrant have been issued. The Adjusted Number shall be an amount equal to the total number of shares of Preferred Stock being converted multiplied by a fraction, the denominator of which is the Exercise Price (as defined in the Warrant) then in effect, and the numerator of which is the Original Issue Price (as defined in the Warrant); provided, that in no event shall shares of Preferred Stock be convertible into a number of shares of Common Stock which is greater than the total number of shares of Common Stock which may be issued pursuant to the Warrant, taking into account all prior and simultaneous conversions and exercises under the Warrant).

    3. The Corporation shall, as soon as practicable after shares of Preferred Stock are surrendered for conversion, issue and deliver to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled in accordance with this Section VI, H. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the holder exercising such right of conversion shall be treated for all purposes as the record holder of such shares of Common Stock as of such date (or, if such shares of Preferred Stock are surrendered on a day other than a day on which the Corporation is open for business, then such holder shall be treated for all purposes as the record holder of such shares of Common Stock as of the close of business on the next succeeding day on which the Corporation is open for business). Upon any such conversion, the Correlating Warrant for each such share of Preferred Stock so converted shall be delivered, automatically cancelled, and each such Correlating Warrant shall be of no further force or effect.

    4. To the extent that any shares of Preferred Stock remain outstanding after such time as the Warrant has either expired or been fully exercised, such shares of Preferred Stock shall retain all rights granted to such Preferred Stock under these Restated Articles of Incorporation except for the right to convert set forth in this Section VI, H.

                                     VII.

  A director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for breach of duty of care or other duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Georgia Business Corporation Code as currently in effect or as the same may be hereafter amended. No amendment, modification or repeal of this Article shall adversely affect any right or protection of a director that exists at the time of such amendment, modification, or repeal.

                                     VIII.

  Each person who is or was or had agreed to become a director or officer of the Corporation, and each such person who is or was serving or who had agreed to serve at the request of the Board or an officer of the Corporation as an employee or agent of the Corporation or as a director or officer of another corporation, partnership, limited liability company, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), shall be indemnified by the Corporation to the full extent permitted by the Georgia Business Corporation Code or any other applicable laws as presently or hereafter in effect. No amendment, modification or repeal of this Article shall adversely affect any right or protection of a director or officer that exists at the time of such amendment, modification or repeal.

                                      IX.

  Any issued and outstanding shares of stock of the Corporation which are repurchased by the Corporation shall become treasury shares which shall be held in treasury by the Corporation until resold or retired and cancelled in the discretion of the Board. Any treasury shares which are retired and cancelled shall constitute authorized but unissued shares.

                                      X.

  These Restated Articles of Incorporation were adopted by the shareholders of
the Corporation on                   . The affirmative vote of the holders of
a majority of the shares entitled to vote was required to adopt these Restated
Articles of Incorporation. There were         shares outstanding and entitled
to vote for these Restated Articles of Incorporation, and the holders of shares voted for these Restated Articles of Incorporation. None of such shares were entitled to vote as a class thereon.

                                      XI.

  These Restated Articles of Incorporation amend, restate and supersede the Corporation's Third Restated Articles of Incorporation, as amended.

                                          LAW COMPANIES GROUP, INC.

[CORPORATE SEAL]

                                          By: _____________________________
                                              Bruce C. Coles
                                              Chairman, CEO and President

ATTESTED BY: ____________________
      Darryl B. Segraves
      Secretary

                                    ANNEX D

                              PROPOSED AMENDMENTS
                                      TO
                                    BYLAWS

  4.1(a) The Board of Directors, by resolution adopted by a three-quarters majority of the entire Board, may designate an Executive Committee (and other committees) of not fewer than two directors, and shall designate a chairman. The Executive Committee shall include the Chief Executive Officer (or, only if there are more Preferred Directors on the Board than Common Directors, one of the Common Directors) and one of the Preferred Directors, and such other directors as may be selected by majority vote of the Board of Directors; provided, however, no action of the Executive Committee shall be taken without the affirmative vote of the Chief Executive Officer (or such Common Director, as applicable) and such Preferred Director. The Chairman of the Board and the Chief Executive Officer shall be ex-officio members of the other committees, which shall have and may exercise such powers as delegated to it by the Board of Directors in the management of the property, business and affairs of the Corporation, except the powers denied to the Executive Committee by these Bylaws.

  5.3 Special meetings of the Board of Directors may be called by the Chairman of the Board or the Chief Executive Officer on not less than two days notice by mail, telephonically, via facsimile, or by telegram, cablegram or personal delivery to each director and shall be called by the Chairman of the Board, the Chief Executive Officer, or the Secretary in like manner and on like notice on the written request of a majority of directors. In addition, up to one special meeting of the Board of Directors in each fiscal year may be called by at least one-third of the Preferred Directors in like manner and on like notice. Special meetings of the Common Directors shall be called by the Chairman of the Board, the Chief Executive Officer, or the Secretary, in like manner and on like notice on the written request of at least one-half of the Common Directors. Special meetings of the Preferred Directors shall be called by the Chairman of the Board, the Chief Executive Officer, or the Secretary, in like manner and on like notice on the written request of at least one-half of the Preferred Directors. Any such special meeting shall be held at such time and place (within or without the State of Georgia) as shall be stated in the notice of the meeting.

                                 ARTICLE EIGHT

                    PROVISIONS RELATING TO PREFERRED STOCK;
                               SUBORDINATED NOTE

  8.1 The holders of the Preferred Stock, or any affiliate thereof, may enter into contractual relationships with the Corporation only upon approval by a majority of the Common Directors; provided, that the foregoing shall not limit the rights of either the holders of Preferred Stock or the Preferred Directors under Section VI,D,4(b) of the Articles of Incorporation.

  8.2 Benchmarks shall be determined in accordance with the procedures set out in the attached Exhibit A.

  8.3 As used in the Articles of Incorporation and these Bylaws, a "Preferred Stock Event" shall mean the occurrence of any of the following: (1) the Corporation fails to meet 80% of its quarterly Benchmarks in any four consecutive fiscal quarters commencing with third quarter, 1997; (2) the Corporation fails for the four fiscal quarters ended June 30, 1998, to meet 70% of its cumulative Benchmarks in such four fiscal quarters; (3) the Corporation fails for the four fiscal quarters ended September 30, 1998, to meet 72.5% of its cumulative Benchmarks in such four fiscal quarters; (4) the Corporation fails for the four fiscal quarters ended December 31, 1998, to meet 75% of its cumulative Benchmarks in such four fiscal quarters; (5) the Corporation fails for the four fiscal quarters ended March 31, 1999, to meet 77.5% of its cumulative Benchmarks in such four fiscal quarters; (6) the Corporation fails to meet 80% of its cumulative Benchmarks in any four consecutive fiscal quarter period ending on or after June 30, 1999; or (7) the Corporation fails to make timely cash dividend payments on the Preferred Stock for any six fiscal quarters.

  8.4 As used in the Articles of Incorporation and these Bylaws, a "Cure Event" shall occur whenever, subsequent to the occurrence of a Preferred Stock Event, the Corporation achieves ninety percent (90%) of its cumulative Benchmarks for any four consecutive fiscal quarters. A Cure Event may only occur once.

  8.5 The form of "Subordinated Note" (as defined in the Articles of Incorporation) is attached as Exhibit B.

  8.6 So long as any shares of Preferred Stock remain outstanding, this Article Eight may only be amended by the affirmative vote of a majority of the holders of the Common Stock and the holders of the Preferred Stock, each voting separately as a class.

                              EXHIBIT A TO BYLAWS

                     PROCEDURE FOR DETERMINING BENCHMARKS

  1. The Benchmarks for the Corporation's fiscal years 1997 through 2000 are attached hereto as Schedule 1.

  2. Before December 31, 2000, a majority of the entire Board shall approve quarterly Benchmarks for the period ending December 31, 2003. Thereafter, so long as the Preferred Stock is outstanding, the Board shall approve quarterly Benchmarks for each succeeding full three-year period. The Benchmarks shall be approved by the affirmative vote of a majority of the Directors. In the event the Directors cannot agree on appropriate Benchmarks for any period after December 31, 2000, the disagreement shall be submitted to arbitration under the commercial arbitration rules of the American Arbitration Association. The exclusive location for such arbitration shall be Atlanta, Georgia, and all matters shall be decided under Georgia law.

  3. In all cases, measurements of the Corporation's actual net income, as reported (in future quarters, starting with the third quarter of calendar
1997) in accordance with generally accepted accounting principles, applied on a consistent basis, shall, prior to measurement against the Benchmarks, be adjusted for (and shall exclude any effect of) the following: (i) amortization of financing costs (over and above amounts already assumed in the Benchmarks);
(ii) changes in tax laws or regulations which increase or decrease the tax rate, (iii) taxes resulting from repatriation or deemed repatriation of foreign income earned prior to the issuance of the Preferred Stock; (iv) any loss with respect to write-offs of leases or subleases, and expenses incurred in connection with subleasing any unused or underutilized property; (v) any gain or loss with respect to the sale of any real estate or leasehold interest; (vi) any severance or salary continuance payments or other obligations with respect to terminated employees; (vii) any impairment in long-lived asset value as set forth in Statement of Financial Accounting Standards No. 121; and (viii) any amounts paid pursuant to the Corporation's indemnification obligations under that certain Securities Purchase Agreement dated March 21, 1997.

                       SCHEDULE 1 TO EXHIBIT A TO BYLAWS

Law Companies Group, Inc.
Forecasted Quarterly Benchmark Net Income--1997 through 2000

($ in $000's)

                                          1997                    1998
                                 ----------------------- -----------------------
                                  Q1    Q2    Q3    Q4    Q1    Q2    Q3    Q4
                                 ----- ----- ----- ----- ----- ----- ----- -----
Benchmark Net Income............             1,266 1,464 1,676 2,057 1,981 1,905
                                          1999                    2000
                                 ----------------------- -----------------------
                                  Q1    Q2    Q3    Q4    Q1    Q2    Q3    Q4
                                 ----- ----- ----- ----- ----- ----- ----- -----
Benchmark Net Income............ 2,210 2,713 2,612 2,512 2,647 3,248 3,128 3,008

                              EXHIBIT B TO BYLAWS

                                PROMISSORY NOTE

$                                                                        [Date]

  FOR VALUE RECEIVED, LAW COMPANIES GROUP, INC., a Georgia corporation (hereinafter referred to as "Maker") promises to pay to the order of
                  , a              (hereinafter referred to as "Holder"), the
principal sum of                   ($    ) in legal tender of the United
States of America for the debts and dues, public and private with interest on the unpaid principal balance thereof until paid from the date hereof at the
rate of    [five and one-half percent (5.5%) above the yield on five (5) year treasury notes in effect as of [date noted above]], per annum, said interest to be due and payable on the last day of each calendar quarter, beginning
      ,    and the principal payable as follows: [IF ISSUED PURSUANT TO
SECTION V,F,1 OF THE RESTATED ARTICLES OF INCORPORATION OF MAKER (THE "ARTICLES"), ONE-THIRD OF THE PRINCIPAL AMOUNT ON [DATE NOTED ABOVE]; ONE-THIRD OF THE PRINCIPAL AMOUNT ON THE FIRST ANNIVERSARY OF THE DATE HEREOF; AND THE ENTIRE UNPAID BALANCE PLUS ACCRUED INTEREST ON THE SECOND ANNIVERSARY OF THE DATE HEREOF] OR [IF ISSUED PURSUANT TO SECTION V,F,2 OF THE ARTICLES, ONE THIRD OF THE PRINCIPAL AMOUNT ON THE SEVENTH ANNIVERSARY OF THE "ORIGINAL ISSUE DATE" (AS DEFINED IN THE ARTICLES); ONE THIRD OF THE PRINCIPAL AMOUNT ON THE EIGHTH ANNIVERSARY OF THE ORIGINAL ISSUE DATE; AND THE ENTIRE UNPAID BALANCE PLUS ACCRUED INTEREST ON THE NINTH ANNIVERSARY OF THE ORIGINAL ISSUE DATE.]

  Principal and interest are payable at             , or at such other place
as Holder hereof may designate in writing.

  Should any installment of interest or principal not be paid when due, the entire unpaid principal sum evidenced by this Note, with all accrued interest, shall, at the option of Holder, and upon ten (10) days written notice to the undersigned Maker, become due and may be collected forthwith. It is further agreed that failure of Holder to exercise this right of accelerating the maturity of the debt, or indulgence granted from time to time, shall in no event be considered as a waiver of such right of acceleration or stop Holder from exercising such right.

  The indebtedness evidenced by this Note represents a primary obligation of Law Companies Group, Inc. and shall be subject to the subordination provisions set forth in Annex A, which is attached hereto and incorporated herein by reference.

  Amounts due hereunder may be prepaid at any time without premium or penalty. Time is of the essence of this Note, and except as otherwise provided herein, demand, protest, notice of demand, protest and non-payment, and all other notices whatsoever, are hereby waived by Maker.

  This Note shall be governed by, and construed in accordance with, the laws of the State of Georgia and any action brought under the terms of this Promissory Note shall be brought in the courts of Georgia.

  Neither this Note nor any rights thereunder may be assigned by Holder without the written consent of Maker.

  Should any installment of interest or principal not be paid when due, or should Maker otherwise be in material default under the terms of this Note, Holder shall have the right to notify Maker in writing of such failure to timely pay or other material default (a "Default"), and Maker shall have fifteen (15) days after receipt of such notice to cure such Default. If Maker fails to cure such Default within said (15) day period, then the entire unpaid principal sum evidenced by this Note, with all accrued interest, shall, at the option of Holder, and upon ten (10) days written notice to the undersigned Maker, become due and may be collected forthwith. It is further agreed that failure of Holder to exercise this right of accelerating the maturity of the debt, or indulgence granted from time to time, shall in no event be considered as a waiver of such right of acceleration or stop Holder from exercising such right. In addition, commencing on the date a Default occurs hereunder, regardless of whether there has been an acceleration of the indebtedness evidenced hereby, until such Default is cured, interest shall accrue on the outstanding principal balance of this Note at an interest rate which is two percent (2%) above the interest rate that would be in effect hereunder absent such Default.

  IN WITNESS WHEREOF, Maker has executed this Note and has caused its seal to be affixed hereunto, all by its duly authorized officers, as of the date first above written.

                                          LAW COMPANIES GROUP, INC.

                                          By: _________________________________
                                          Title: ______________________________

                                    ANNEX E

                               SECOND AMENDMENT
                                    TO THE
                           LAW COMPANIES GROUP, INC.
                            1990 STOCK OPTION PLAN

  THIS SECOND AMENDMENT to the Law Companies Group, Inc. 1990 Stock Option
Plan (the "Plan") made this    day of       , 1997, by Law Companies Group,
Inc. (the "Company").

                             W I T N E S S E T H :

  WHEREAS, the Company maintains the Plan to advance the interests of the Company and its shareholders by affording key officers and employees an opportunity to acquire or increase their proprietary interests in the Company by granting such persons options to purchase stock in the Company, and

  WHEREAS, pursuant to Article X of the Plan, the Board of Directors, upon recommendation of the Compensation Committee, may amend the Plan with the approval of the shareholders of the Company; and

  WHEREAS, the Company wishes to amend the Plan at this time for the purpose of increasing the maximum number of shares of the Company's Common Stock that may be issued and sold under the Plan; and

  WHEREAS, the Board of Directors of the Company and the shareholders of the Company have approved such amendment of the Plan:

  NOW, THEREFORE, the Plan is hereby amended as follows:

                                      I.

  Section 5.1 of the Plan is amended by deleting the first sentence and inserting in its place the following:

    "5.1 Number. Except as provided in Section 5.2, and subject to adjustment in Section 5.3, the total number of shares of Stock reserved for Options and subject to issuance under the Plan may not exceed 500,000 shares of Stock."

                                      II.

  All other provisions of the Plan not inconsistent herewith are confirmed and ratified.

  IN WITNESS WHEREOF, this Second Amendment has been executed on the day and year first above written.

                                          COMPANY:

                                          LAW COMPANIES GROUP, INC.

                                          By:
                                             ----------------------------------

                                          Name:
                                               --------------------------------

                                          Title:
                                              ---------------------------------

                           LAW COMPANIES GROUP, INC.
                             THREE RAVINIA DRIVE
                                 SUITE 1830
                           ATLANTA, GEORGIA 30346

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. The undersigned hereby appoints Gerald H. Fogle and Wilbur C. Greer and each of them with power of substitution in each, proxies to appear and vote, as designated below, all Common Stock of Law Companies Group, Inc. held of record on April 15, 1997 by the undersigned, at the Annual Meeting of Shareholders to be held on May 6, 1997, and at all adjournments thereof.


The Board of Directors recommends a vote FOR approval of Proposals 1 and 2 and in favor of all nominees listed in Proposal 3.

1. THE EQUITY INVESTMENT PROPOSAL

   To approve the Equity Investment Proposal, including the Securities Purchase Agreement between Law Companies Group, Inc., Virgil R. Williams and James M. Williams, Jr., as more fully described in the accompanying Proxy Statement, and the transactions contemplated thereby.

   [_] FOR                 [_] AGAINST              [_] ABSTAIN

2. To approve the amendment to the Law Companies Group, Inc. Stock Option Plan.


   [_] FOR                 [_] AGAINST              [_] ABSTAIN

3. ELECTION OF DIRECTORS

   To elect a Board of thirteen (13) directors composed of the following director nominees:

     Bruce C. Coles         Geoffrey J. Brice     Frederick J. Krishon    John Y. Williams
     James I. Dangar        Frank B. Lockridge    Steven Muller           Peter D. Brettell
     Andrew J. Young        Robert B. Fooshee     Walter T. Kiser         Clay E. Sams
     Clarence D. Zimmerman



     [_]  FOR all director nominees listed above  [_]  WITHHOLD AUTHORITY
          (except as marked to the contrary).          to vote for all the director nominees listed above



  INSTRUCTION:TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL DIRECTOR NOMINEE, STRIKE A LINE THROUGH THAT DIRECTOR NOMINEE'S NAME IN THE RESPECTIVE LIST ABOVE.

 4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.
                                                                     (OVER)

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS INDICATED. IF NO INDICATION IS MADE, IT WILL BE VOTED IN FAVOR OF ALL DIRECTOR-NOMINEES AND IN FAVOR OF PROPOSALS 1 AND 2.

                                             Dated: _____________________, 1997

                                             ----------------------------------

                                             ----------------------------------
                                             Signature(s)

                                             ----------------------------------
                                             Printed Name(s)

                                             (Please print, date and sign as
                                             name appears on proxy. When
                                             shares are held by joint tenants,
                                             both should print and sign. When
                                             signing in a fiduciary or repre-
                                             sentative capacity, give full ti-
                                             tle as such.)

PLEASE MARK, DATE, AND SIGN THIS PROXY, INDICATING ANY CHANGE OF ADDRESS, AND RETURN IT PROMPTLY TO DARRYL B. SEGRAVES, LAW COMPANIES GROUP, INC., THREE RAVINIA DRIVE, SUITE 1830, ATLANTA, GEORGIA 30346 IN THE ENCLOSED RETURN ENVELOPE.

                                April 10, 1997

Dear Plan Participant:

        The Annual Meeting of Shareholders for Law Companies Group, Inc. (the "Company") has been scheduled for May 6, 1997. As Trustees of The Law Companies Group, Inc. 401(k) Savings Plan Trust (the "Trust"), we have responsibility for voting at the Annual Meeting the shares of common stock of the Company ("Company Stock") held by the Trust. However, pursuant to the terms of the Trust, as a Participant in The Law Companies Group, Inc. 401(k) Savings Plan (the "Plan"), you have the right to provide confidential instructions to us directing the manner in which the shares of Company Stock allocated to your Account under the Plan shall be voted at the Annual Meeting. If you do not provide us with instructions regarding how you wish such shares to be voted at the Annual Meeting, the Human Resources Committee of the Company's Board of Directors, as the Plan's Administrative Committee, will instruct us on how the shares of Company Stock allocated to your Account under the Plan should be voted. Abstentions will be cast as a vote against the related proposal.

        We have enclosed a Trustee Instruction Form (the blue card) which you should use to direct us as to the voting of the shares of Company Stock allocated to your Account under the Plan on each of the issues described in the proxy materials. PLEASE COMPLETE THIS FORM AND RETURN IT IN THE ENCLOSED ENVELOPE ADDRESSED TO LAWRENCE D. YOUNG AT 3 RAVINIA DRIVE, SUITE 1830, ATLANTA, GEORGIA 30346, ON OR BEFORE FRIDAY, MAY 2, 1997. If you have any questions regarding the Trustee Instruction Form or the voting process, please contact George H. Ferguson, III, at (770) 421-3646 or Lawrence D. Young at (770) 390-3288.

                                        Sincerely,

                                        /s/ George H. Ferguson, III
                                        ------------------------------------
                                        George H. Ferguson, III, Trustee

                                        /s/ Lawrence D. Young
                                        ------------------------------------
                                        Lawrence D. Young, Trustee

Enclosures

            THE LAW COMPANIES GROUP, INC. 401(K) SAVINGS PLAN TRUST
                            TRUSTEE INSTRUCTION FORM

  Pursuant to the provisions of Section 4.3(b) of The Law Companies Group, Inc. 401(k) Savings Plan Trust (the "Trust"), the undersigned Participant in The Law Companies Group, Inc. 401(k) Savings Plan (the "Plan") hereby directs the Trustees of the Trust to vote all common stock of Law Companies Group, Inc. allocated to the undersigned's account under the Plan, at the Annual Meeting of Shareholders to be held on May 6, 1997, and at all adjournments thereof, as follows:

 1. THE EQUITY INVESTMENT PROPOSAL
    To approve the Equity Investment Proposal, including the Securities Purchase Agreement between Law Companies Group, Inc., Virgil R. Williams and James M. Williams, Jr., as more fully described in the accompanying Proxy Statement, and the transactions contemplated thereby.

    [_] FOR                [_] AGAINST                [_] ABSTAIN

 2. To approve the amendment to the Law Companies Group, Inc. Stock Option
Plan.


    [_] FOR                [_] AGAINST                [_] ABSTAIN


 3. ELECTION OF DIRECTORS

  To elect a Board of thirteen (13) directors composed of the following director nominees:

     Bruce C. Coles         Geoffrey J. Brice    Frederick J. Krishon    John Y. Williams
     James I. Dangar        Frank B. Lockridge   Steven Muller           Peter D. Brettell
     Andrew J. Young        Robert B. Fooshee    Walter T. Kiser         Clay E. Sams
     Clarence D. Zimmerman

    [_]  FOR all director            [_]  WITHHOLD AUTHORITY to vote for all
         nominees listed above            director nominees listed above
         (except as marked to the
         contrary)

   INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL DIRECTOR NOMINEE, STRIKE A LINE THROUGH THAT DIRECTOR NOMINEE'S NAME IN THE
   RESPECTIVE LIST ABOVE.                                             (OVER)

Please sign and date this Trustee Instruction Form, complete the information below, and return the completed form to Lawrence D. Young, Three Ravinia Drive, Suite 1830, Atlanta, Georgia 30346, on or before Friday, May 2, 1997.

                                             Dated this ____ day of _____, 1997

                                             ----------------------------------
                                             Signature

                                             ----------------------------------
                                             Printed Name

                                             ----------------------------------
                                             Social Security Number

                           LAW COMPANIES GROUP, INC.


                               STOCK OPTION PLAN

                           LAW COMPANIES GROUP, INC.

                               STOCK OPTION PLAN

                               TABLE OF CONTENTS


                                                                           Page
                                                                           ----
ARTICLE I
ESTABLISHMENT, PURPOSE AND EFFECTIVE DATE OF PLAN........................... 1

     1.1   Establishment.................................................... 1
     1.2   Purpose.......................................................... 1
     1.3   Effective Date................................................... 1

ARTICLE II
DEFINITIONS................................................................. 1

     2.1   Definitions...................................................... 1

           (a)  "Board"..................................................... 2
           (b)  "Change of Control"......................................... 2
           (c)  "Code"...................................................... 2
           (d)  "Committee"................................................. 2
           (e)  "Company"................................................... 2
           (f)  "Exercise Price"............................................ 2
           (g)  "Fair Market Value"......................................... 2
           (h)  "Incentive Stock Option".................................... 3
           (i)  "Non-Qualified Stock Option"................................ 4
           (j)  "Option".................................................... 4
           (k)  "Participant"............................................... 4
           (l)  "Permanent Disability"...................................... 4
           (m)  "Stock"..................................................... 4
           (n)  "Termination-for-Cause"..................................... 4
           (o)  "Valuation Date"............................................ 4
           (p)  "Vested".................................................... 4

     2.2   Gender and Number................................................ 4

ARTICLE III
ELIGIBILITY AND PARTICIPATION............................................... 5

ARTICLE IV
ADMINISTRATION.............................................................. 5

ARTICLE V
STOCK SUBJECT TO PLAN....................................................... 5

     5.1   Number........................................................... 5
     5.2   Unused Stock..................................................... 5
     5.3   Adjustment in Capitalization..................................... 5

ARTICLE VI
DURATION OF PLAN...........................................................  6

ARTICLE VII
TERMS OF OPTIONS...........................................................  6

     7.1   Grant of Options................................................  6
     7.2   Option Agreement................................................  7
     7.3   Exercise Price..................................................  7
     7.4   Duration of Options.............................................  7
     7.5   Vesting of Options..............................................  7
     7.6   Nontransferability of Options...................................  7
     7.7   Restriction on Stock Transferability............................  8
     7.8   Exercise of Options.............................................  8
     7.9   Purchase for Investment.........................................  8
     7.10  Notice of Certain Dispositions..................................  8

ARTICLE VIII
TERMINATION OF EMPLOYMENT..................................................  9

     8.1   Termination of Employment.......................................  9
     8.2   Death...........................................................  9
     8.3   Permanent Disability............................................ 10
     8.4   Termination-for-Cause........................................... 10

ARTICLE IX
NO CONTRACT OF EMPLOYMENT.................................................. 10

ARTICLE X
AMENDMENT, MODIFICATION, AND TERMINATION OF PLAN........................... 10

ARTICLE XI
TAX WITHHOLDING............................................................ 11

ARTICLE XII
UNFUNDED PLAN.............................................................. 11

ARTICLE XIII
REQUIREMENT OF LAW......................................................... 11

     13.1  Requirement of Law.............................................. 11
     13.2  Governing Law................................................... 11

                           LAW COMPANIES GROUP, INC.


                               STOCK OPTION PLAN


                                   ARTICLE I
               ESTABLISHMENT, PURPOSE AND EFFECTIVE DATE OF PLAN

1.1  Establishment.
     -------------

     Law Companies Group, Inc., a Georgia corporation, hereby establishes a stock option plan for officers and key executives of the Company and its designated affiliates which shall be known as the Law Companies Group, Inc. Stock Option Plan (the "Plan"). It is intended that Options issued pursuant to the Plan to the extent so designated shall constitute Incentive Stock Options within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended ("Code"). The Plan also provides for the issuance of Non-Qualified Stock Options, or for a combination of both.

1.2  Purpose.
     -------

     The purpose of the Plan is to motivate key executives to build long-term value for the Company, by providing a significant financial reward for significant increases in the value of the Company. The Plan will offer key executives the opportunity for substantial stock ownership. As part of the Company's executive compensation program, the Plan will assist in retaining and recruiting key executives. For purposes of this Plan, a key executive is a person whose actions on behalf of the Company, as determined by the Committee, contribute substantially to the success of the Company, and who is chosen to receive an option or options under the Plan.

1.3  Effective Date.
     --------------

     The Plan shall become effective as of November 8, 1990, subject to approval by the majority vote of the holders of the outstanding capital stock of Law Companies Group, Inc. who are voting on said matter at a meeting at which a quorum is either present or represented by proxy within 12 months before or after the adoption of the Plan by the Board.


                                   ARTICLE II
                                  DEFINITIONS

2.1  Definitions.
     -----------

     Whenever used herein, the following terms shall have their respective meanings set forth below:

     (a)  "Board" means the Board of Directors of Law Companies Group, Inc.

     (b) "Change of Control" shall be deemed to have occurred if (i) a tender offer shall be made and consummated for the ownership of 25% or more of the outstanding voting securities of the Company, (ii) the Company shall be merged or consolidated with another corporation and as a result of such merger or consolidation less than 50% of the outstanding voting securities of the surviving or resulting corporation shall be owned in the aggregate by the former shareholders of the Company, other than affiliates (within the meaning of the Securities Exchange Act of 1934 (the "1934 Act")) of any party to such merger or consolidation, (iii) the Company shall sell at least 75% of its assets by value in a single transaction or in a series of transactions to another corporation which is not a wholly owned subsidiary of the Company, or (iv) a person, within the meaning of
          Section 3(a)(9) or of Section 13(d)(3) (as in effect on the date hereof) of the Securities Exchange Act of 1934, shall acquire 50% or more of the outstanding voting securities of the Company (whether directly, indirectly, beneficially or of record). For purposes hereof, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3(d)(1)(i) (as in effect on the date hereof) pursuant to the Securities and Exchange Act of 1934.

     (c)  "Code" means the Internal Revenue Code of 1986, as amended.

     (d) "Committee" means a committee of the Board consisting of members of the Board who are deemed to be disinterested for purposes of Section 16 of the 1934 Act.

     (e) "Company" means Law Companies Group, Inc., a Georgia corporation, and shall include any subsidiary, 50% or more of the outstanding voting stock of which is owned, directly or indirectly, by Law Companies Group, Inc.

     (f) "Exercise Price" means, with respect to any Option, a value which is not less than the Fair Market Value of the share of Stock to which the Option pertains, determined as of the date of grant of such Option.

     (g)  "Fair Market Value" means, as of any date,

          (i) the closing sales price, regular way, for the Stock on the New York Stock Exchange on such date (or if such Exchange was not open for trading on such date, the next preceding date on which it was open); or

          (ii) if there is no price as specified in (i), the mean of the last reported bid-and-asked quotations, regular way, for the Stock on the New York Stock Exchange on such date (or if there were no such quotations on such date, the next preceding date); or

          (iii) if there also is no price as specified in (ii), the closing sales price, regular way, or in the absence thereof the mean of the last reported bid-and-asked quotations, for the Stock on the other exchange on which the Stock is permitted to trade having the greatest volume of trading in the Stock during the thirty-day period preceding such date, on such date (or if there were no such quotations on such date, the next preceding date); or

          (iv) if there also is no price as specified in (iii), the final reported sales price, or if not reported in the following manner, the highest bid quotation, in the over-the-counter market for the Stock as reported by the National Association of Securities Dealers Automatic Quotation System, or if not so reported, then as reported by the National Quotation Bureau Incorporated, or if such organization is not in existence, by an organization providing similar services, on such date (or if such date is not a date for which such system or organization generally provides reports, then on the next preceding date for which it does so); or

          (v) if there also is no price as specified in (iv), the price determined by the Committee by reference to bid-and-asked quotations for the Stock provided by members of an association of brokers and dealers registered pursuant to subsection 15(b) of the Securities Exchange Act of 1934, which members make a market in the Stock, for such recent dates as the Committee shall determine to be appropriate for fairly determining current market value; or

          (vi) if there also is no price as specified in (v), the amount determined in accordance with the Articles of Incorporation of Law Companies Group, Inc.

     (h) "Incentive Stock Option" means an Option granted under the Plan that complies with the terms and conditions of

          Section 422A of the Code and is designated by the Committee as an Incentive Stock Option.

     (i) "Non-Qualified Stock Option" means an Option granted under the Plan other than an Incentive Stock Option.

     (j) "Option" means the contractual right granted to a Participant to purchase a share of Stock under the Plan at a stated price for a specified period of time. An Option may be either an Incentive Stock Option or a Non-Qualified Stock Option.

     (k) "Participant" means any officer or key employee designated by the Committee to participate in the Plan pursuant to Article III.

     (l) "Permanent Disability" means the physical or mental condition of a Participant which renders a Participant incapable of continuing his customary employment with the Company. The Permanent Disability of a Participant will be determined by the Board using the criteria for disability set forth in the Company's long-term disability plan.

     (m) "Stock" means the New Common Stock of the Company, par value of $1.00 per share.

     (n) "Termination-for-Cause" means the termination of a Participant's employment by the Company, by written notice to the Participant, specifying the event relied upon for such termination, due to the Participant's conviction of a felony or perpetration of a common law fraud involving the Company or any of its affiliates or subsidiaries, or theft, fraud, embezzlement, dishonesty or other conduct which is or has resulted or is likely to result in material economic damage to the Company or any of its affiliates or subsidiaries.

     (o)  "Valuation Date" means December 31st of any year.

     (p) "Vested" means that an Option is nonforfeitable and exercisable with regard to a designated number of shares of Stock as specified in
          Section 7.5, except as provided in Article VIII.

2.2  Gender and Number.
     -----------------

     Except when otherwise indicated by the context, words in the masculine gender when used in the Plan shall include the feminine gender, the feminine gender shall include the masculine gender, the singular shall include the plural, and the plural shall include the singular.

                                 ARTICLE III
                         ELIGIBILITY AND PARTICIPATION

     Participants in the Plan shall be selected by the Committee from among those officers and employees of the Company who, in the opinion of the Committee, are in a position to contribute materially to the Company's continued growth and development and to its long-term financial success.


                                   ARTICLE IV
                                 ADMINISTRATION

     The Committee shall be responsible for the administration of the Plan. The Committee, by majority action thereof, is authorized to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to the Plan, to provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company, and to make all other determinations necessary or advisable for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan. Determinations, interpretations, or other actions made or taken by the Committee pursuant to the provisions of the Plan shall be final, binding and conclusive for all purposes and upon all persons.


                                   ARTICLE V
                             STOCK SUBJECT TO PLAN

5.1  Number.
     ------

     Except as provided in Section 5.2 and subject to adjustment as provided by
     Section 5.3, the total number of shares of Stock reserved for Options and subject to issuance under the Plan may not exceed 375,000 (on a post-split basis) shares of Stock. The shares to be delivered under the Plan may consist, in whole or in part, of authorized but unissued Stock or treasury Stock, not reserved for any other purpose.

5.2  Unused Stock.
     ------------

     In the event any shares of Stock are subject to an Option which, for any reason, expires or is terminated unexercised as to such shares, such shares again shall become available for issuance under the Plan.

5.3  Adjustment in Capitalization.
     ----------------------------

     In the event of any change in the Stock of the Company by reason of any stock dividend, recapitalization, reclassification, reorganization, merger, consolidation, split-up, spin-off, combination, or of any similar change affecting the Stock, the number and Exercise Price of any Options shall be proportionately adjusted, as deemed equitable and appropriate by the Committee, and the number of shares of Stock subject to issuance under the Plan shall be similarly adjusted.


                                   ARTICLE VI
                                DURATION OF PLAN

     The Plan shall remain in effect, subject to the Board's right to terminate the Plan pursuant to Article X, until all Stock subject to it shall have been purchased or acquired pursuant to the provisions hereof. Notwithstanding the foregoing, no Option may be granted under the Plan on or after the tenth anniversary of the Plan's Effective Date.


                                  ARTICLE VII
                                TERMS OF OPTIONS

7.1  Grant of Options.
     ----------------

     Subject to the provisions of Section 5.1 and Articles III and VI, Options may be granted to Participants at any time following the Effective Date of the Plan as determined by the Committee. The Committee shall have complete discretion in determining the number of Options granted to each Participant. The Committee shall also determine whether an Option is to be an Incentive Stock Option, or a Non-Qualified Stock Option or a combination of both, which shall be clearly designated by the terms of the Option Agreement. To the extent, however, that any Option designated as an Incentive Stock Option fails to qualify as such pursuant to the provision of Section 422A, it shall automatically be considered a Non-Qualified Stock Option.

     Grants of options to the Chief Executive Officer shall be approved by the full Board.

     When Incentive Stock Options are granted to a Participant, the aggregate Fair Market Value (determined at the date of grant) of Stock with respect to which the Incentive Stock Options are to be exercisable for the first time by a Participant in any calendar year under this Plan, or any other plan of the Company meeting the requirements of Section 422A of the Code, may not exceed $100,000. Nothing in this Article VII of the Plan shall be deemed to prevent the grant of Non-Qualified Stock Options in excess of the maximum established by Section 422A(d)(1) of the Code.

     The Committee may grant Options to the Law Companies Group, Inc. Stock Option Trust (the "Trust") when, in the opinion of the Committee, such grant is necessary or desirable for the purpose of facilitating compliance with the laws of foreign countries where Participants in the Plan are located. Options granted to the Trust shall conform in all other respects to the terms of the Plan, and said Options shall be granted to the Trust exclusively for the purpose of permitting the Trust to grant substantially identical Options to Participants designated by the Committee.

7.2  Option Agreement.
     ----------------

     Each Option shall be evidenced by an Option Agreement that shall specify the type of Options granted, the Exercise Price, the duration of the Options, the number of shares of Stock to which the Option pertains, the vesting schedule, the events by which the Options become Vested, a requirement to notify the Committee if Stock acquired pursuant to the exercise of an Incentive Stock Option is disposed of prior to the expiration of the holding periods specified in Section 422A(a)(1) of the Code, and such other provisions as the Committee may determine.

7.3  Exercise Price.
     --------------

     Any Option granted pursuant to the Plan shall have an Exercise Price, defined in Section 2.1(g), that is established by the Committee.

7.4  Duration of Options.
     -------------------

     Each Option shall expire at such time as the Committee shall determine at the time it is granted, provided, however, that no Option shall be exercisable on or after ten years following the date of grant.

7.5  Vesting of Options.
     ------------------

     (a) The Committee has the discretion to determine the schedule by which the grant of an Option becomes exercisable. This vesting schedule shall be set forth in the Option Agreement.

     (b) On each Valuation Date following the date that an Option is granted under the Plan, a percentage of the shares of Stock subject to such Option shall become Vested and thus exercisable pursuant to the schedule set forth in the Option Agreement

     (c) Notwithstanding Sections 7.5(a) and 7.5(b), in the event of a Change of Control, any Option granted under the Plan shall become 100% Vested and exercisable except to the extent that the exercisability of any such Option would result in an "excess parachute payment" within the meaning of Section 28OG of the

          Code, as determined by the Committee based on information available to it at said time.

7.6  Nontransferability of Options.
     -----------------------------

     No Option granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution. During the lifetime of the Participant, Options may be exercised only by him.

7.7  Restriction on Stock Transferability.
     ------------------------------------

     The Committee may impose such restrictions on any shares of Stock acquired pursuant to the exercise of an Option under the Plan as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange upon which such shares of Stock are then listed, under any blue sky or state securities laws applicable to such shares and under any buy/sell agreements entered into by the existing shareholders, and the Articles of Incorporation.

7.8  Exercise of Options.
     -------------------

     A Participant shall exercise an Option in which he is Vested by written notice to the Committee specifying the number of shares of Stock to be purchased. The Exercise Price of any Vested Option shall be payable to the Company in full at the time of the exercise of the Option either (i) in cash or its equivalent, (ii) by tendering shares of previously acquired Stock having a Fair Market Value on the date of exercise equal to the total Exercise Price (subject to any applicable federal and state securities laws), or (iii) by a combination of (i) and (ii). The proceeds from such a payment shall be added to the general funds of the Company and shall be used for general corporate purposes.

7.9  Purchase for Investment.
     -----------------------

     At the time of any exercise of any Option, the Committee may, if it shall deem it necessary for any reason connected with any law or regulation of any governmental authority relating to the regulation of securities, require as a condition to the issuance of Stock that the Participant represent in writing to the Company that it is his intention to acquire the Stock for investment only and not for resale. In the event such a representation is required and made, no Stock shall be issued to the Participant unless and until the Company is satisfied with the validity of such representation. Certificates for Stock as to which such representation is required and made may, in the discretion of the Board, be endorsed with a legend noting such representations.

 7.10     Notice of Certain Dispositions.
          ------------------------------

     Any Participant who disposes of any Stock acquired through the exercise of an Incentive Stock Option granted hereunder either (i) within two years from the date of the grant of the Option pursuant to which the subject shares were acquired or (ii) within one year after the transfer of such Stock to the Participant, shall promptly notify the Company of such disposition and the amount of consideration realized upon such disposition.


                                  ARTICLE VIII
                           TERMINATION OF EMPLOYMENT

8.1  Termination of Employment.
     -------------------------

     In the event the Participant shall cease to be employed by the Company for any reason other than death, disability, or Termination-for-Cause, any outstanding Options shall thereupon terminate and may no longer be exercised. However, the Company shall pay to said Participant the difference between the Exercise Price of each share of Stock subject to any Options which had become Vested prior to or as of said date and the Fair Market Value of such Stock measured at the last Valuation Date preceding the Participant's termination of employment; said amount may be paid, at the Company's discretion, over a period of five (5) years from said date of termination and the remaining unpaid amount shall bear interest at a rate per annum which is no less than the Applicable Federal midterm Rate until paid. In the event that any of the events enumerated in Article V.1.H of the Company's Third Restated Articles of Incorporation shall have occurred by the time of said termination, the foregoing two sentences shall not apply, and the Participant shall have the ability to exercise any outstanding Vested Options for a period of three (3) months from said date of termination unless said Options would have expired earlier according to their terms.

8.2  Death.
     -----

     If the Participant shall die while in the employ of the Company, any outstanding Vested Options shall thereupon terminate and may not be exercised. However, the Company shall pay to the deceased Participant's estate the difference between the Exercise Price of each share of Stock subject to such Options which were Vested and the Fair Market Value of such Stock measured at the last Valuation Date preceding the Participant's death; said amount may be paid, at the Company's discretion, over a period of five (5) years from said date of death and the remaining unpaid amount shall bear interest at a rate per annum which is no less than the Applicable Federal mid-term Rate until paid.

     In the event that any of the events enumerated in Article V.l.H of the Company's Third Restated Articles of Incorporation shall have occurred by the time of said death, the foregoing two sentences shall not apply, and the Participant's estate or personal representative shall have the ability to exercise any outstanding Vested Options for a period of one (1) year from said date of death unless said options would have expired earlier according to their terms.

8.3  Permanent Disability.
     --------------------

     In the event the Participant shall cease to be employed by the Company by reason of Permanent Disability, any outstanding Vested Options may be exercised by the Participant for a period of the earlier of 30 days following termination of employment, or the expiration date of the Options, and all non-Vested Options shall expire.

8.4  Termination-for-Cause.
     ---------------------

     In the event the Participant shall cease to be employed by the Company by reason of Termination-for-Cause, any outstanding Options, whether Vested or not, shall immediately expire as of the date of Participant's termination and may no longer be exercised.


                                   ARTICLE IX
                           NO CONTRACT OF EMPLOYMENT

     Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant's employment at any time, nor confer upon any Participant any right to continue in the employ of the Company.


                                   ARTICLE X
                AMENDMENT, MODIFICATION, AND TERMINATION OF PLAN

     The Board may at any time terminate, and from time to time may amend or modify the Plan, provided, however, that no such action of the Board, without the approval by vote of the holders of a majority of Stock may:

     (a) Increase the total amount of Stock which may be issued under the Plan, except as provided in Sections 5.1 and 5.3 of the Plan.

     (b)  Change the class of individuals eligible to receive Options.

     (c) Change the provisions of the Plan regarding the Option price except as permitted by Section 5.3.

     (d) Materially increase the cost of the Plan or materially increase the benefits to Participants.

     (e)  Extend the period during which Options may be granted.

     (f) Extend the maximum period after the date of grant during which Options may be exercised.

     No amendment, modification, or termination of the Plan shall in any manner adversely affect any Option granted under the Plan without the consent of the Participant.


                                   ARTICLE XI
                                TAX WITHHOLDING

     Whenever shares of Stock are to be issued under the Plan, the Company shall have the power to require the recipient of the Stock to remit to the Company an amount sufficient to satisfy federal, state, and local tax withholding requirements. The Company may also deduct the necessary amount of withholding from the Participant's salary or, upon the exercise of an Option, withhold from delivery to the recipient a number of shares, the Fair Market Value of which is sufficient to satisfy federal, state and local withholding requirements.


                                  ARTICLE XII
                                 UNFUNDED PLAN

     The Plan shall be unfunded. The Company shall not be required to segregate any assets that may be represented by Options. The Company shall not be deemed to be a trustee of any amounts to be paid under any Option. Any liability of the Company to pay any Participant with respect to an Option shall be based solely upon any contractual obligations created pursuant to the provisions of the Plan; no such obligation shall be deemed to be secured by any pledge or encumbrance on any property of the Company.


                                  ARTICLE XIII
                               REQUIREMENT OF LAW

13.1 Requirement of Law.
     ------------------

     The granting of Options and the issuance of shares of Stock shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

13.2 Governing Law.
     -------------

     The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Georgia and applicable federal law.